As filed with the Securities and Exchange Commission on August 25, 2010

Registration No. 333-166867

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4 To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Del Global Technologies Corp.

(Exact Name of Registrant as Specified in Its Charter)

New York	3679	13-1784308
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Pine Aire Drive

Bay Shore, New York 11706

(631) 231-6400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

John J. Quicke

President and Chief Executive Officer

100 Pine Aire Drive

Bay Shore, New York 11706

(631) 231-6400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Steven Wolosky

Jeffrey S. Spindler

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

(212) 451-2392

Facsimile (212) 451-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(1)(2)
Right to purchase Common Stock	22,718,306(3)	—	—	$0.00(3)
Common Stock, $0.10 par value per share	24,999,224 shares	$0.60	$15,000,000	$1,069.50

(1)	Calculated pursuant to Rule 457(a).
(2)	The filing fee of $1,069.50 has been previously paid.
(3)	The non-transferable subscription rights are being issued without consideration. No separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered on the same registration statement as the securities offered pursuant to such rights.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST 25, 2010

PROSPECTUS

DEL GLOBAL TECHNOLOGIES CORP.

UP TO 24,999,224 SHARES OF COMMON STOCK

Del Global Technologies Corp. is distributing at no charge to the holders of our common stock, par value $0.10 per share, non-transferable subscription rights to purchase up to an aggregate of 24,999,224 shares of our common stock at a subscription price of $0.60 per share, for up to an aggregate purchase price of approximately $15 million. Each shareholder will receive one subscription right for each share of our common stock owned on October 20, 2010 and each subscription right will entitle its holder to purchase 1.1004 shares of our common stock at the subscription price.

The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all shareholders to participate. The net proceeds will be used for anticipated working capital needs and general corporate purposes. If the shareholders approve a one-for-50 reverse stock split and four-for-one forward stock split at the upcoming special meeting of shareholders to be held on October 13, 2010 (the “Special Meeting”), and the Board of Directors in its sole discretion decides to implement (which the Board of Directors will not implement, if at all, earlier than the completion of this rights offering) the one-for-50 reverse stock split and four-for-one forward stock split, up to approximately $7,200 of the proceeds of the rights offering may also be used to cash out fractional interests equaling approximately 10,000 shares in the aggregate resulting from the proposed one-for-50 reverse stock split and four-for-one forward stock split. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue. See “Use of Proceeds.” We expect that the total purchase price of the shares offered in this rights offering to be approximately $15 million, assuming full participation. Our largest shareholder, Steel Partners Holdings L.P. has indicated to us that it intends to exercise all of its respective rights, including oversubscription rights for the maximum amount of shares they can over-subscribe for without endangering the availability of the Company’s net operating losses and capital loss carryforwards under Section 382 of the Internal Revenue Code. We reserve the right to limit the exercise of rights by certain shareholders in order to protect against an unexpected “ownership change” for federal income tax purposes. This may affect our ability to receive gross proceeds of up to approximately $15 million in the rights offering.

The subscription rights will be distributed and exercisable beginning on October 20, 2010, the record date of this rights offering. The subscription rights will expire and will have no value if they are not exercised prior to 5:00 p.m., New York City time, on November 17, 2010, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire. In no event shall such extension extend beyond December 31, 2010, and if the rights offering is extended, subscriptions received prior to such extension shall be irrevocable. You should carefully consider whether or not to exercise your subscription rights before the expiration date. We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason.

There is no minimum number of shares that we must sell in order to complete the rights offering. If you exercise your rights in full, you may also exercise an oversubscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this oversubscription right. Shareholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other shareholders participate in the rights offering. Rights that are not exercised by the expiration date will expire and have no value.

The subscription rights may not be sold or transferred except to affiliates of the recipient and to the estate of the recipient upon their death.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “DGTC.” On August 23, 2010, the closing bid price of our common stock as reported on the OTC Bulletin Board was $0.69 per share.

	PER SHARE	AGGREGATE
Subscription Price	$0.60	$14,999,534
Estimated Expenses	$0.01	$266,070
Net Proceeds to Del Global	$0.59	$14,733,464

Our principal executive office is located at 100 Pine Aire Drive, Bay Shore, New York 11706. Our telephone number at that address is (631) 231-6400. Our website is located at http://www.delglobal.com.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE EXERCISING YOUR RIGHTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2010.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you. We have not, and have not authorized anyone else, to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

As used in this prospectus, “Del Global,” “Company,” “we,” “our” and “us” refer to Del Global Technologies Corp., unless stated otherwise or the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus and the documents incorporated by reference in this prospectus we make “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include the words “may,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and similar words as well as our acquisition, development and expansion plans, objectives or expectations and our liquidity projections. These forward-looking statements generally relate to our plans, objectives, prospects and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve or we may modify them from time to time. Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. You should read this prospectus thoroughly with the understanding that actual future results may be materially different from what we expect as well as the factors described in the “Risk Factors” section of this prospectus for information regarding risk factors that could affect our results. We do not plan to update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about Del Global and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this entire prospectus and the documents that we incorporate by reference carefully before making a decision about whether to invest in our securities.

Our Company

We are primarily engaged in the design, manufacture and marketing of cost-effective medical and dental diagnostic imaging systems consisting of stationary and portable imaging systems, radiographic/fluoroscopic systems, dental imaging systems and digital radiography systems. We also manufacture electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “DGTC.”

We were originally incorporated in New York State in October 1954. Our principal executive offices are located at 100 Pine Aire Drive, Bay Shore, New York 11706. Our telephone number is (631) 231-6400. Our web site is http://www.delglobal.com. Information contained on our web site does not constitute a part of this prospectus.

The Rights Offering

Rights Granted	We will distribute to each shareholder of record on October 20, 2010 at no charge, one non-transferable subscription right for each share of our common stock then owned. The rights will be evidenced by non-transferable subscription rights certificates. If and to the extent that our shareholders exercise their right to purchase our common stock we will issue up to 24,999,224 shares and receive gross proceeds of up to approximately $15 million in cash in the rights offering.

Subscription Rights	Each subscription right will entitle the holder to purchase 1.1004 shares of our common stock for $0.60 per share, the subscription price, which shall be paid in cash. After the expiration date, the subscription rights will expire and will have no value. We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share. Any excess payment will be returned to you promptly without interest or deduction.

Subscription Price	$0.60 per share, which shall be paid in cash.

Record Date	October 20, 2010

Expiration Date	5:00 p.m., New York City time, on November 17, 2010, subject to extension or earlier termination, but in no event shall such extension extend beyond December 31, 2010, and if the rights offering is extended, subscriptions received prior to such extension shall be irrevocable.

Oversubscription Rights	We do not expect that all of our shareholders will exercise all of their basic subscription rights. If you fully exercise your basic subscription right, the oversubscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Non-Transferability of Rights	The subscription rights are not transferable, other than to affiliates (i.e. entities which control the recipient or are controlled by or under common control with the recipient) of the recipient or a transfer of rights to the estate of the recipient upon the death of such recipient.

Amendment, Extension and Termination	We may extend the expiration date at any time after the record date, but in no event shall such extension extend beyond December 31, 2010, and if the rights offering is extended, subscriptions received prior to such extension shall be irrevocable. We may amend or modify the terms of the rights offering at any time prior to the expiration date, including if we extend the rights offering up until December 31, 2010. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights. We may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire.

Fractional Shares	We will not issue fractional shares of our common stock but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share. Any excess payment will be returned to you promptly without interest or deduction.

Procedure for Exercising Rights	You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each share of common stock for which you subscribe, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 21.

No Revocation	Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

Payment Adjustments	If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription rights exercised and permitted, the excess will be returned to you promptly in cash. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Limitation on Ability to Exercise Rights	We reserve the right to limit the exercise of both basic and over-subscription rights by certain shareholders in order to protect against an unexpected “ownership change” for federal income tax purposes. See “The Rights Offering—Protection Mechanics.”

How Rights Holders Can Exercise Rights Through Others	If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How Foreign Shareholders and Other Shareholders Can Exercise Rights	The subscription agent will not mail rights certificates to you if you are a shareholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Material United States Federal Income Tax Consequences	A holder will not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences” beginning on page 73. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Issuance of Our Common Stock	We will issue certificates representing shares purchased in the rights offering as soon as practicable after the expiration of the rights offering. Certificates representing shares purchased in the rights offering will be issued within five business days after expiration of the rights offering.

Conditions	See “The Rights Offering—Conditions to the Rights Offering.”

No Recommendation to Rights Holders	An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our Board of Directors are making any recommendation regarding whether you should exercise your subscription rights.

Use of Proceeds	If at the Special Meeting, our shareholders approve the proposed one-for-50 reverse stock split and four-for-one forward stock split, and our Board of Directors, in its sole discretion, decides to implement (which the Board of Directors will not implement, if at all, earlier than the completion of this rights offering) such one-for-50 reverse stock split and four-for-one forward stock split, approximately $7,200 of the proceeds of the rights offering may also be used to cash out fractional interests equaling approximately 10,000 shares in the aggregate resulting from the proposed one-for-50 reverse stock split and four-for-one forward stock split. The balance of the net proceeds from this rights offering (approximately $14,723,000) is expected to be used for working capital needs and general corporate purposes. We may also use a portion, if available, of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

Subscription Agent	Continental Stock Transfer & Trust Company

Information Agent	MacKenzie Partners, Inc.

For additional information concerning the rights offering, see “The Rights Offering,” beginning on page 17.

Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 10 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q: What is a rights offering?

A: A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest in the Company, enabling you to maintain or possibly increase your current percentage ownership of the Company.

Q: Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?

A: The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all shareholders to participate. If the shareholders approve the one-for-50 reverse stock split and four-for-one forward stock split at the upcoming Special Meeting, and the Board of Directors, in its sole discretion, decides to implement (which the Board of Directors will not implement, if at all, earlier than the completion of this rights offering) the one-for-50 reverse stock split and four-for-one forward stock split, up to approximately $7,200 of the proceeds of the rights offering may also be used to cash out fractional interests equaling approximately 10,000 shares in the aggregate resulting from both the proposed one-for-50 reverse stock split and four-for-one forward stock split. The balance of the net proceeds from this rights offering (approximately $14,723,000) is expected to be used for working capital needs and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own. However, we have no definitive agreements nor are we engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue. See “Use of Proceeds.”

Q: Am I required to subscribe in the rights offering?

A: No.

Q: What is the basic subscription right?

A: Each subscription right evidences a right to purchase 1.1004 shares of our common stock at a subscription price of $0.60 per share.

Q: What is the oversubscription right?

A: We do not expect all of our shareholders to exercise all of their basic subscription rights. The oversubscription right provides shareholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other shareholders. If you fully exercise your basic subscription right, the oversubscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Q: How was the $0.60 per share subscription price established?

A: A Special Committee of our board of directors determined that the subscription price should be designed to, among other things, provide an incentive to our current shareholders to exercise their rights. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the subscription price as an indication of the value of the Company or our common stock.

Q: Who will receive subscription rights?

A: Holders of our common stock, including affiliates, will receive one non-transferable subscription right for each share of common stock owned as of October 20, 2010, the record date. To the extent that an affiliate of our Company acquires common stock upon the exercise of a right, the resale of such common stock can only be made if the Company has an effective registration statement relating to such resale or by an exemption from the registration requirements (i.e. Rule 144).

Q: How many shares may I purchase if I exercise my subscription rights?

A: You will receive one non-transferable subscription right for each share of our common stock that you owned on October 20, 2010, the record date. Each subscription right evidences a right to purchase 1.1004 shares of our common stock at a subscription price of $0.60 per share. You may exercise any number of your subscription rights.

Q: What happens if I choose not to exercise my subscription rights?

A: If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of the Company. However, the percentage of the common stock of the Company that you own will decrease and your voting rights and other rights will be diluted if and to the extent that other shareholders exercise their subscription rights. Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., New York City time, on November 17, 2010, subject to extension, the expiration date.

Q: Does the company need to achieve a certain participation level in order to complete the rights offering?

A: No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of shares actually purchased.

Q: Can the Company terminate the rights offering?

A: Yes. Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. If we cancel the rights offering, any money received from subscribing shareholders will be refunded promptly, without interest or a deduction on any payments refunded to you under the rights offering. See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Q: May I transfer my subscription rights if I do not want to purchase any shares?

A: No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and upon the death of the recipient.

Q: When will the rights offering expire?

A: The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on November 17, 2010, unless we decide to extend the rights offering expiration date until some later time. In no event shall such extension extend beyond December 31, 2010. See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.” The subscription agent must actually receive all required documents and payments before the expiration date. There is no maximum duration for the rights offering.

Q: How do I exercise my subscription rights?

A: You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” beginning on page 21. If you hold shares of our common stock through a broker, custodian bank or other nominee, see “The Rights Offering—Beneficial Owners” beginning on page 22.

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q: What should I do if I want to participate in the rights offering, but I am a shareholder with a foreign address or a shareholder with an APO or FPO address?

A: The subscription agent will not mail rights certificates to you if you are a shareholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q: Will I be charged a sales commission or a fee if I exercise my subscription rights?

A: We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Q: Are there any conditions to my right to exercise my subscription rights?

A: Yes. The rights offering is subject to certain limited conditions. Please see “The Rights Offering—Conditions to the Rights Offering.”

Q: Has the board of directors made a recommendation regarding the rights offering?

A: Neither we, nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” section of this document, and of your best interests.

Q: Have any shareholders indicated they will exercise their rights?

A: Yes. Steel Partners Holdings L.P. has indicated to the Company that it intends to exercise all of its basic subscription rights, but has not made any formal commitment to do so. Steel Partners Holdings L.P. has also indicated its intention to over-subscribe for the maximum amount of shares it can over-subscribe for without endangering the availability of the Company’s net operating losses and capital loss carryforwards under Section 382 of the Internal Revenue Code. Assuming that Steel Partners Holdings L.P. exercises in full its basic subscription rights and such portion of its oversubscription rights so as not to jeopardize the Company’s net operating losses and capital loss carryforwards and all other rights offered in the offering were exercised by third parties unaffiliated with Steel Partners Holdings L.P., Steel Partners Holdings L.P. could acquire as much as 12,500,000 of the newly issued shares without exceeding the Section 382 threshold, which including the 6,812,234 shares owned by Steel Partners Holdings L.P. prior to the offering, equals approximately 40.47% of our issued and outstanding shares following a fully subscribed offering. Assuming no other shareholder were to exercise its rights and Steel Partners Holdings L.P. were to exercise all of its basic subscription rights in the rights offering and such portion of its oversubscription rights as would not jeopardize the Company’s net operating losses and capital loss carryforwards, Steel Partners Holdings L.P. could acquire approximately 15,200,000 of the newly issued shares, which including the 6,812,234 shares owned by Steel Partners Holdings L.P. prior to the offering, would equal approximately 58.05% of our issued and outstanding shares following such offering. The amount of rights which Steel Partners Holdings L.P. can actually exercise in the offering without jeopardizing the Company’s net operating losses and capital loss carryforwards will depend on the actual number of rights exercised by unaffiliated third parties and will be between 12,500,000 and 15,200,000. Depending on the level of participation in the rights offering, the exercise by Steel Partners Holdings L.P. of its basic subscription rights and oversubscription rights may result in Steel Partners Holdings L.P. being able to exercise substantial control over matters requiring shareholder approval upon completion of the offering. Please see the “Risk Factors” section of this prospectus for more information. In general, Section 382 will limit the carryover of a corporation’s net operating loss and tax credit carryovers if certain shareholders increase their percentage ownership interest in the corporation by more than 50 percentage points over a three year testing period. If the Company were to undergo a Section 382 change in ownership, its ability to utilize net operating loss carryovers in future years would likely be limited to approximately $1 million per year.

Q: Is exercising my subscription rights risky?

A: The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 10.

Q: How many shares will be outstanding after the rights offering?

A: The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue approximately 24,999,224 shares of common stock. In that case, we will have approximately 47,717,530 shares of common stock outstanding after the rights offering. This would represent an increase of approximately 110% in the number of outstanding shares of common stock. However, we do not expect that all of the subscription rights will be exercised.

Q: What will be the proceeds of the rights offering?

A: If we sell all the shares being offered, we will receive gross proceeds of approximately $15 million. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our shareholders will participate in the rights offering. We reserve the right to limit the exercise of rights by certain shareholders in order to protect against an unexpected “ownership change” for federal income tax purposes. This may affect our ability to receive gross proceeds of up to approximately $15 million in the rights offering.

Q: After I exercise my rights, can I change my mind and cancel my purchase?

A: No. Once you exercise and send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable and even if the market price of our common stock falls below the $0.60 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.60 per share. See “The Rights Offering—No Revocation or Change.”

Q: What are the material United States Federal Income Tax consequences of exercising my subscription rights?

A: A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.” You should consult your tax advisor as to the particular consequences to you of the rights offering.

Q: If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?

A: Yes. If the rights offering is not completed, for any reason, any money received from subscribing shareholders will be refunded promptly, without interest or deduction.

Q: If I exercise my subscription rights, when will I receive shares of common stock I purchased in the rights offering?

A: We will deliver certificates representing the shares of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all allocations and adjustments, as described herein, have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Q: To whom should I send my forms and payment?

A: If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to Continental Stock Transfer & Trust Company, the subscription agent. The address for delivery to the subscription agent is as follows:

If delivering by Hand/Mail/Overnight Courier:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

(212) 509-4000, x 536

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

Q: What if I have other questions?

A: If you have other questions about the rights offering, please contact our information agent, MacKenzie Partners, Inc., by telephone at (800) 322-2885.

FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, SEE “THE RIGHTS OFFERING” BEGINNING ON PAGE 17.

RISK FACTORS

Prospective investors should carefully consider the following risk factors, together with the other information contained in this Prospectus, in evaluating the Company and its business before purchasing our securities. In particular, prospective investors should note that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and that actual results could differ materially from those contemplated by such statements. The factors listed below represent certain important factors which we believe could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated.

Recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect our business.

Recent economic conditions may adversely affect our business, including as a result of the potential impact on the medical imaging and power conversion system industries, our customers, our financing and other contractual arrangements. In addition, conditions may remain depressed in the future or may be subject to further deterioration. Recent or future developments in the U.S. and global economies may lead to a reduction in spending on the products we provide, which could have an adverse impact on sales of our products.

Tightening of the credit markets and recent or future turmoil in the financial markets could also make it more difficult for us to refinance our existing Italian credit facility, to enter into agreements for indebtedness or to obtain funding through the issuance of the Company’s securities. Specifically, the tightening of the credit markets and turmoil in the financial markets could make it more difficult or impossible for us to obtain financing.

Worsening economic conditions could also result in difficulties for financial institutions (including bank failures) and other parties that we may do business with, which could potentially, impair our ability to access financing under our Italian credit facility or to otherwise recover amounts as they become due under our other contractual arrangements.

We do not intend to pay dividends on shares of our common stock in the foreseeable future.

We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes Oxley Act of 2002, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities, which could harm our business prospects.

Our common stock has been delisted from the Nasdaq national market and we cannot predict when or if it ever will be listed on any national securities exchange.

Due to our past failure to comply with the United States Securities Laws, our common stock was suspended from trading on the NASDAQ National Market in December 2000 because we had not filed an Annual Report for the year ended June 29, 2000 within the SEC’s prescribed time period. Current pricing information on our common stock has been available on the Over the Counter Bulletin Board (the “OTCBB”). The OTCBB is an over-the-counter market which generally provides significantly less liquidity than established stock exchanges and quotes for stocks included in the OTCBB are not listed in the financial sections of newspapers. Therefore, prices for securities traded solely in the OTCBB may be difficult to obtain, and shareholders may find it difficult to resell their shares. In order to be re-listed, we will need to meet certain listing requirements. There can be no assurance that we will be able to meet such listing requirements.

Failure by us to adhere to our administrative agreement with the defense logistics agency could result in our debarment from doing business with the U.S. government.

On April 5, 2005, the Company announced that it had reached an administrative agreement with the U.S. Defense Logistics Agency (the “DLA”), a component of the U.S. Department of Defense (the “DOD”), which provides that RFI will not be debarred from doing business with the U.S. Government entities as long as RFI maintains its compliance program and adheres to the terms of the administrative agreement. If RFI fails to maintain its compliance program or RFI or the Company fails to adhere to the terms of the administrative agreement, the DLA could debar the Company from doing business with U.S. Government entities.

On May 24, 2007, the Company’s RFI subsidiary was served with a subpoena to testify before a grand jury of the United States District Court, Eastern District of New York and to provide items and records from its Bay Shore, New York offices in connection with U.S. DOD contracts. A search warrant from the United States District Court, Eastern District of New York was issued and executed with respect to such offices. The Company believes that it is in full compliance with the quality standards that its customers require and is fully cooperating with investigators to assist them with their review. The Company’s RFI subsidiary is continuing to ship products to the U.S. Government as well as to its commercial customers.

Our business is based on technology that is not protected by patent or other rights.

The technology and designs underlying our products are unprotected by patent rights. Our future success is dependent primarily on unpatented trade secrets and on the innovative skills, technological expertise and management abilities of our employees. Because we do not have patent rights in our products, our technology may not preclude or inhibit competitors from producing products that have identical performance as our products. In addition, we cannot guarantee that any protected trade secret could ultimately be proven valid if challenged. Any such challenge, with or without merit, could be time consuming to defend, result in costly litigation, divert management’s attention and resources and, if successful, require us to pay monetary damages.

We may not be able to compete successfully.

A number of foreign and domestic companies have developed, or are expected to develop, products that compete or will compete with our products. Many of these competitors offer a range of products in areas other than those in which we compete, which may make such competitors more attractive to hospitals, radiology clients, general purchasing organizations and other potential customers. In addition, many of our competitors and potential competitors are larger and have greater financial resources than we do and offer a range of products broader than our products. Some of the companies with which we now compete or may compete in the future have or may have more extensive research, marketing and manufacturing capabilities and significantly greater technical and personnel resources than we do, and may be better positioned to continue to improve their technology in order to compete in an evolving industry.

Our delay or inability to obtain any necessary U.S. or foreign regulatory clearances or approvals for our products could harm our business and prospects.

Our medical imaging products are the subject of a high level of regulatory oversight. Any delay in our obtaining or our inability to obtain any necessary U.S. or foreign regulatory approvals for new products could harm our business and prospects. There is a limited risk that any approvals or clearances, once obtained, may be withdrawn or modified which could create delays in shipping our product, pending re-approval. Medical devices cannot be marketed in the U.S. without clearance or approval by the FDA. Our Medical Systems Group business must be operated in compliance with FDA Good Manufacturing Practices, which regulate the design, manufacture, packing, storage and installation of medical devices. Our manufacturing facilities and business practices are subject to periodic regulatory audits and quality certifications and we do self audits to monitor our compliance. In general, corrective actions required as a result of these audits do not have a significant impact on our manufacturing operation; however there is a limited risk that delays caused by a potential response to extensive corrective actions could impact our operations. Virtually all of our products manufactured or sold overseas are also subject to approval and regulation by foreign regulatory and safety agencies. If we do not obtain these approvals, we could be precluded from selling our products or required to make modifications to our products which could delay bringing our products to market.

We must rapidly develop new products in order to compete effectively.

Technology in our industry, particularly in the x-ray and medical imaging businesses, evolves rapidly, and making timely product innovations is essential to our success in the marketplace. The introduction by our competitors of products with improved technologies or features may render our existing products obsolete and unmarketable. If we cannot develop products in a timely manner in response to industry changes, or if our products do not perform well, our business and financial condition will be adversely affected. Also, our new products may contain defects or errors which give rise to product liability claims against us or cause the products to fail to gain market acceptance.

It is generally accepted that digital radiography will become the dominant technology used in hospitals and imaging clinics throughout the world over the next 10 to 15 years. Currently, there are a number of competing technologies available in connection with the digitization of x-ray images. However, due to the high cost of this technology, many institutions have not yet adopted digital technology. In addition, there is uncertainty as to which technology system will be accepted as the industry leading protocol for image digitization and communication. Lack of an adequate digital capability could impact our business and result in a loss of market share.

A shortage of an adequate supply of raw materials could increase our costs and cause a delay in our ability to ship product and fulfill orders. A large portion of our manufacturing costs consist of the cost of materials and an increase in these costs could adversely impact our gross margins.

We rely on external sources to supply raw materials, which consist primarily of mechanical subassemblies, electronic components, x-ray tubes and x-ray generators in the Medical Systems Group and electronic components and subassemblies and metal enclosures for its products in the Power Conversion Group. Our ability to meet future demand and manufacture our product is dependent on these sources of supply. If disruptions in these sources of supply cause shortages of raw materials, our ability to ship products to customers will be impacted. In addition, due to the high material cost component of our manufactured goods, our gross margins would be adversely impacted by increases in raw material costs we may be unable to pass along to our customers due to market conditions.

Due to the significance of our international operations, political or economic changes in the various countries or regions we manufacture in or sell our products to could impact our financial condition.

International sales, including products manufactured at our facility in Milan, Italy, comprised 73% and 83% of consolidated revenues for fiscal years 2009 and 2008, respectively, and 80% for the nine months ended May 1, 2010. Our future results could be adversely affected by a variety of international risks, including unfavorable foreign currency exchange rates; difficulties in managing and staffing international operations, political or social unrest; economic instability or natural disasters; environmental or trade protection measures; changes in governmental or other entities buying patterns and tender order procedures; changes in other regulatory or certification requirements. In addition, any changes in Italian tax laws including changes in withholding on dividends from our Italian subsidiary or other restrictions on transfers of funds to the U.S. could impact our financial condition.

We may not be able to obtain financing.

The Company does not currently have a U.S. credit facility to finance working capital needs. Management believes that if financing is needed, they would be able to obtain new asset based financing on the Company’s U.S. subsidiary, secure a mortgage on the building owned by the U.S. subsidiary or dividend necessary funds from the foreign subsidiary. The Company can make no assurances that it will be able to obtain additional financing in the future on terms favorable to the Company or at all.

We must conduct our business operations without infringing on the proprietary rights of third parties.

Although we believe our products do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against us in the future or that, if asserted, any infringement claim will be successfully defended. A successful claim, or any claim, against us could distract our management’s attention from other business concerns and adversely affect our business, financial condition and results of operations.

There is a risk that our insurance will not be sufficient to protect us from product liability claims, or that in the future product liability insurance will not be available to us at a reasonable cost, if at all.

Our business involves the risk of product liability claims inherent to the business. We maintain product liability insurance subject to certain deductibles and exclusions. There is a risk that our insurance will not be sufficient to protect us from product liability claims, or that product liability insurance will not be available to us at a reasonable cost, if at all. An uninsured or underinsured claim could materially harm our operating results or financial condition.

We face risks associated with handling hazardous materials and products.

Our research and development activity involves the controlled use of hazardous materials, such as toxic and carcinogenic chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for any resulting damages, and such liability could be extensive.

We are also subject to substantial regulation relating to occupational health and safety, environmental protection, hazardous substance control and waste management and disposal. The failure to comply with such regulations could subject us to, among other things, fines and criminal liability.

Our business could be harmed if our products contain undetected errors or defects or do not meet customer specifications.

We are continuously developing new products and improving our existing products. Newly introduced or upgraded products can contain undetected errors or defects. In addition, these products may not meet their performance specifications under all conditions or for all applications. If, despite our internal testing and testing by our customers, any of our products contains errors or defects, or any of our products fails to meet customer specifications, we may be required to recall or retrofit these products. We may not be able to do so on a timely basis, if at all, and may only be able to do so at considerable expense. In addition, any significant reliability problems could result in adverse customer reaction and negative publicity and could harm our business and prospects.

The seasonality of our revenue may adversely impact the market prices for our shares.

Our revenue is typically lower during the first quarter of each fiscal year due to the shut-down of operations in our Milan, Italy and Bay Shore, New York facilities for part of August. This seasonality causes our operating results to vary from quarter to quarter and these fluctuations could adversely affect the market price of our common stock.

A significant number of our shares will be available for future sale and could depress the market price of our stock.

As of August 23, 2010, an aggregate of 22,718,306 shares of our common stock were outstanding. In addition, as of August 23, 2010 there were outstanding options to purchase 2,563,190 shares of our common stock, 2,124,564 of which were fully vested. Upon exercise of all rights offered hereunder, an additional 24,999,224 shares of common stock will be outstanding. Sales of large amounts of our common stock in the market could adversely affect the market price of the common stock and could impair our future ability to raise capital through offerings of our equity securities. A large volume of sales by holders exercising options could have a significant adverse impact on the market price of our common stock.

We have a limited trading market and our stock price may be volatile.

There is a limited public trading market for our common stock in the Over-the-Counter “OTC” Market. We cannot assure you that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained.

The experiences of other small companies indicate that the market price for our common stock could be highly volatile. Many factors could cause the market price of our common stock to fluctuate substantially, including:

•	future announcements concerning us, our competitors or other companies with whom we have business relationships;

•	changes in government regulations applicable to our business;

•	overall volatility of the stock market and general economic conditions;

•	changes in our earnings estimates or recommendations by analysts; and

•	changes in our operating results from quarter to quarter.

Accordingly, substantial fluctuations in the price of our common stock could limit the ability of our current shareholders to sell their shares at a favorable price.

The company may submit, from time to time, proposals to shareholders to amend the company’s certificate of incorporation or to increase the number of common shares authorized.

At a special meeting of shareholders of the Company held on November 17, 2006, the Company’s shareholders approved an Amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of the Company’s common stock, par value $0.10 per share, from twenty million (20,000,000) shares to fifty million (50,000,000) shares and the Board of Directors have also recommended to shareholders for approval at the upcoming Special Meeting a proposal to increase the aggregate number of shares of common stock authorized to be issued by the Company from 50,000,000 to 100,000,000 in order to have a sufficient number of shares of common stock to complete the rights offering and to provide a reserve of shares available for issuance to meet business needs as they may arise in the future. Such business needs may include, without limitation, rights offerings, financings, acquisitions, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, stock splits or similar transactions. Recently, our Board of Directors recommended to shareholders a proposed one-for-50 reverse stock split and four-for-one forward stock split. If the shareholders approve the one-for-50 reverse stock split and four-for-one forward stock split and the Board of Directors, in its sole discretion, decides to implement (which the Board of Directors will not implement, if at all, earlier than the completion of this rights offering) them, the number of authorized shares of our common stock will not change by virtue of the one-for-50 reverse stock split and four-for-one forward stock split and the Company will have additional shares of common stock which may be issued. Issuances of any additional shares for these or other reasons could prove dilutive to current shareholders or deter changes in control of the Company, including transactions where the shareholders could otherwise receive a premium for their shares over then current market prices.

The shares purchased by you in this offering may be cashed out pursuant to the proposed one-for-50 reverse stock split or four-for-one forward stock split.

We have filed a proxy with the SEC whereby we are asking our shareholders as of August 31, 2010 to approve a reverse stock split of one-for-50 followed by a forward stock split of four-for-one. If approved by shareholders, the Board of Directors intends to implement the one-for-50 reverse stock split and four-for-one forward stock split following the completion of this offering, but in no case earlier than the completion of this offering. In both the one-for-50 reverse stock split and four-for-one forward stock split, the Board of Directors intends to cash out fractional shares at a price equal to the average closing sale price of shares of common stock for the ten trading days immediately prior to the date the one-for-50 reverse stock split and four-for-one forward stock split become effective, or, if no such sale takes place on such days, the average of the closing bid and ask prices for such days, in each case as officially reported by Over The Counter Bulletin Board (the “Cash Out Price”). If the shares currently held by you and the shares purchased by you in this offering result in a fractional interest following the one-for-50 reverse stock split and four-for-one forward stock split, then such fractional interests will be cashed out at the Cash Out Price, which may be less than or greater than the Subscription Price. We estimate that fractional interests equaling approximately 10,000 shares in the aggregate will be cashed out for approximately $7,200.

The subscription price determined for this offering is not an indication of our value.

In determining the subscription price for this rights offering, a Special Committee of our board of directors has been established. In setting the subscription price, the Special Committee will review and consider a number of factors, including the amount of proceeds desired, our need for equity capital, alternatives available to us for raising equity capital, the historic and current market price and liquidity of our common stock, the pricing of similar transactions, the historic volatility of the market price of our common stock, the historic trading volume of our common stock, our business prospects, our recent and anticipated operating results and general conditions in the securities market and others. The subscription price will not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing Del Global. As of [            ], the day prior to the effectiveness of the registration statement to which this offering relates and which included the subscription price, the per share subscription price was approximately [        ]% of the market value of our common stock. You should not consider the subscription price as an indication of the value of Del Global or our common stock.

The market price of our common stock may decline.

We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered as soon as practicable after expiration of the rights offering. Certificates representing shares purchased in the rights offering will be issued within five business days after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

If you do not exercise your subscription rights in full, your percentage ownership and voting rights in Del Global will likely experience dilution.

If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of Del Global. However, if you choose not to exercise your subscription rights, your percentage ownership and voting rights in Del Global will experience dilution if and to the extent that other shareholders exercise their subscription rights. In that event, the percentage ownership, voting rights and other rights of all shareholders who do not fully exercise their subscription rights will be diluted. If Steel Partners Holdings L.P. exercises all of its basic subscription rights and subscribes in the rights offering and no other shareholders exercise any of their basic subscription rights, then Steel Partners Holdings L.P. will beneficially own approximately 47.4% of the outstanding shares of the Company’s common stock. Assuming that Steel Partners Holdings L.P. exercises in full its basic subscription rights and such portion of its oversubscription rights so as not to jeopardize the Company’s net operating losses and capital loss carryforwards and all other rights offered in the offering were exercised by third parties unaffiliated with Steel Partners Holdings L.P., Steel Partners Holdings L.P. could acquire as much as 12,500,000 of the newly issued shares without exceeding the Section 382 threshold, which including the 6,812,234 shares owned by Steel Partners Holdings L.P. prior to the offering, equals approximately 40.47% of our issued and outstanding shares following a fully subscribed offering. Assuming no other shareholder were to exercise its rights and Steel Partners Holdings L.P. were to exercise all of its basic subscription rights in the rights offering and such portion of its oversubscription rights as would not jeopardize the Company’s net operating losses and capital loss carryforwards, Steel Partners Holdings L.P. could acquire approximately 15,200,000 of the newly issued shares, which including the 6,812,234 shares owned by Steel Partners Holdings L.P. prior to the offering, would equal approximately 58.05% of our issued and outstanding shares following such offering. The amount of rights which Steel Partners Holdings L.P. can actually exercise in the offering without jeopardizing the Company’s net operating losses and capital loss carryforwards will depend on the actual number of rights exercised by unaffiliated third parties and will be between 12,500,000 and 15,200,000. To the extent that all holders including Steel Partners Holdings L.P. exercise all of their basic subscription rights then the percentage ownership of each shareholder, including Steel Partners Holdings L.P., will remain unchanged.

Depending on the level of participation in the rights offering, Steel Partners Holdings L.P. may be able to exercise substantial control over matters requiring shareholder approval upon completion of the offering.

On the record date of the rights offering, Steel Partners Holdings L.P. collectively beneficially owned 30.0% of the outstanding shares of the Company’s common stock. As a shareholder as of the record date, Steel Partners Holdings L.P. will have the right to subscribe for and purchase shares of our common stock under both the basic subscription and oversubscription rights provided by the rights offering. Steel Partners Holdings L.P. has indicated to the Company that it intends to exercise all of its basic subscription rights, but has not made any formal commitment to do so. Steel Partners Holdings L.P. has also indicated that it intends to over-subscribe for the maximum amount of shares it can over-subscribe for without endangering the availability of the Company’s net operating losses and capital loss carryforwards under Section 382 of the Internal Revenue Code. However, there is no guarantee or commitment that Steel Partners Holdings L.P. will ultimately decide to exercise any of its rights, including its basic subscription or oversubscription rights. If Steel Partners Holdings L.P. exercises its rights in the rights offering and a significant number of other shareholders do not exercise their rights, the ownership percentage of Steel Partners Holdings L.P. following completion of the offering may increase to greater than 50% of the outstanding shares of the Company’s common stock. If this were to occur, Steel Partners Holdings L.P. would be able to exercise substantial control over matters requiring shareholder approval. Your interests as a holder of common stock may differ from the interests of Steel Partners Holdings L.P.

You may not revoke your subscription exercise, even if the rights offering is extended up until December 31, 2010, and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise. If we decide to extend the duration of the rights offering you still may not revoke the exercise of your subscription rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock falls below the subscription price, you will have committed to buying shares of common stock at a price above the market price. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the price you paid for such shares.

Because we may terminate the offering at any time prior to the expiration date, your participation in the rights offering is not assured.

We do not intend, but have the right, to terminate the offering at any time prior to the expiration date. If we determine to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing shareholders as soon as practicable, without interest or deduction.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of rights may be rejected.

Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm on November 17, 2010, the expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering. In addition, if we cancel the rights offering, limit the exercise of your rights in order to protect against an unexpected “ownership change” for federal income tax purposes, or if you exercise your oversubscription privilege and are not allocated all of the shares of common stock for which you over-subscribe, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

By participating in this offering and executing a subscription certificate, you are making binding and enforceable representations to the Company

We have protection mechanics in place to preserve our ability to utilize our NOLs against future taxable income, if any, which could be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. Each shareholder who exercises their rights is required to agree to the application of the protection mechanics solely relating to their exercise of rights in the offering. By signing the subscription certificate and exercising their rights, each shareholder agrees, solely with respect to their exercise of rights in the offering, that:

•	the following protection mechanics are valid, binding and enforceable against such shareholder:

•

by purchasing shares of common stock, each subscriber will represent to us that they will not be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 1,100,000 shares of our common stock;

•

if an exercise would result in the subscriber owning more than 1,100,000 shares of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent;”

•	if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns;

•

we have the right to instruct the subscription agent to refuse to honor any exercise of rights by 5% shareholders or a subscriber’s exercise to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock;

•	any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

•

we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

Shareholders who do not sign the subscription certificate or make the foregoing representations shall not be permitted to exercise rights in the offering and will not be subject to the protection mechanics with respect to the offering. See “The Rights Offering—Protection Mechanics.”

You may not receive all of the shares you subscribe for pursuant to oversubscription rights

If an insufficient number of shares is available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among shareholders who exercised their oversubscription rights based on the number of shares each shareholder subscribed for under their basic subscription rights. Also, we have protection mechanics in place to preserve our ability to utilize our NOLs, including the ability to limit the amount of shares that certain shareholders may over-subscribe for, provided however, the protection mechanics will not prevent any shareholder from being able to exercise their basic subscription rights. Shareholders who currently own more than, or who would increase their current holdings of our common stock from fewer than 1,100,000 shares to greater than 1,100,000 shares by virtue of the exercise of their basic subscription rights in this offering, may not be able to over-subscribe to the extent otherwise allowable. We will only permit such shareholders to participate in this offering up to such amounts as will not jeopardize our NOLs and capital loss carryforwards. See “The Rights Offering—Protection Mechanics.”

THE RIGHTS OFFERING

Subscription Rights

Basic Subscription Rights

We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is October 20, 2010, at no charge, one non-transferable subscription right for each share of common stock owned. The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will entitle the rights holder to purchase 1.1004 shares of our common stock at a price of $0.60 per share, the subscription price, which shall be paid in cash, upon timely delivery of the required documents and payment of the subscription price. We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share. Any excess payment will be returned to you promptly without interest or deduction. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on November 17, 2010, the expiration date for the rights offering, subject to extension, but in no event shall such extension extend beyond December 31, 2010. After the expiration date, the subscription rights will expire and will have no value. See below “— Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise all of your subscription rights. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased as soon as practicable after the rights offering has expired.

Oversubscription Rights

Subject to the allocation described below, each subscription right also grants the holder an oversubscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your oversubscription right only if you exercise your basic subscription right in full.

If you wish to exercise your oversubscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate, as well as the number of shares that you beneficially own without giving effect to any shares to be purchased in this offering. When you send in your rights certificate, you must also send the full purchase price in cash for the number of additional shares that you have requested to purchase (in addition to the payment in cash due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to oversubscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all oversubscribing shareholders purchased through the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription right. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the oversubscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the oversubscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on November 17, 2010, the expiration date for the rights offering, subject to extension, but in no event shall such extension extend beyond December 31, 2010. If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment, after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire.

We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the expiration date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering may be similarly extended. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date. In no event will we extend the expiration date beyond December 31, 2010.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights promptly.

Conditions to the Rights Offering

We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable. See also “— Expiration of the Rights Offering and Extensions, Amendments and Termination.”

We also reserve the right to limit the exercise of rights by certain shareholders in order to protect against an unexpected “ownership change ” for federal income tax purposes. See “— Protection Mechanics.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash prior to 5:00 p.m., New York City time, on November 17, 2010, the expiration date of the rights offering. Rights holders may exercise their rights as follows:

Subscription by Registered Holders

Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full in cash, of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “— Delivery of Subscription Materials and Payment,” on or prior to the expiration date.

Subscription by DTC Participants

Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through the Depository Trust Company, or DTC. Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge their applicable DTC account for the subscription payment for the new shares or indicating to DTC that such holder intends to pay for such rights through the delivery to the Company by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by the Company to such holder, or a combination thereof, and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date. Except as described under the subsection titled “— Guaranteed Delivery Procedures,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf, prior to the expiration date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.

Method of Payment

Payments must be made in full in:

•	U.S. currency by:

•	check or bank draft drawn on a U.S. bank, or postal telegraphic or express, payable to “Continental Stock Transfer & Trust Company, as Subscription Agent”;

•	money order payable to “Continental Stock Transfer & Trust Company, as Subscription Agent”; or

•

wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at JP Morgan Chase, ABA #021-000021, Account #475-508092 FBO Del Global Technologies Corp. Subscription, with reference to the rights holder’s name.

Rights certificates received after 5:00 p.m., New York City time, on November 17, 2010, the expiration date of the rights offering, will not be honored, and we will return your payment to you as soon as practicable, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subject agent;

•	receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank;

•	receipt by the subscription agent of any U.S. Postal money order; or

•	receipt by the subscription agent of any appropriately executed wire transfer.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “— Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent. See “— Medallion Guarantee May be Required.”

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Subscription Agent

The subscription agent for this rights offering is Continental Stock Transfer & Trust Company. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

Information Agent

The information agent for this rights offering is MacKenzie Partners, Inc. We will pay all fees and expenses of the information agent related to the rights offering and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering. The information agent can be contacted at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

E-mail: proxy@mackenziepartners.com

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price in cash and/or securities, as provided herein, or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:

If delivering by Hand/Mail/Overnight Courier:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

(212) 509-4000, x 536

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Guaranteed Delivery Procedures

The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full in cash and/or securities, as provided herein, for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by mail or overnight carrier, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “— Delivery of Subscription Materials and Payment.”

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment in cash and/or securities, as provided herein, of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment in cash and/or securities, as provided herein, you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return in cash (unless the holder paid for the rights through indebtedness owed by the Company) the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

Escrow Arrangements

The subscription agent will hold funds received in payment of the subscription price or evidence of Company indebtedness in a segregated account until the rights offering is completed or withdrawn and terminated.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form”. You should receive the “Beneficial Owners Election Form” from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Subscription Price

Our Board of Directors created a Rights Offering Special Committee comprised of independent Directors to determine the subscription price. The Special Committee will consider a number of factors, including the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common shares, the need for liquidity and capital, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis by exercising their basic subscription rights. In conjunction with its review of these factors, the Special Committee is currently reviewing our history and prospects, including our prospects for future earnings, our current financial condition and regulatory status, and a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price will not necessarily be related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common shares to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common shares will trade at or above the subscription price. The Company can give no assurance that our common shares will trade at or above the subscription price in any given time period.

We also cannot assure you that the market price of our common shares will not decline during or after the rights offering. We also cannot assure you that you will be able to sell common shares purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common shares before exercising your subscription rights.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate (i.e. entities which control the recipient or are controlled by or under common control with the recipient) of yours and your rights also may be transferred to the estate of the recipient upon the death of such recipient. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Rights of Subscribers

You will have no rights as a shareholder with respect to shares you subscribe for in the rights offering until certificates representing shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment in cash and/or securities, as provided herein, and any other required documents to the subscription agent.

Intended Purchases

Steel Partners Holdings L.P. has indicated to us that it intends to exercise all of its basic subscription rights and the maximum number of over-subscription rights that it can over-subscribe for without endangering the availability of the Company’s net operating losses and capital loss carryforwards under Section 382 of the Internal Revenue Code, but has not made any formal commitment to do so, for a total exercise of 12,500,000 shares equaling approximately $7,500,000 (it currently holds approximately 30.0% of the outstanding shares of the Company’s common stock). Depending on the level of participation in the rights offering, the exercise by Steel Partners Holdings L.P. of its basic subscription rights and oversubscription rights may result in Steel Partners Holdings L.P. being able to exercise substantial control over matters requiring shareholder approval upon completion of the offering. If Steel Partners Holdings L.P. exercises all of its basic subscription rights and subscribes in the rights offering and no other shareholders exercise any of their basic subscription rights, then Steel Partners Holdings L.P. will beneficially own approximately 47.4% of the outstanding shares of the Company’s common stock. Assuming that Steel Partners Holdings L.P. exercises in full its basic subscription rights and such portion of its oversubscription rights so as not to jeopardize the Company’s net operating losses and capital loss carryforwards and all other rights offered in the offering were exercised by third parties unaffiliated with Steel Partners Holdings L.P., Steel Partners Holdings L.P. could acquire as much as 12,500,000 of the newly issued shares without exceeding the Section 382 threshold, which including the 6,812,234 shares owned by Steel Partners Holdings L.P. prior to the offering, equals approximately 40.47% of our issued and outstanding shares following a fully subscribed offering. Assuming no other shareholder were to exercise its rights and Steel Partners Holdings L.P. were to exercise all of its basic subscription rights in the rights offering and such portion of its oversubscription rights as would not jeopardize the Company’s net operating losses and capital loss carryforwards, Steel Partners Holdings L.P. could acquire approximately 15,200,000 of the newly issued shares, which including the 6,812,234 shares owned by Steel Partners Holdings L.P. prior to the offering, would equal approximately 58.05% of our issued and outstanding shares following such offering. The amount of rights which Steel Partners Holdings L.P. can actually exercise in the offering without jeopardizing the Company’s net operating losses and capital loss carryforwards will depend on the actual number of rights exercised by unaffiliated third parties and will be between 12,500,000 and 15,200,000. To the extent that all holders including Steel Partners Holdings L.P. exercise all of their basic subscription rights then the percentage ownership of each shareholder, including Steel Partners Holdings L.P., will remain unchanged. Please see the “Risk Factors” section of this prospectus for more information.

Foreign Shareholders and Shareholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if you are a shareholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

No Board Recommendation

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our Board of Directors are making any recommendation regarding whether you should exercise your subscription rights.

Protection Mechanics

Our ability to utilize our NOLs against future taxable income, if any, could be substantially reduced if we were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of an NOL after an “ownership change” to an annual amount equal to the value of the company (generally measured by the value of its outstanding stock) multiplied by the long-term tax-exempt rate. An “ownership change” is generally a more than 50 percentage point increase in stock ownership, during a moving 3-year testing period, by “5% shareholders”. In determining ownership, certain attribution provisions and constructive ownership provisions apply, including the following:

•

Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

•	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Attribution will also occur through tiered entity structures.

•	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one shareholder.

•	Ownership may not be structured with an abusive principal purpose of avoiding these rules.

We have the right, in our sole and absolute discretion, to limit the exercise of both basic and over-subscription rights, including instructing the subscription agent to refuse to honor any exercise of rights, by 5% shareholders or a subscriber to the extent its exercise of either basic or over-subscription rights might, in our sole and absolute discretion, result in a subscriber owning 5% or more of our common stock.

In order to protect against an unexpected “ownership change” for federal income tax purposes, we have implemented the protection mechanics as follows:

•

by purchasing shares of common stock, each subscriber will represent to us that it will not be, after giving effect to the purchase of the common stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 1,100,000 shares of our common stock;

•

if an exercise would result in the subscriber owning more than 1,100,000 shares of our common stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading “Subscription Agent;”

•	if requested, each subscriber will be required to provide us with additional information regarding the amount of common stock that the subscriber owns; and

•

we have the right to instruct the subscription agent to refuse to honor any exercise of rights by 5% shareholders or a subscriber’s exercise to the extent an exercise might, in our sole and absolute discretion, result in the subscriber owning 5% or more of our common stock.

The foregoing protection mechanisms and following representations are binding and enforceable solely against shareholders who properly execute the subscription certificate and relate solely to the exercise of rights in this offering. All shareholders who have not properly executed the subscription certificate and agreed to the representations contained therein prior to the expiration date will not participate in the offering and will have their rights expire unexercised.

By signing the subscription certificate and exercising rights in the offering, you agree that:

•	the protection mechanics are valid, binding and enforceable against you;

•	any purported exercise of rights in violation of the protection mechanics section will be void and of no force and effect; and

•

we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and shares issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

Shareholders that currently hold in excess of 1.1 million shares will be permitted to participate in the rights offering up to such amounts as will not jeopardize the Company’s net operating losses and capital loss carryforwards.

If you attempt to exercise your over-subscription rights and as a result of the limitations set forth herein, we are unable to issue you the full amount of shares of common stock requested, we will return to you any additional funds submitted promptly, without interest or deduction, and will allocate the additional shares to all other shareholders who are not so limited and who have properly exercised their over-subscription rights. Such other shareholders shall receive the additional shares in proportion to the number of shares each such other shareholder purchased through their basic subscription rights compared to the shares purchased by the remaining other shareholders purchased through their basic subscription rights.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 22,718,306 shares of our common stock currently outstanding, and the potential that Del Global may issue as many as 24,999,224 shares pursuant to this rights offering, 47,717,530 shares of our common stock may be issued and outstanding following the rights offering, which represents an increase in the number of outstanding shares of our common stock of approximately 110%.

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”

USE OF PROCEEDS

On October 13, 2010, the Company is holding the Special Meeting to approve the one-for-50 reverse stock split and four-for-one forward stock split. If the one-for-50 reverse stock split and four-for-one forward stock splits are approved by shareholders and the Board of Directors, in its sole discretion, implements (which the Board of Directors will not implement, if at all, earlier than the completion of this rights offering) such splits, all fractional shares held following both the one-for-50 reverse stock split and four-for-one forward stock split will be cashed out at a price equal to the Cash Out Price. As a result of the one-for-50 reverse stock split and four-for-one forward stock split, the Company may use up to approximately $7,200 raised in this offering to cash out fractional interests equaling approximately 10,000 shares in the aggregate. The balance of the net proceeds from this rights offering (approximately $14,723,000) is expected to be used for working capital needs and general corporate purposes. We may also eventually use a portion, if available, of the net proceeds to acquire or invest in businesses, products and technologies that we believe are complementary to our own; however, we have no definitive agreements, nor are we engaged in any preliminary discussions, to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue. Pending these uses, the net proceeds will be invested in investment grade, interest bearing securities.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Market Information

Effective May 11, 2007, our common stock commenced trading on the Over the Counter “OTC” Bulletin Board under the symbol “DGTC.OB”. Prior to that, they had been traded on the “pink sheets,” under the symbol “DGTC.PK”. The OTC is an over-the-counter market which provides significantly less liquidity than established stock exchanges, and quotes for stocks included in the OTC are not listed in the financial sections of newspapers as are those for established stock exchanges. Our securities had been suspended from trading on the NASDAQ National Market on December 19, 2000 because we had not filed an Annual Report for the year ended July 29, 2000 within the SEC’s prescribed time period.

As of August 23, 2010, there were approximately 729 holders of record of our common stock. The following table shows the high and low sales prices per share of our common stock for the past eight quarters, as reported by the over the counter market. The over-the-counter market quotations listed below reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

FISCAL PERIOD	HIGH	LOW
FISCAL 2011
First Quarter (through August 23, 2010)	$0.80	$0.63
FISCAL 2010
First Quarter	$0.70	$0.35
Second Quarter	0.75	0.37
Third Quarter	1.20	0.55
Fourth Quarter	1.19	0.72
FISCAL 2009
First Quarter	$1.55	$0.80
Second Quarter	1.04	0.45
Third Quarter	0.85	0.28
Fourth Quarter	0.80	0.20

We have not paid any cash dividends, except for the payment of cash in lieu of fractional shares, since 1983. We do not intend to pay any cash dividends in the foreseeable future.

SELECTED FINANCIAL DATA

The selected income statement data presented for the fiscal years ended August 1, 2009, August 2, 2008 and July 28, 2007 and the balance sheet data as of August 1, 2009 and August 2, 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The income statement data for the years ended July 29, 2006 and July 30, 2005, and the balance sheet data as of July 28, 2007, July 29, 2006 and July 30, 2005 have been derived from audited financial statements not included herein. The financial data for the nine months ended May 1, 2010 and May 2, 2009 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. This selected financial data should be read in conjunction with the Consolidated Financial Statements and related notes included in this prospectus and the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	NINE MONTHS ENDED		FISCAL YEARS ENDED
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)	MAY 1, 2010	MAY 2, 2009	AUGUST 1, 2009	AUGUST 2, 2008	JULY 28, 2007	JULY 29, 2006	JULY 30, 2005
INCOME STATEMENT DATA:
Net sales	$42,790	$41,717	$52,885	$80,719	$76,834	$60,410	$59,475
Gross margin	10,512	10,570	13,646	22,428	20,906	15,707	17,111
Selling, general and administrative	6,777	6,396	8,078	10,248	9,527	9,467	12,747
Research and development	1,567	1,453	1,992	2,488	2,013	1,562	1,636
Litigation settlement costs	—	2,536	2,536	60	—	697	300
Operating income	2,168	185	1,040	9,632	9,366	3,981	2,428
Minority interest	—	—	—	—	—	108	393
Provision for income taxes	765	964	995	3,177	3,400	1,743	1,913
Income (loss) from continuing operation	1,085	(873)	16	6,327	4,923	790	(1,126)
Discontinued operation, net of taxes	(3,090)	(2,351)	(4,144)	(3,350)	(1,107)	(696)	1,518
Net income (loss)	(2,005)	(3,224)	(4,128)	2,977	3,816	94	392
Net income (loss) per share – Basic
Continuing operations	$0.05	$(0.04)	$0.00	$0.26	$0.31	$0.07	$(0.11)
Discontinued operation	(0.14)	(0.10)	(0.18)	(0.14)	(0.07)	(0.06)	0.15

Net income (loss) per basic share	$(0.09)	$(0.14)	$(0.18)	$0.12	$0.24	$0.01	$0.04

Net income (loss) per share – Diluted
Continuing operations	$0.05	$(0.04)	$0.00	$0.26	$0.30	$0.07	$(0.10)
Discontinued operation	(0.14)	(0.10)	(0.18)	(0.14)	(0.07)	(0.06)	0.13

Net income (loss) per diluted share	$(0.09)	$(0.14)	$(0.18)	$0.12	$0.23	$0.01	$0.03

Weighted average shares outstanding – Basic	22,718	23,475	23,286	24,196	16,155	11,244	10,490
Weighted average shares outstanding – Diluted	22,718	23,475	23,286	24,646	16,455	12,076	11,465
BALANCE SHEET DATA:
Working capital	$18,682	$22,088	$22,061	$31,204	$24,978	$6,935	$10,122
Total assets	41,242	51,540	55,262	66,353	66,339	49,153	40,776
Long-term debt and subordinated note	1,156	2,555	2,385	4,504	5,393	5,133	6,454
Shareholders’ equity	25,998	28,510	28,628	36,163	30,196	12,814	9,228

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

In addition to other information in this Registration Statement, this Management’s Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including, but not limited to, our ability to implement our business plan, retention of management, changing industry and competitive conditions, obtaining anticipated operating efficiencies, securing necessary capital facilities and favorable determinations in various legal and regulatory matters. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s filings with the SEC including the Company’s Annual Reports of Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

OVERVIEW

The Company is primarily engaged in the design, manufacture and marketing of cost-effective medical and dental diagnostic imaging systems consisting of stationary and portable imaging systems, radiographic/ fluoroscopic systems, dental imaging systems and digital radiography systems. The Company also manufactures electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. We manage our business in two operating segments: our Medical Systems Group and our Power Conversion Group. In addition, we have a third reporting segment, other, comprised of certain unallocated corporate General and Administrative expenses. See the section of this Prospectus entitled, “Business” for discussions of the Company’s segments.

On November 24, 2009, we sold the Del Medical Imaging business. It is reflected as a discontinued operation in the financial statements of the Company and prior periods have been restated. See Notes to Consolidated Financial Statements included elsewhere in this prospectus.

On October 1, 2004, we sold the Del High Voltage division, which manufactured proprietary high voltage power conversion subsystems, for a purchase price of $3.1 million, plus the assumption of approximately $0.8 million of liabilities. Accordingly, the results of operations have been restated to show this division as a discontinued operation.

At a special meeting of shareholders of the Company held on November 17, 2006, the Company’s shareholders approved an Amendment of the Certificate of Incorporation of the Company to increase the number of authorized shares of the Company’s common stock, par value $0.10 per share, from twenty million (20,000,000) shares to fifty million (50,000,000) shares in order to have a sufficient number of shares of common stock to provide a reserve of shares available for issuance to meet business needs as they may arise in the future. Such business needs may include, without limitation, rights offerings, financings, acquisitions, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, stock splits or similar transactions. Issuances of any additional shares for these or other reasons could prove dilutive to current shareholders or deter changes in control of the Company, including transactions where the shareholders could otherwise receive a premium for their shares over then current market prices.

CRITICAL ACCOUNTING POLICIES

Complete descriptions of significant accounting policies are outlined in Note 1 of the Notes to Consolidated Financial Statements (audited) included elsewhere in this prospectus. Within these policies, we have identified the accounting for revenue recognition, deferred tax assets, the allowance for obsolete and excess inventory and goodwill as being critical accounting policies due to the significant amount of estimates involved. In addition, for interim periods, we have identified the valuation of finished goods inventory as being critical due to the amount of estimates involved.

REVENUE RECOGNITION

The Company recognizes revenue upon shipment, provided there is persuasive evidence of an arrangement, there are no uncertainties concerning acceptance, the sales price is fixed, collection of the receivable is probable and only perfunctory obligations related to the arrangement need to be completed. The Company maintains a sales return allowance, based upon historical patterns, to cover estimated normal course of business returns, including defective or out of specification product. The Company’s products are covered primarily by one year warranty plans and in some cases optional extended warranties for up to five years are offered. The Company establishes allowances for warranties on an aggregate basis for specifically identified, as well as anticipated, warranty claims based on contractual terms, product conditions and actual warranty experience by product line. The Company recognizes service revenue when repairs or out of warranty repairs are completed. These repairs are billed to the customers at market rates.

DEFERRED INCOME TAXES

The Company accounts for deferred income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes” whereby we recognize deferred income tax assets and liabilities for temporary differences between financial reporting basis and income tax reporting basis and for tax credit carry forwards.

The Company periodically assesses the realization of our net deferred income tax assets. This evaluation is primarily based upon current operating results and expectations of future operating results. A valuation allowance is recorded if the Company believes its net deferred income tax assets will not be realized. Our determination is based on what we believe will be the more likely than not result.

During fiscal years 2009, 2008 and 2007, the Company’s foreign tax reporting entity was profitable and its U.S. tax reporting entities incurred a taxable loss. Based primarily on these results, the Company concluded that it should maintain a 100% valuation allowance on its net U.S. deferred tax assets. As of August 1, 2009, the Company continues to carry a 100% valuation allowance on its net U.S. deferred income tax assets.

The Company recorded a tax expense with respect to its foreign subsidiary’s income in all periods presented and based on a more likely than not standard, believes that the foreign subsidiary’s net deferred income tax asset of $0.6 million at August 1, 2009 will be realized.

The Company’s foreign subsidiary operates in Italy. Fiscal 2008 income tax expense includes a charge that reduces the carrying value of the foreign subsidiary’s net deferred income tax asset resulting from an income tax rate reduction in Italy.

Additionally, the Company’s deferred income tax liabilities as of July 28, 2007 included the estimated tax obligation that would have been incurred upon a distribution of the foreign subsidiary’s earnings to its U.S. parent. This tax liability was recorded as the foreign subsidiary had routinely distributed monies to its U.S. parent. Based on operating results, expectations of future results and available cash and credit in the U.S., the Company determined it no longer intends to repatriate monies and reversed this tax obligation during fiscal 2008. This reversal resulted in an adjustment to available net operating loss carryforwards and the related valuation allowance. In addition, there was a reduction in tax expense for fiscal 2008 resulting from the reversal of accrued Italian withholding taxes on undistributed earnings.

EXCESS AND OBSOLETE INVENTORY

We re-evaluate our allowance for obsolete inventory once a quarter, and this allowance comprises the most significant portion of our inventory reserves. The re-evaluation of reserves is based on a written policy, which requires at a minimum that reserves be established based on our analysis of historical actual usage on a part-by-part basis. In addition, if management learns of specific obsolescence in addition to this minimum formula, these additional reserves will be recognized as well. Specific obsolescence might arise due to a technological or market change, or based on cancellation of an order. As we typically do not purchase inventory substantially in advance of production requirements, we do not expect cancellation of an order to be a material risk. However, market or technology changes can occur.

VALUATION OF FINISHED GOODS INVENTORIES

In addition, we use certain estimates in determining interim operating results. The most significant estimates in interim reporting relate to the valuation of finished goods inventories. For certain subsidiaries, for interim periods, we estimate the amount of labor and overhead costs related to finished goods inventories. These estimates are revised based on actual results at year end. As of August 1, 2009, finished goods represented approximately 25.7% of the gross carrying value of our total gross inventory. We believe the estimation methodologies used are appropriate and are consistently applied.

GOODWILL

The Company’s goodwill is subject to, at a minimum, an annual fourth fiscal quarter impairment assessment of its carrying value. Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. Estimated fair values of the reporting units are estimated using an earnings model and a discounted cash flow valuation model. The discounted cash flow model incorporates the Company’s estimates of future cash flows, future growth rates and management’s judgment regarding the applicable discount rates used to discount those estimated cash flows.

Due primarily to continued operating results below planned levels and management’s resulting revaluation of its strategic plan for the Company’s domestic Medical Systems Group’s reporting unit, the Company completed a special assessment of that reporting unit’s goodwill realization in the third quarter of fiscal 2008. As part of its assessment, the Company estimated the fair value of the domestic reporting unit based on internal cash flows expected to be earned by the business and an appropriate risk-adjusted discount rate. While such estimates are subject to significant uncertainties and actual results could be materially different, the analysis resulted, pursuant to the implementation guidance of FASB No. 142, Accounting for Goodwill and Intangible Assets, in a complete impairment of the unit’s goodwill balance. Accordingly, the Company recorded a $1.9 million impairment charge, reflected in discontinued operations, during the third quarter of fiscal 2008.

The Company’s fiscal 2009 impairment assessment on its international Medical Systems Group reporting unit did not suggest impairment. However, future operating results and earnings could fluctuate, requiring the Company to reevaluate the carrying value of its goodwill.

At August 1, 2009, the Company’s market capitalization was below tangible book value. While the market capitalization decline was considered in the Company’s evaluation of fair value, the market metric is only one indicator of fair value. In the Company’s opinion, the market capitalization approach, by itself, is not a reliable indicator of the value for the Company.

The Company will continue to monitor market conditions and determine if any additional interim review of goodwill is warranted. Further deterioration in the market or actual results as compared with our projections may ultimately result in future impairment. In the event that the Company determines goodwill is impaired in the future, it would need to recognize a non-cash impairment charge, which could have a material adverse effect on its consolidated balance sheet and results of operations.

CONSOLIDATED RESULTS OF OPERATIONS

Three Months and Nine Months Ended May 1, 2010 Compared to Three Months and Nine Months Ended May 2, 2009

The following table summarizes key indicators of consolidated results of operations:

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	May 1, 2010	May 2, 2009	May 1, 2010	May 2, 2009
Sales	$13,150	$11,815	$42,790	$41,717
Gross margin as a percentage of sales	23.5%	20.9%	24.6%	25.3%
Total operating expenses	2,794	2,198	8,344	10,385
Net income (loss) from continuing operations	311	216	1,085	(873)
Diluted earnings (loss) per share from continuing operations	0.01	0.01	0.05	(0.04)

Sales:

The following table summarizes sales by business:

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	May 1, 2010	May 2, 2009	May 1, 2010	May 2, 2009
Medical Systems Group	$9,872	$9,106	$34,316	$33,088
Power Conversion Group	3,278	2,709	8,474	8,629

Total	$13,150	$11,815	$42,790	$41,717

Consolidated net sales for the third quarter of fiscal 2010 increased 11.3% to $13.2 million from fiscal 2009 third quarter net sales of $11.8 million. Net sales at the Medical Systems Group increased 8.4% to $9.9 million from the comparable prior year period, primarily due to favorable exchange rates. Sales at the Power Conversion Group during the third quarter of fiscal 2010 increased 21.0% to $3.3 million, from fiscal 2009 third quarter net sales of $2.7 million due to increased volume and in part to the timing of shipment approvals from our customers.

Consolidated net sales of $42.8 million for the first nine months of fiscal 2010 reflect a slight increase from fiscal 2009 net sales of $41.7 million. Sales at the Medical Systems Group for the first nine months of fiscal 2010 of $34.3 million reflect an increase of $1.2 million or 3.7% from the prior year’s first nine months. The Power Conversion Group’s sales for the first nine months of fiscal 2010 of $8.5 million were approximately $0.2 million less than prior year’s sales due to weaker shipments in the first six months of the fiscal year.

Backlog of $4.1 million at the Medical Systems Group was $2.0 million less than it was as of August 1, 2009, while backlog at Power Conversion Group increased $1.2 million to $5.7 million from levels at the beginning of the fiscal year attributable to the booking of new business opportunities. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

Consolidated gross margin increased to 23.5% of sales for the third quarter of fiscal 2010 from 20.9% of sales in the third quarter of fiscal 2009. Gross margin at the Medical Systems Group during the third quarter of fiscal 2010 increased to 19.5% from 18.7% in the prior year’s third quarter and the gross margin at Power Conversion Group increased to 35.7% from 28.2% in the third quarter of fiscal 2009 reflecting increased sales levels and changes in the product mix for the period.

Consolidated gross margin decreased to 24.6% of sales for the first nine months of fiscal 2010 from 25.3% of sales in the first nine months of fiscal 2009. Gross margin at the Medical Systems Group during the first nine months of fiscal 2010 declined to 22.0% from 23.0% in the prior year’s first nine months. Gross margin at the Power Conversion Group increased to 35.2% from 34.3% in the first nine months of fiscal 2009. Margin changes for both businesses were attributable to the product mix for the period.

Total operating expenses increased $0.6 million to $2.8 million in the third quarter of fiscal 2010 from $2.2 million for the same period in the prior year. Total operating expenses decreased $2.0 million to $8.3 million in the first nine months of fiscal 2010 from $10.4 million for the same period in the prior year.

The Company makes an annual goodwill valuation assessment, during the fourth quarter as part of its long term planning cycle. If the business planning process determines there is the potential of goodwill being impaired a valuation study is prepared to determine the extent of the potential impairment. This could result in a material non-cash charge.

The following table summarizes the key change in operating expenses for the three months and nine months ended May 1, 2010 from prior third quarter ended May 2, 2009:

(Dollars in thousands)	Three Months Ended May 1, 2010	Nine Months Ended May 1, 2010
Research and development	$135	$114
Selling, general and administrative	$497	$381
Litigation settlement costs	(36)	(2,536)
Change in total operating expenses	$596	$(2,041)

Operating income for the third quarter of fiscal 2010 was $0.3 million, approximately the same as in the comparable prior year period. Operating income at the Medical Systems Group was $40 thousand compared to $0.2 million in the third quarter of fiscal 2009. The Power Conversion Group generated operating income of $0.5 million, compared to operating income of $0.1 million in the comparable prior year period. Unallocated corporate expenses for the third quarter of fiscal 2010 totaled $0.2 million compared to income of $50 thousand in the comparable prior year period.

Operating income for the first nine months of fiscal 2010 was $2.2 million compared to an operating income of $0.2 million in the comparable prior year period. Operating income at the Medical Systems Group was $1.9 million compared to operating income of $2.2 million in the first nine months of fiscal 2009. The Power Conversion Group generated operating income of $1.1 million, compared to operating income of $1.0 million in the comparable prior year period. Both businesses experienced weakness in the first quarter shipments. Unallocated corporate expenses for the first nine months of fiscal 2010 totaled $0.8 million as compared to $3.0 million in the comparable prior year period. The prior year unallocated corporate expenses included $2.5 million of litigation settlement costs.

The discontinued operations broke even in the third quarter of fiscal 2010. The discontinued operations in the third quarter of fiscal 2009 had a net loss from operations of $1.0 million on sales of $5.3 million.

The discontinued operations loss of $3.1 million in the first nine months of fiscal 2010 reflects a $1.5 million loss from operations on sales of $5.2 million, and $1.5 million from the write-down of assets to net realizable value and severance. The discontinued operations in the first nine months of fiscal 2009 had a net loss from operations of $2.3 million on sales of $22.4 million. The prior year loss includes $1.2 million for litigation settlement.

Net income in the third quarter of fiscal 2010 was $0.3 million, or $0.01 per basic share, compared to a net loss of $0.8 million, or $0.04 per basic share in the comparable prior year period. For the third quarter of fiscal 2010 and fiscal 2009, there were approximately 22.7 million weighted average diluted common shares outstanding.

The Company recorded a net loss of $2.0 million or $0.09 per basic share in the first nine months of fiscal 2010, compared to net loss of $3.2 million or $0.14 per basic share in the first nine months of the prior fiscal year. For the first nine months of fiscal 2010 and 2009, there were approximately 22.7 million and 23.5 million weighted average diluted shares outstanding.

FISCAL 2009 COMPARED TO FISCAL 2008

The following table summarizes key indicators of consolidated results of operations:

	Year Ended
(Dollars in thousands, except per share data)	August 1, 2009	August 2, 2008
Sales	$52,885	$80,719
Gross margin as a percentage of sales	25.8%	28.0%
Total operating expenses	12,606	12,796
Income (loss) from continuing operations	16	6,327
Diluted income (loss) per share from continuing operations	$0.00	$0.26

Sales:

The following table summarizes sales:

	Year Ended
(Dollars in thousands, except per share data)	August 1, 2009	August 2, 2008
Medical System Group	$40,933	$67,465
Power Conversion Group	11,952	13,254

Total	$52,885	$80,719

Consolidated net sales of $52.9 million for fiscal year 2009 reflect a decrease of $27.8 million, or 34.5%, from fiscal 2008 net sales of $80.7 million, primarily due to decreased sales in our Medical Systems Group. Sales at the Medical Systems Group for fiscal 2009 of $40.9 million reflect a decrease of $26.5 million, or 39.3%, from the prior fiscal year, primarily due to decreased international sales volume attributable to the global economic slowdown and reduction in capital expenditures and credit availability for customers and a favorable prior year shipment level on an expired international contract. The Power Conversion Group’s sales for fiscal 2009 of $12.0 million were approximately $1.3 million less than prior year’s sales, a decrease of 9.8%, due to weaker sales bookings in fiscal year 2009.

Consolidated gross margins as a percent of sales were 25.8% in fiscal 2009, compared to 28.0% in fiscal 2008. The Medical Systems Group fiscal year 2009 gross margin percentage of 22.0% was lower than the gross margin of 25.8% in fiscal 2008 due primarily to lower sales volumes and plants operating with excess capacity. The Power Conversion Group’s gross margin for fiscal 2009 was 39.0% versus 38.1% in the prior year attributable to a shift in product mix and decreased overhead expenses.

Operating Expenses:

Operating expenses for fiscal year 2009 increased to 23.8% of net sales from 15.9% in the prior fiscal year. This increase is primarily due to litigation settlement costs as discussed elsewhere in this document and the effect of decreased sales volume discussed above. In addition, research and development expenses in fiscal 2009 of $2.0 million were $0.5 million lower than fiscal 2008, primarily due to the effect of favorable currency translation rates.

The following table summarizes the key increase/(decrease) in operating expenses for fiscal year 2009 from the prior year:

(Dollars in thousands)	August 1, 2009
Research and Development	$(496)
Selling, General and Administrative	(2,170)
Litigation Settlement Cost	2,476

Change in total operating expense	$(190)

The operating income for fiscal year 2009 was $1.0 million versus operating income of $9.6 million in fiscal 2008. In fiscal year 2009, the Medical Systems Group had operating income of $2.1 million and the Power Conversion Group achieved an operating profit of $2.1 million. There were also unallocated corporate costs of $3.2 million, primarily consisting of litigation settlement related charges.

Research and Development expenses for fiscal 2009 were $2.0 million or 3.8% of sales compared to $2.5 million or 3.1% of sales in fiscal 2008 due primarily to reduced international product development efforts in fiscal 2009.

Selling, General and Administrative expenses (“SG&A”) for fiscal 2009 were $8.1 million or 15.3% of sales compared to $10.2 million or 12.7% of sales in fiscal 2008. This decrease reflects the Company’s continued focus on cost reductions in both its foreign and domestic operations. The increase in the litigation settlement cost of $2.5 million for fiscal 2009 was due to the Company’s settlement of its Park litigation as discussed in note 13 to the consolidated financial statements. The settlement of the Moeller litigation is reported as part of the discontinued operations results.

Interest expense, net of $0.3 million for fiscal 2009, was unchanged from the previous fiscal year.

On a consolidated basis, the Company recorded a fiscal 2009 pretax income from continuing operations of $1.0 million, comprised of foreign pretax income of $2.1 million offset by a U.S. pretax loss of ($1.1) million. During fiscal 2008, the Company recorded pretax income from continuing operations of $9.5 million which included foreign pretax income of $8.1 million and a U.S. pretax income of $1.4 million. The related fiscal 2009 and 2008 income tax expense of $1.0 million and $3.2 million, respectively, was primarily due to foreign taxes on the profits of Villa. The Company has not provided for any income tax benefits related to the U.S. pretax losses in either fiscal 2009 or fiscal 2008 due to uncertainty regarding the realizability of its U.S. net operating loss carry forwards as explained in Critical Accounting Policies above.

The loss from discontinued operations was $4.1 million in fiscal 2009 as compared to a loss of $3.4 million during fiscal 2008. Fiscal year 2009 discontinued operations includes a litigation settlement of $1.2 million and fiscal 2008 discontinued operations includes an impairment loss of $1.9 million.

The Company recorded a net loss of ($4.1) million, or ($0.18) per basic share and diluted share, in fiscal 2009, as compared to a net income of $3.0 million, or $0.12 per basic share and diluted share, in fiscal 2008.

Consolidated backlog at August 1, 2009 was $10.6 million versus backlog at August 2, 2008 of approximately $17.7 million. The backlog in the Power Conversion Group of $4.5 million decreased $0.9 million from levels at the beginning of the fiscal year while there was an $6.2 million decrease in the fiscal year end backlog of our Medical Systems Segment from August 2, 2008 reflecting weaker booking during the twelve month period in international markets due to the global economic slowdown and reduction in capital expenditures and credit availability for customers discussed above. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FISCAL 2008 COMPARED TO FISCAL 2007

The following table summarizes key indicators of consolidated results of operations:

	Year Ended
(Dollars in thousands, except per share data)	August 2, 2008	July 28, 2007
Sales	$80,719	$76,834
Gross margin as a percentage of sales	28.0%	27.2%
Total operating expenses	12,796	11,540
Net earnings from continuing operations	6,327	4,923
Diluted earnings per share from continuing operations	$0.26	$0.30

Sales:

The following table summarizes sales:

	Year Ended
(Dollars in thousands)	August 2, 2008	July 28, 2007
Medical System Group	$67,465	$63,646
Power Conversion Group	13,254	13,188

Total	$80,719	$76,834

Consolidated net sales of $80.7 million for fiscal year 2008 increased by $3.9 million, or 5.1%, from fiscal 2007 net sales of $76.8 million, due primarily to increased sales in our Medical Systems Group. The Medical Systems Group’s sales for fiscal 2008 of $67.5 million increased $3.8 million, or 6.0%, from the prior fiscal year. Net sales increases were primarily driven by increased international sales volume of several medical system product lines, particularly the Apollo line. The Power Conversion Group’s sales for fiscal 2008 of $13.3 million were consistent with sales in the prior fiscal year.

Consolidated backlog at August 2, 2008 was $17.7 million versus backlog at July 28, 2007 of approximately $24.4 million. The backlog in the Power Conversion Group of $5.4 million decreased $1.2 million from levels at the beginning of the fiscal year while there was a $5.5 million decrease in the fiscal year end backlog of our Medical Systems Segment from July 28, 2007 .

Gross margins as a percent of sales were 28.0% in fiscal 2008, compared to 27.2% in fiscal 2007. The Power Conversion Group margins were 38.1% in fiscal 2008 as compared to 37.3% in fiscal 2007 reflecting increased margins in product mix and decreased production cost. For the Medical Systems Group, fiscal 2008 gross margins of 25.8% were slightly higher than gross margins of 25.1% in the prior year.

Operating Expenses:

The following table summarizes the key increase/(decrease) in operating expenses for fiscal year 2008 from the prior year:

(Dollars in thousands)	Year Ended August 2, 2008
Research and Development	$475
Selling, General and Administrative	721
Litigation Settlement Cost	60

Change in total operating expense	$1,256

Research and Development expenses for fiscal 2008 were $2.5 million or 3.1% of sales compared to $2.0 million or 2.6% of sales in fiscal 2007 due primarily to higher international product development efforts in fiscal 2008.

Selling, General and Administrative expenses (“SG&A”) for fiscal 2008 were $10.2 million or 12.7% of sales compared to $9.5 million or 12.4% of sales in fiscal 2007. The increase is primarily due to higher stock based compensation expenses related to increased volume of stock options vesting during fiscal 2008 and increased expenses related to investigating potential business acquisitions.

As a result of the above, we recognized fiscal 2008 operating income from continuing operations of $9.6 million compared to $9.4 million in fiscal 2007. The Medical Systems Group had an operating profit of $8.3 million in fiscal 2008 and the Power Conversion Group achieved an operating profit of $2.5 million, offset by unallocated corporate costs of $1.2 million. The Medical Systems Group had an operating profit of $8.4 million in fiscal 2007 and the Power Conversion Group achieved an operating profit of $2.4 million, offset by unallocated corporate costs of $1.5 million.

Interest expense, net of $0.3 million for fiscal 2008 was $0.7 million lower than the prior year due to a reduction in borrowings resulting from the paydown of U.S. based debt with the proceeds of our March 2007 Right Offering, partially offset by additional borrowings in Italy to support it’s day to day operations.

On a consolidated basis, the Company recorded fiscal 2008 pretax income from continuing operations of $9.5 million, comprised of foreign pretax income of $8.1 million and a U.S. pretax income of $1.4 million. During fiscal 2007, the Company recorded pretax income from continuing operations of $8.3 million which included foreign pretax income of $7.8 million, and a U.S. pretax income of $0.5 million. The related fiscal 2008 and 2007 income tax expense of $3.2 million and $3.6 million, respectively, was primarily due to foreign taxes on the profits of Villa. The Company has not provided for any income tax benefits related to the U.S. pretax losses in either fiscal 2008 or fiscal 2007 due to uncertainty regarding the realizability of its U.S. net operating loss carry forwards as explained in Critical Accounting Policies above.

Discontinued operations had a net loss of $3.4 million in fiscal 2008 compared to a net loss of $1.1 million in fiscal year 2007. The fiscal 2008 loss includes a $1.9 million charge for impairment of goodwill.

Reflecting the above, we recorded net income of $3.0 million, or $0.12 per basic share and diluted share, in fiscal 2008, as compared to a net income of $3.8 million, or $0.24 per basic share and $0.23 per diluted share, in fiscal 2007.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s sources of capital include, but are not limited to, cash flow from operations, short-term credit facilities and the residual proceeds of the Rights Offering. Recently, the capital and credit markets have become increasingly volatile as a result of adverse conditions that have caused the failure and near failure of a number of large financial services companies. If the capital and credit markets continue to experience volatility and the availability of funds remains limited, it is possible that the Company’s ability to access the capital and credit markets may be limited by these or other factors at a time when the Company would like, or need to do so, which could have an impact on our ability to react to changing economic and business conditions. Notwithstanding the foregoing, at this time, we believe that available short-term and long-term capital recourses are sufficient to fund our working capital requirements, scheduled debt payments, interest payments, capital expenditures and income tax obligations for the next 12 months.

MAY 1, 2010 COMPARED TO MAY 2, 2009

Working Capital — At May 1, 2010 and August 1, 2009, our working capital was approximately $18.7 million and $22.1 million, respectively. The decrease in working capital for the first nine months of fiscal 2010 related primarily to receivable and inventory reductions.

At May 1, 2010 and August 1, 2009, the Company had approximately $5.4 million and $8.0 million, respectively, in cash and cash equivalents. This decrease is primarily due to repayment of the revolving loan balance in connection with its decision to terminate the Capital One Credit Facility on January 12, 2010. The Company had approximately $1.6 million of excess borrowing availability under our domestic revolving credit facility at August 1, 2009.

In addition, as of May 1, 2010, and August 1, 2009, our Villa subsidiary has $11.4 million of excess borrowing availability under its various short-term credit facilities.

Terms of the Italian credit facilities do not permit the use of borrowing availability to directly finance operating activities at our U.S. subsidiaries.

	Nine Months Ended
(Dollars in thousands)	May 1, 2010	May 2, 2009
Net cash provided by (used in) operating activities	$6,932	$(2,464)
Net cash used in investing activities	(495)	(425)
Net cash used in financing activities	(8,756)	(187)

Effect of exchange rate changes on cash	(293)	(747)

Net change in cash and cash equivalents	(2,612)	(3,823)

Cash and cash equivalents at beginning of year	7,983	7,828

Cash and cash equivalents at end of period	$5,371	$4,005

Cash Flows from Operating Activities — For the nine months ended May 1, 2010, the Company provided approximately $6.9 million from operations compared to cash used in operations of $2.5 million in the comparable prior fiscal year period related to the collection of receivables and sale of inventory from the discontinued operation, as well as a reduction in inventories in the Medical Systems Group.

Cash Flows from Investing Activities — The Company made $0.5 million of facility improvements and capital equipment expenditures for the nine months ended May 1, 2010, which was approximately the same as for the comparable prior fiscal year period.

Cash Flows from Financing Activities — During the nine-month period ended May 1, 2010, the Company repaid $8.8 million of indebtedness on its revolving loan agreement, as well as its Italian borrowings. In the same period in the prior year, the Company borrowed $2.6 million under its short-term credit facility, repaid $1.3 million of long-term debt and used $1.6 million to repurchase its common stock.

The Company’s contractual obligations, including debt and operating leases, as previously disclosed on our Annual Report on Form 10-K for the fiscal year ended August 1, 2009, have not changed materially at May 1, 2010. On January 12, 2010, the Company terminated its Capital One Credit Facility, which was due to expire in May 2010. The Company has short-term credit facilities and long-term debt, including a capital lease obligation at the Company’s Villa subsidiary located in Italy. The terms of these facilities are more fully described in Notes to Consolidated Financial Statements and incorporated herein by reference.

As of May 1, 2010, the Company had $0.1 million in borrowings under its foreign short-term credit facilities. As of May 1, 2010, the Company had $11.4 million of excess borrowing availability under its Italian bank credit facilities.

Rights Offering – On May 17, 2010, the Company announced that it had filed a registration statement on Form S-1 with the Securities and Exchange Commission for a rights offering to its existing shareholders which has not yet become effective. Assuming the rights offering is fully subscribed, the Company will receive gross proceeds of approximately $15 million, less expenses of the rights offering. The net proceeds will be used for potential working capital needs and general corporate purposes. The Company may use a portion of the proceeds to acquire or invest in businesses, products and technologies complementary with its existing businesses. However, the Company has no definitive agreements, nor is the Company engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue. The securities described in the registration statement on Form S-1 may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Management believes that funds generated from operations, together with current cash and cash equivalents, will be adequate to sustain our operations, including anticipated capital expenditures for the next 12 months. Additionally, management believes that if additional U.S. financing is needed, the Company will be able to obtain new asset based financing for its U.S. subsidiary, secure a mortgage on the building owned by the U.S. subsidiary or dividend necessary funds from the foreign subsidiary.

Contingencies

A description of our contingencies is set forth in Part II, Item One “Legal Proceedings” and is incorporated herein by reference.

FISCAL 2009 COMPARED TO FISCAL 2008

Working Capital — At August 1, 2009 and August 2, 2008, our working capital was approximately $22.1 million and $31.2 million, respectively. The decrease in working capital for fiscal 2009 as compared to fiscal 2008 related primarily to increased cash payments for litigation settlements and decreases in ending accounts receivable resulting from lower sales and lower foreign currency translation rates. At August 1, 2009 and August 2, 2008, we had approximately $8.0 million and $7.9 million in cash and cash equivalents, respectively. This increase is primarily due to borrowings on our revolving credit facilities offset by payments for litigation settlement as well as a reduction in accounts payable. As of August 1, 2009, we had approximately $1.6 million of excess borrowing availability under our domestic revolving credit facility compared to $6.4 million at August 2, 2008.

In addition, as of August 1, 2009 and August 2, 2008, our Villa subsidiary had an aggregate of approximately $11.5 million and $13.5 million, respectively, of excess borrowing availability under its various short-term credit facilities, respectively. Terms of the Italian credit facilities do not permit the use of borrowing availability to directly finance operating activities at our U.S. subsidiaries.

The following is a summary of the Company’s cash flows:

	Year Ended
(Dollars in thousands, except per share data)	August 1, 2009	August 2, 2008
Net cash (used in) provided by operating activities	$(2,867)	$1,726
Net cash used in investing activities	(611)	(1,208)
Net cash provided by (used in) financing activities	4,370	(1,047)
Effect of exchange rate changes on cash	(737)	497

Net increase (decrease) in cash and cash equivalents	155	(32)
Cash and cash equivalents at beginning of year	7,828	7,860
Cash and cash equivalents at end of period	$7,983	$7,828

Cash Flows from Operating Activities — For the year ended August 1, 2009, the Company used $2.9 million of cash for operations, compared to generating $1.7 million in the prior fiscal year. The decrease is largely due to the operating loss and a reduction in payables due to aggressive payables management in fiscal year 2009, offset by a decrease in trade receivables due to lower sales, as trade receivables produced positive cash flow in 2009 compared to 2008.

Cash Flows from Investing Activities — The Company made approximately $0.6 million in facility improvements and capital equipment expenditures for the fiscal year ended August 1, 2009, which was $0.6 million less than the facility improvements and capital equipment expenditures for the comparable prior fiscal year period. As part of our cost reduction strategy, we have relocated the Company’s corporate offices. The cost associated with relocating the Company’s corporate offices is estimated to be $0.3 million. The move to the new facility will result in annual cost savings of $0.3 million.

Cash Flows from Financing Activities — During the year ended August 1, 2009, the Company borrowed approximately $7.4 million for use in the business. The Company repaid a total of $1.6 million of indebtedness on our Italian borrowings, as compared to $1.2 million in the comparable prior fiscal year period. In addition, the Company repurchased approximately $1.6 million of its common stock outstanding in the second quarter of fiscal 2009.

The following table summarizes our contractual obligations, including debt and operating leases at August 1, 2009 (in thousands):

OBLIGATIONS	TOTAL (1)	WITHIN 1 YEAR	2-3 YEARS	4-5 YEARS	AFTER 5 YEARS
Long-term debt obligations (1)	$2,107	$1,188	$919	$—	$—
Capital lease obligations	1,931	465	1,466	—	—
Interest	463	253	210	—	—
Operating lease obligations	697	248	383	66	—

Total contractual cash obligations	$5,198	$2,154	$2,978	$66	$—

(1)	As of August 1, 2009, the Company had $7.4 million and $0.1 million of outstanding borrowings under its revolving credit facilities in the U.S. and in Italy respectively.

FISCAL 2008 COMPARED TO FISCAL 2007

Cash Flows from Operating Activities — For the year ended August 2, 2008, the Company generated approximately $1.7 million of cash from operations, compared to $4.0 million in the prior fiscal year. The decrease is largely due to payment of accounts payable and income taxes payable in the 2008 period offset by the effect of reduced inventory levels.

Cash Flows from Investing Activities — We made approximately $1.2 million in facility improvements and capital equipment expenditures for the fiscal year ended August 2, 2008. We made approximately $0.8 million in facility improvements and capital equipment expenditures for the comparable prior fiscal year period.

Cash Flows from Financing Activities — During the year ended August 2, 2008, we used $1.0 million in net cash from financing activities versus generating $4.2 million for the fiscal year ended July 28, 2007. This decrease is due to the impact of the net proceeds of our Rights Offering completed in March of 2007 in the prior fiscal year. The Rights Offering, discussed below, generated total proceeds to the Company, net of related expenses of $12.4 million. Approximately $7.6 million of the proceeds were used for debt repayment and the remainder invested in short-term money market securities. The Company also received $0.1 million in payment of the exercise price of stock options and warrants in the fiscal year ended August 2, 2008, $0.6 million less than the prior fiscal year. The Company made a total of $1.2 million in payments of long term debt during fiscal 2008 compared to payments of $5.9 million in the previous fiscal year.

CREDIT FACILITY AND BORROWING

On August 1, 2005, the Company entered into a three-year revolving credit and term loan facility with North Fork Business Capital, which was acquired by Capital One Leverage Finance Corp. during fiscal year 2008 (the “North Fork Facility” and the “Capital One Facility”) and repaid the prior facility. In March 2007, the Company used a portion of the proceeds from a Rights Offering to pay all outstanding balances under this facility as well as $2.5 million of subordinated notes then outstanding and $0.1 million in related interest.

On June 1, 2007, the North Fork Facility was amended and restated. As restated, the North Fork Facility provides for a $7.5 million formula based revolving credit facility based on the Company’s eligible accounts receivable and inventory as defined in the credit agreement and a capital expenditure loan facility of up to $1.5 million. Interest on the revolving credit and capital expenditure borrowings is payable at prime plus 0.5% or, alternatively, at a LIBOR rate plus 2.5%. Other changes to the terms and conditions of the original loan agreement include an extension through May 24, 2010, the modification of covenants, removal of the Villa stock as loan collateral and the removal of daily collateral reporting which was part of the previous asset-based facility requirements.

On November 26, 2008, the Company requested and was granted consent by Capital One Leverage Finance Corp., who acquired Northfork Business Capital during fiscal year 2008, to repurchase up to 2,424,616 shares, or up to $3.0 million (approximately 10%) of Del Global’s outstanding shares of common stock, par value $0.10, from its shareholders provided none of the funds used to fund the proposed repurchase are proceeds of loans and that no less than $2.0 million of the funds used to repurchase said shares are from proceeds of cash dividends paid by Villa. Terms of the common stock repurchase program are detailed below.

As of August 1, 2009 and August 2, 2008, the Company had approximately $1.6 million and $6.4 million of availability under the North Fork Facility. This difference in borrowing availability is due to draws of $7.4 million against the line of credit during the third and fourth quarter of fiscal year 2009.

There are certain covenants, including tangible net worth, that the Company must meet. As of the end of the fourth quarter of fiscal 2009, the Company was non-compliant with the following covenants: the Senior U.S. Debt Ratio and Fixed Charge Coverage Ratio under the North Fork Credit facility, due to lower than anticipated performance during fiscal 2009. On October 30, Capital One Leverage Finance Corp. waived the non-compliance with these covenants for the fourth quarter of fiscal 2009 and amended future covenants through May 24, 2010, the credit facility’s maturity date. As of the end of the fourth quarter of fiscal 2008, the Company was in compliance with all covenants under the North Fork Facility.

On October 30, 2009, the Capital One Facility was amended and restated. As restated, the Capital One Facility provides for a $3.0 million formula based revolving credit facility based on the Company’s RFI division’s eligible accounts receivable and inventory as defined in the credit agreement. Interest on the revolving credit and capital expenditure borrowings is payable at prime plus 2.0% or, alternatively, at a LIBOR rate plus 4.5%. Other changes to the terms and conditions of the original loan agreement include the modification of covenants and the addition of weekly collateral reporting.

On January 12, 2010, the Company terminated the Capital One Facility. Management believes that if additional financing is needed, they would be able to obtain new asset based financing on the remaining U.S. subsidiary, secure a mortgage on the building owned by the U.S. subsidiary or dividend necessary funds from the foreign subsidiary. The Company can make no assurances that it will be able to obtain additional financing in the future on terms favorable to the Company or at all.

The Company received a dividend from its Villa subsidiary in December 2008 of approximately $1.8 million, which was used to repurchase the Company’s outstanding common stock pursuant to the common stock repurchase program. On various dates in December 2008, the Company repurchased a total of 1,527,859 common shares then outstanding at a total cost of approximately $1.6 million. In January 2009, the Company’s Board of Directors suspended the common stock repurchase program.

The Company’s Villa subsidiary maintains short term credit facilities which are renewed annually with Italian banks. The current balance due on these credit facilities at August 1, 2009, is $0.1 million. Available borrowing under the credit facilities is $11.5 million and variable interest rates currently range from 3.7% - 14.25%.

In October 2006, Villa entered into a 1.0 million Euro loan for financing of R&D projects, with an option for an additional 1.0 million Euro upon completion of 50% of the projects. In April, 2008, the Company declined the option for additional financing and demonstrated successful completion of the project triggering a more favorable interest rate. Interest, previously payable at Euribor 3 months plus 1.3 points, was reduced in the first fiscal quarter of 2009 to Euribor plus 1.04 points, currently at 2.308%. The note is repayable over a 5 year term. Principal repayment began in September 2008 and will be completed in September 2011. The note contains a financial covenant which provides that the net equity of Villa cannot fall below 5.0 million Euros. Villa’s net equity at the end of fiscal 2009 was 11.4 million Euro.

In December 2006, Villa entered into a 1.0 million Euro loan with interest payable at Euribor 3 months plus 0.95 points, currently 2.07%. The loan is repayable over a 4 year period ending in December 2010.

Villa is also party to two Italian government long-term loans with a fixed interest rate of 3.425% with principal payable annually through maturity in February and September 2010. At the end of fiscal year 2009, total principal due is 0.4 million Euro. Villa’s manufacturing facility is subject to a capital lease obligation which matures in March 2011 with an option to purchase. Villa is in compliance with all related financial covenants under these short and long-term financings.

EQUITY MATTERS

On December 12, 2006, the Company filed a registration statement for a subscription Rights Offering with the SEC that became effective January 30, 2007. Under the terms of this Rights Offering, the Company distributed to shareholders of record as of February 5, 2007, non-transferable subscription rights to purchase one share of the Company’s common stock for each share owned at that date at a subscription price of $1.05 per share. On March 12, 2007, the Company completed the Rights Offering, selling 12,027,378 shares of its common stock at $1.05 per share. Total proceeds to the Company, net of expenses related to the Rights Offering, were $12.4 million.

The purpose of this Rights Offering was to raise equity capital in a cost-effective manner. Approximately $7.6 million of the proceeds were used for debt repayment and the remainder invested in short-term money market securities for anticipated working capital needs and general corporate purposes. A portion of the net proceeds may also ultimately be used to acquire or invest in businesses, products and technologies that Company management believes are complementary to the Company’s business.

In addition, on January 22, 2007, the Company entered into a shareholders rights plan (the “Rights Plan”). The Rights Plan provides for a dividend distribution of one Common Stock purchase right for each outstanding share of the Company’s Common Stock. The Company’s Board of Directors adopted the Rights Plan to protect shareholder value by protecting the Company’s ability to realize the benefits of its net operating losses (“NOLs”) and capital loss carryforwards. The Company has experienced substantial operating and capital losses in previous years. Under the Internal Revenue Code and rules promulgated by the IRS, the Company may “carry forward” these losses in certain circumstances to offset current and future earnings and thus reduce its federal income tax liability, subject to certain requirements and restrictions. Assuming that the Company has future earnings, the Company may be able to realize the benefits of NOLs and capital loss carryforwards. These NOLs and capital loss carryforwards constitute a substantial asset to the Company. If the Company experiences an “Ownership Change,” as defined in Section 382 of the Internal Revenue Code, its ability to use the NOLs and capital loss carryforwards could be substantially limited or lost altogether. In general terms, the Rights Plan imposes a significant penalty upon any person or group that acquires certain percentages of the Company’s common stock by allowing other shareholders to acquire equity securities at half their fair values.

LITIGATION MATTERS

On June 28, 2002, Jeffrey N. Moeller, the former Director of Quality Assurance and Regulatory Affairs of Del Medical Imaging Corp. (“Del Medical”), commenced an action in the Circuit Court of Cook County, Illinois, against the Company, Del Medical and Walter Schneider, the former President of Del Medical. In the most current iteration of his complaint, the third amended complaint, Mr. Moeller alleges four claims against the defendants in the action: (1) retaliatory discharge from employment with Del Medical, allegedly in response to Mr. Moeller’s complaints to officers of Del Medical about purported prebilling and his stopping shipment of a product that allegedly did not meet regulatory standards, (2) defamation, (3) intentional interference with his employment relationship with Del Medical and prospective employers, and (4) to hold the Company liable for any misconduct of Del Medical under a theory of piercing the corporate veil. In their answer to the third amended complaint, the defendants denied the substantive allegations of each of these claims and denied that they have any liability to Mr. Moeller. By order dated September 15, 2006, the Court denied in part and granted in part defendants’ motion requesting summary judgment dismissing the third amended complaint. The court granted the motion only to the extent of dismissing that part of Mr. Moeller’s claim of interference with his employment relationship with Del Medical and his relationship with prospective employers.

In fiscal 2007, the Company recorded an accrual of $0.1 million relating to potential liability in the settlement of these claims. The parties appeared for mediation in January 2007 but the mediation did not result in a disposition of the action. A trial was held in April 2008 and on April 17, 2008, the jury returned a verdict in favor of Mr. Moeller for $1.8 million for lost earnings, back pay, front pay and benefits on the retaliatory discharge claim, and $0.2 million for emotional distress/reputation damages and $0.2 million in punitive damages on the defamation claim. On May 19, 2008, counsel for the defendants filed their motion for judgment in their favor notwithstanding the jury verdict, or, alternatively, for a new trial, on those claims on which the jury found the respective defendants liable. By order dated August 15, 2008, the Court denied that motion.

On August 25, 2008, the Company and the other defendants filed their notice of appeal by which they appeal to the Appellate Court of Illinois, First District, among other things, the judgment entered against the Company and the other defendants on the jury verdict. On September 12, 2008, the Company and the other defendants filed an amended notice of appeal intending to pursue an appeal seeking a reversal of the judgment and to have a judgment entered in favor of the Company and the other defendants or to have a new trial. In lieu of a bond, the Company filed an irrevocable standby letter of credit in the amount of $2.6 million by which Mr. Moeller could collect the amount of judgment entered by the trial court in the event the appellate court affirms that judgment.

By Settlement Agreement and Release signed by the parties in January 2009, the parties agreed to a settlement of this matter for payments by the Company to Mr. Moeller and his counsel, totaling $1.6 million, which payments have been made. In the first quarter of fiscal 2009, the Company recorded an additional reserve of $1.2 million relating to settlement of this matter.

On April 2, 2009, the Company and Samuel Park, a previous CEO of the Company, settled an action relating to certain payments to be made to Mr. Park in connection with a change of control of the Company. Pursuant to the settlement agreement, the Company made payments to Mr. Park and his counsel totaling $2.5 million.

OFF BALANCE SHEET COMMITMENTS AND ARRANGEMENTS

The Company has not had any investments in unconsolidated variable interest entities or other off balance sheet arrangements during any of the periods presented in this Notes to Consolidated Financial Statements (audited) included elsewhere in this prospectus.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”. The Statement requires enhanced disclosures about an entity’s derivative and hedging activities. The Statement is effective for fiscal years and interim periods beginning after November 15, 2008. The Company has evaluated the requirements of SFAS 161, and determined that it does not have a material impact.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. SFAS 160 requires identification and presentation of ownership interests in subsidiaries held by parties other than the Company in the consolidated financial statements within the equity section but separate from the equity owned by Del Global. SFAS 160 also requires that (1) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of operations, (2) changes in ownership interest be accounted for similarly, as equity transactions and (3) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. This statement is effective for the Company on August 2, 2009. The Company is currently evaluating the requirements of SFAS 160 but does not expect it to have a material impact.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS 141R states that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred with restructuring costs being expensed in periods after the acquisition date. SFAS 141R also states that business combinations will result in all assets and liabilities of the acquired business being recorded at their fair values. The Company is required to adopt SFAS No. 141R effective August 2, 2009. The impact of the adoption of SFAS No. 141R will depend on the nature and extent of business combinations occurring on or after the effective date.

In September 2006, the FASB issued SFAS No 157, “Fair Value Measurements,” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB issued FASB Staff Position No 157-2, which delays the effective date of SFAS 157 for nonfinancial assets and liabilities, which are not measured at fair value on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008. This statement is effective for the Company on August 2, 2009. The Company is currently evaluating the requirements of SFAS No. 157 for nonfinancial assets and liabilities and does not expect it to have a material impact.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 will become the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities. On the effective date, SFAS 168 will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the codification will become non-authoritative. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company is currently evaluating the requirements of SFAS 168, but it is not expected to have a material impact on the Company’s consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not ordinarily hold market risk sensitive instruments for trading purposes. We do, however, recognize market risk from interest rate and foreign currency exchange exposure.

INTEREST RATE RISK

Our U.S. revolving credit and Italian subsidiary’s long-term debt incur interest charges that fluctuate with changes in market interest rates. See Note 8 of Notes to Consolidated Financial Statements (audited) included elsewhere in this prospectus. Based on the balances as of August 1, 2009, an increase of 1/2 of 1% in interest rates would increase interest expense by approximately $0.1 million. There is no assurance that interest rates will increase or decrease over the next fiscal year. Because we believe this risk is not material, we do not undertake any specific steps to reduce or eliminate this risk.

FOREIGN CURRENCY RISK

The financial statements of Villa are denominated in Euros. Based on our historical results and expected future results, Villa accounts for approximately 73% to 83% of our total revenues, based in part on the rate at which Villa’s Euro denominated financial statements have been or will be converted into U.S. dollars. In addition, over the last three years, Villa has contributed positive operating income, as compared to U.S. consolidated operating losses. Having a portion of our future income denominated in Euros exposes us to market risk with respect to fluctuations in the U.S. dollar value of future Euro earnings. A 5% decline in the value of the Euro in fiscal 2009, for example, would have reduced sales by approximately $2.2 million, and would have decreased our consolidated income from continuing operations by approximately $0.1 million (due to the reduction in the U.S. dollar value of Villa’s operating income).

BUSINESS

Del Global Technologies Corp., a New York corporation, was incorporated in 1954. We are a leader in developing, manufacturing and marketing medical and dental imaging systems and power conversion subsystems and components worldwide. Our products include stationary and portable medical and dental diagnostic imaging systems and electronic systems and components such as electronic filters, transformers and capacitors.

The Company is headquartered in Bay Shore, New York. The mailing address of our headquarters is 100 Pine Aire Drive, Bay Shore, New York 11706 and our telephone number is 631-231-6400. Our website is www.delglobal.com. Through the Investor Relations section of our website, we make our filings with the SEC available as soon as practicable after they are electronically filed with the SEC. These include our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. To reach the SEC filings, follow the link to Investor Relations, and then Financial Reports.

The sale of Del High Voltage Division (“DHV”), which was part of our Power Conversion Group, was consummated on October 1, 2004. Accordingly, this business is presented as a discontinued operation in all fiscal years presented and throughout this prospectus.

On November 24, 2009, we sold our Del Medical U.S. business unit. This business is part of the Company’s Medical Systems Group, however, this decision does not include or impact the operations of our Villa subsidiary which will make up the whole of the Medical Systems Group going forward.

EMPLOYEES

As of August 1, 2009, we had 220 employees. We believe that our employee relations are good. None of our approximately 97 U.S. based employees are represented by a labor union. Employment by functional area as of August 1, 2009, is as follows:

Executive	2
Administration and Finance	17
Manufacturing	168
Engineering	21
Sales and Marketing	12

Total	220

OPERATING SEGMENTS

The operating businesses that we report as segments consist of the Medical Systems Group and the Power Conversion Group. For fiscal 2009, the Medical Systems Group segment accounted for approximately 77% of our revenues and the Power Conversion Group segment accounted for approximately 23% of our revenues. Our consolidated financial statements include a non-operating segment which covers unallocated corporate costs. For the fiscal year ended August 1, 2009, none of our customers accounted for 10% or more of consolidated revenues. None of our business segments are dependent upon a single customer or a few customers. For further information concerning our operating segments, see Note 9 of the Notes to Consolidated Financial Statements (audited) included elsewhere in this prospectus. Our operating segments and businesses are summarized in the following table:

DIVISION	BRANDS	SUBSIDIARIES	FACILITIES
MEDICAL SYSTEMS GROUP	Villa	Villa Sistemi Medicali S.p.A. (“Villa”)	Milan, Italy

POWER CONVERSION GROUP: Electronic Systems & Components	RFI, Filtron, Sprague, Stanley	RFI Corporation (“RFI”)	Bay Shore, NY

MEDICAL SYSTEMS GROUP

Our Medical Systems Group designs, manufactures, markets and sells medical and dental diagnostic imaging systems consisting of stationary and portable imaging systems, radiographic/fluoroscopic systems, dental imaging systems and digital radiography systems. All of this segment’s revenues were attributed to Villa in all years presented.

Prior to December 23, 2005, the Company owned 80% of the Villa subsidiary. On December 23, 2005, the Company acquired the remaining 20% of Villa for $2.6 million plus 904,762 restricted shares of Company common stock which were valued at $2.9 million.

On November 12, 2009, we sold our DynaRad product line and on November 24, 2009 we sold the remainder of our Del Medical U.S. business unit including our Del Medical and UNIVERSAL product lines.

Medical imaging systems of the types we manufacture use x-ray technology to produce diagnostic images of matter beneath an opaque surface. An imaging system principally consists of a high voltage power supply, an x-ray tube, a patient positioning system, and an image recording system, which is either film or a digital detector. X-rays are generated as a result of high voltage passing through a filament or cathode in an x-ray tube. The cathode emits energized electrons which collide with a positively charged tungsten anode within the tube. The collision of these energized electrons with the anode emits the x-ray photons or x-rays. The x-ray tube is surrounded by a lead shield which contains an opening and various filters to direct the x-rays towards the patient.

The performance of the x-ray system, including image resolution, is directly linked to the precision performance of the high voltage power supply. The object to be imaged is placed between the x-ray tube and the image recording system. X-rays, which are not reflected by opaque surfaces, pass through the object and expose the film or image recording system. However, if the object is comprised of areas of varying densities or chemical compositions, x-rays will be absorbed in proportion to the density or chemical composition of the matter. As a result, the film will be exposed to a varying degree, thereby producing an image of the density or chemical variation within the object. For example, because bone has a greater density than the surrounding tissue in the body, x-rays can be used to produce an image of a skeleton. X-ray systems are differentiated by a number of key characteristics such as application, image capture technology, image resolution, accuracy, portability, size and cost. The design of an x-ray system requires complex engineering, which determines the performance factors required of the various system components.

This segment designs, manufactures, markets and sells medical and dental diagnostic imaging systems worldwide in the following markets:

MEDICAL SYSTEMS GROUP MARKETS SERVED

Hospitals	Dental Offices
Teaching Institutions	Government
Medical Clinics	Orthopedic Facilities
Private Practitioners	Imaging Centers

Our medical imaging systems are sold under the Villa brand name. The prices of our medical imaging systems range from approximately $9,000 to $300,000 per unit, depending on the complexity and flexibility of the system.

PRODUCTS

GENERAL RADIOGRAPHIC SYSTEMS – For more than 100 years, conventional projection radiography has used film to create x-ray images. Conventional technology requires that x-ray film be exposed and then chemically processed to create a visible image for diagnosis.

We produce a broad line of conventional radiographic products used in outpatient facilities, as well as more sophisticated and expensive x-ray systems typically used in hospitals and clinics. For example, our higher-end Apollo product line is designed to meet the broad requirements of a hospital or teaching university’s radiographic room, while our mid-range systems are suited more to the needs of medium sized hospitals, outpatient clinics and private practitioners.

The Moviplan product line manufactured under the Villa brand includes a variety of configurations that fit a wide range of markets, spanning from small private practices to hospitals, with a specific accent on emerging countries. A leading model is the tomographic version, which allows users to take images of multiple sections of the body. This type of system is manufactured by relatively few companies worldwide.

RADIOGRAPHIC/FLUOROSCOPIC SYSTEMS – We produce a wide range of radiographic/fluoroscopic, or R/F, systems that are able to perform complex x-ray examinations with contrast liquids for sequential and real time images. The Vision and Viromatic systems are based on the “classical approach” and require the operator to stay in close contact to the equipment and the patient. These systems are often used for diagnostic gastrointestinal procedures to image the progress of a radiopaque solution (typically barium) as it travels through the digestive tract. The Apollo Remote R/F system is based on the more modern “remote control” technology and allows the technologist and radiologist to operate the system and perform the entire examination from a separate room, being totally shielded from the x-ray source. The remote controlled system is also our most flexible x-ray imaging unit as it allows skeletal, gastrointestinal, vascular, urological and gynaecological studies in the same room.

Remote controlled systems like the Apollo R/F system are also widely used in connection with our digital acquisition system, DIVA, to perform digital image acquisition and real time angiographic examinations with a vast choice of image acquisition and post-processing tools. The DIVA system can also be equipped with DICOM functionalities that enable images to be sent to centralized archival units, image reviewing workstations, laser imagers, and in general allow the system to be fully integrated into PACS (Picture Archival and Communication Systems) networks within a hospital.

As of today, the Apollo Remote R/F system table, with a DIVA-D digital acquisition system represents a sophisticated system and technology produced by the Medical Systems Group. Recently dynamic flat panels have become an available alternative to carry on fluoroscopy at 43 x 43 cm detector size. Villa has already released the Apollo DRF version. Implementing this new technology will help improve the productivity of the radiographic room by providing a fully digital environment for both radiographic and fluoroscopic applications. This product represents the most advanced and sophisticated system produced by the Medical Systems Group.

PORTABLE AND MOBILE MEDICAL X-RAY SYSTEMS – Mobile units are manufactured and distributed under the Villa brand and include the “Visitor” product line with high frequency generators up to 30 kilowatts that are typically used in hospitals to take radiographic images directly at the patient’s bed.

DENTAL SYSTEMS – We produce a broad range of DC and AC powered intra-oral (commonly known as bite wing) x-ray systems at our Villa facility. In addition, our Rotograph Plus and Strato-2000 systems are utilized to perform panoramic images for dental applications using both analog and digital image capture technology. The most recent addition to the dental product line is the new Rotograph Evo panoramic, which inherits the “Rotograph” name that has been a landmark in the panoramic imaging for decades and brings important advances such as the possibility to use one mobile detector to perform both panoramic and cephalometric studies, with a substantial saving in the investment for the user.

The digital versions of the panoramic units can easily be connected to a personal computer for immediate image reviewing, post-examination processing and cost effective printing and archival. The relatively small price differential between digital and analog panoramic units has triggered a very quick shift to digital technology in the marketplace which accounts for approximately 12% of the volume of new units sold over the past three years. The dental products are sold both with our own brand (Villa), as well as private labeled units to selected OEM customers.

MAMMOGRAPHY SYSTEMS – We currently resell the Melody II system outside of the U.S. The Melody II unit is manufactured by a European-based manufacturer and sold under the Villa brand. Although we have exclusive use of the “Melody II” name, our supplier markets a similar product in several competing markets.

SURGICAL C-ARMS – We sell a mobile C-arm unit called “Arcovis 3000” under the Villa brand. The product is manufactured by a European company that also sells similar products to other customers.

MARKETING AND DISTRIBUTION

Our medical imaging systems are sold in the U.S. and internationally, principally by a network of worldwide distributors. Medical imaging system distributors are supported by our regional managers, area managers, marketing managers and technical support groups, who train distributor sales and service personnel and participate in customer calls. Due to the different markets and end use customers for dental as compared to medical imaging systems, dental products are distributed by a separate network of dental dealers who target the dental practitioners market. In addition, we do some private label manufacturing of medical and dental products for certain OEM customers.

Technical support in the selection, use and maintenance of our products is provided to distributors and professionals by customer service representatives. We also maintain telephone hotlines to provide technical assistance to distributors during regular business hours. We have recently established the position of “Application Specialists” to maximize customer satisfaction and provide value-added services to our customers buying digital radiographic and fluoroscopic systems. Additional product and distributor support is provided through participation in medical equipment exhibitions and trade specific advertising.

We typically exhibit our products at annual conferences, including the RSNA Conference in Chicago, the MEDICA Medical Conference in Dusseldorf, Germany, the European Congress of Radiology (ECR) Conference in Vienna, Austria, and the International Dental Show (IDS) in Cologne, Germany and other venues worldwide. Our products sold outside of North America are usually secured by a letter of credit to mitigate any potential credit risk, with longer terms being given to non-U.S. customers as is customary in international business.

Our Company also has the capacity to participate in and win large international tenders, which require careful assessment of the commercial aspects, regulatory requirements, production planning and financial exposure. Multi-million dollar tenders have been awarded to our Villa operation in the last two fiscal years in countries, including Mexico, Lithuania, Romania, Russia and Vietnam.

RAW MATERIALS AND PRINCIPAL SUPPLIERS

The Medical Systems Group in most cases uses two or more alternative sources of supply for each of its raw materials, which consist primarily of mechanical subassemblies, electronic components, x-ray tubes and x-ray generators. In certain instances, however, the Medical Systems Group will use a single source of supply when directed by a customer or by need. In order to ensure the consistent quality of the Medical System Group’s products, the Company follows strict supplier evaluation and qualification procedures, and where possible, enters into strategic relationships with its suppliers to assure a continuing supply of high quality critical components.

With respect to those items which are purchased from single sources, we believe that comparable items would be available in the event that there was a termination of our existing business relationships with any such supplier. Actual experience could differ materially from this belief as a result of a number of factors, including the time required to locate an alternate source for the material.

The majority of the Medical System Group’s raw materials are purchased on open account from vendors pursuant to various individual or blanket purchase orders. Procurement lead times are such that the Company is not required to hold significant amounts of inventory in order to meet customer demand. The Company believes its sources of supply for the Medical Systems Group are adequate to meet its needs.

COMPETITION

Our Medical Systems Group competes in two major segments of the highly competitive, world-wide conventional radiographic and R/F products marketplace. Our top-tier conventional radiographic products are sold through national, regional and independent distributors. The three major competitors in this market segment are GE Healthcare Systems, a division of General Electric Company,

Siemens Medical Solutions, a division of Siemens AG and Philips Medical Systems, a division of Philips Electronics N.V. They compete with us on customer support, features and breadth of product offerings. These larger competitors primarily sell directly to large hospitals and teaching institutions and sell a broader range of products designed to outfit a hospital’s entire imaging requirements. In Europe, Africa, the Middle East and the Far East, competition is also represented by other mid-tier European companies, as well as local manufacturers who mainly address the middle and low market tier.

Our lower-tier conventional radiographic products principally compete with several small companies based primarily in the U.S. and Europe. In some price-driven markets, we also find competition from Korean and Chinese products. Most of these companies sell through independent distributors and compete with us primarily on price, quality and performance. We believe that we can be differentiated from our competitors based on our combination of price, quality and performance, together with the strength and breadth of our independent distribution network, and the growth of our product portfolio.

The markets for our products are highly competitive and subject to technological change and evolving industry requirements and standards. Cost containment and pricing is also a critical driving factor, given the threat that is being posed by the aggressive policies of Korean and Chinese manufacturers attempting to capture market shares out of their boundaries. Price erosion is not only a factor in the low-end tier, but also at top level, where all companies, including the large multinationals such as GE, Philips and Siemens are driving down their prices. We believe that these trends will continue into the foreseeable future. Some of our current and potential competitors have substantially greater financial, marketing and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than we can. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. Although we believe that our products are more cost-effective than those of our primary competitors, certain competing products may have other advantages which may limit our market. There can be no assurance that continuing improvements in current or new competing products will not make them technically equivalent or superior to our products in addition to providing cost or other advantages. There can be no assurance that our current products, products under development or ability to introduce new products will enable us to compete effectively.

PRODUCT DEVELOPMENT

It is generally accepted that digital radiography will continue to become the dominant technology used in hospitals and imaging clinics throughout the world over the next 10 to 15 years. Currently, there are a number of competing technologies available in connection with the digitization of x-ray images. In addition, there are substantial hurdles which need to be addressed in terms of transitioning radiology practices from the current analog environment to a digital environment. These ancillary issues include image storage and retrieval and record keeping. However, due to the high cost of this technology, many institutions have not yet adopted digital technology. In addition, there is uncertainty as to which technology will be accepted as the industry-standard for image capture and communication and storage of digital image information.

Many of our competitors have invested heavily into developing a digital detector. We e have chosen to align with technology leaders who have already made digital investments and could benefit from our x-ray platform design, our systems integration capabilities and our worldwide dealer network. This strategy also accelerates our time-to-market with new digital solutions and avoids the significant development costs being incurred by our competitors.

Consequently, our current research and development spending is focused on both enhancing our existing conventional radiographic products and continuing to enhance our digital radiographic solutions and explore partnerships with strategic vendors in the digital marketplace. The introduction of digital imaging is growing much faster in dental applications where the cost difference between traditional and digital does not represent a significant barrier. In order to more fully participate in the digital dental market, Villa has initiated a strategic partnership with a French company, Owandy S.A.S., that provides the digital solutions for dental panoramic units and Villa is offering a full line of digital panoramic units.

Spending for research and development for our Medical Systems Group was approximately $2.0 million for fiscal year 2009, $2.5 million for fiscal year 2008 and $2.0 million for fiscal year 2007.

TRADEMARKS AND PATENTS

The majority of the Medical System Group’s products are based on technology that is not protected by patent or other rights. Within the Medical System Group, certain of our products and brand names are protected by trademarks, both in the U.S. and internationally. Because we do not have patent rights in our products, our technology may not preclude or inhibit competitors from producing products that have identical performance as our products. Our future success is dependent primarily on the technological expertise and management abilities of our employees and the strength of our relationship with our worldwide dealer network.

GOVERNMENT REGULATION

Our medical imaging systems are medical devices subject to regulation by the U.S. Food and Drug Administration (the “FDA”) and to regulation by foreign governmental authorities. We also are subject to various state and local regulations. Regulatory requirements include registration as a manufacturer, compliance with established manufacturing practices, procedures and quality standards, strict requirements dealing with the safety, effectiveness and other properties of the products, conformance with applicable industry standards, product traceability, adverse event reporting, distribution, record keeping, reporting, compliance with advertising and packaging standards, labeling, and radiation emitting qualities of these products. Failure to comply can result in, among other things, the imposition of fines, criminal prosecution, recall and seizure of products, injunctions restricting or precluding production or distribution, the denial of new product approvals and the withdrawal of existing product approvals.

FDA’S PREMARKET CLEARANCE AND APPROVAL REQUIREMENTS

In the U.S., medical devices are classified into three different categories over which the FDA applies increasing levels of regulation: Class I, Class II and Class III. Del Medical manufactures several Class I and Class II devices. Before a new Class II device can be introduced into the U.S. market, the manufacturer must obtain FDA clearance or approval through either premarket notification under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or a premarket approval under Section 515 of that Act, unless the product is otherwise exempt from the requirements.

A Section 510(k) premarket notification must contain information supporting the claim of substantial equivalence, which may include laboratory results and product comparisons to existing devices. Following submission of a 510(k) application, a manufacturer may not market the device until the FDA finds the product is substantially equivalent for a specific or general intended use. FDA 510(k) clearance generally takes 90 days and may take longer if FDA requests additional information. There is no assurance the FDA will ultimately grant a clearance. The FDA may determine that a device is not substantially equivalent and may require submission and approval of a premarket approval application or require further information before it is able to make a determination regarding substantial equivalence.

After a device receives 510(k) clearance, any modification made to the device requires the manufacturer to determine whether the modification could significantly affect its safety or effectiveness. If it does not, the manufacturer’s decision must be documented. If the modification could significantly affect the device’s safety and effectiveness, then the modification requires at least a new 510(k) clearance or, in some instances, could require a premarket approval. The FDA requires each manufacturer to make this determination, but the FDA can review any manufacturer’s decision. If the FDA disagrees with a manufacturer’s decision, the agency may retroactively require the manufacturer to seek 510(k) clearance or premarket approval. The FDA also can require the manufacturer to cease marketing the modified device or recall the modified device (or both) until 510(k) clearance or premarket approval is obtained. We have made minor modifications to our products and, using the guidelines established by the FDA, have determined that these modifications do not require us to file new 510(k) submissions. If the FDA disagrees with our determinations, we may not be able to sell one or more of our products until the FDA have cleared new 510(k) submissions for these modifications.

All of our products marketed in the U.S. have met the appropriate FDA requirements for marketing, either because they were exempt from submission or through 510(k) clearance. We continuously evaluate our products for any required new submission for changes or modifications.

PERVASIVE AND CONTINUING FDA REGULATION

Numerous FDA regulatory requirements apply to our products as well as to components manufactured by some of our suppliers. These requirements include:

•	The FDA’s quality system regulation which requires manufacturers to create, implement and follow numerous design, testing, control, documentation and other quality procedures; and

•	Medical device reporting regulations, which require that manufacturers report to the FDA certain types of adverse and other events involving their products.

Class II devices may also be subject to special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines that may not apply to Class I devices. Our products are currently subject to FDA guidelines for 510(k) cleared devices and are not subject to any other form of special controls. We believe we are in compliance with the applicable FDA guidelines, but we could be required to change our compliance activities or be subject to other special controls if the FDA changes its existing regulations or adopts new requirements.

We and some of our suppliers are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that either we or a supplier have failed to adequately comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as: fines, injunctions and civil penalties; recall or seizure of our products; the imposition of operating restrictions, partial suspension or total shutdown of production; the refusal of our requests for 510(k) clearance or premarket approval of new products; the withdrawal of 510(k) clearance or premarket approval already granted; and criminal prosecution.

The FDA also has the authority to require repair, replacement or refund of the cost of any medical device manufactured or distributed by us. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

OTHER FEDERAL AND STATE REGULATIONS

As a participant in the health care industry, we are subject to extensive and frequently changing regulation under many other laws administered by governmental entities.

FOREIGN GOVERNMENT REGULATION

Our products are also regulated outside the U.S. as medical devices by foreign governmental agencies, similar to the FDA, and are subject to regulatory requirements, similar to the FDA’s, in the countries in which we plan to sell our products. We work with our foreign distributors to obtain the foreign regulatory approvals necessary to market our products outside of the U.S. In certain foreign markets, it is necessary to obtain ISO 9001 certification, which is analogous to compliance with the FDA’s Good Manufacturing Practices requirements. It is also necessary to obtain ISO 13485 certification, which specifies requirements for a quality system to be used for design and development, production, installation and servicing of medical devices. We have obtained ISO 9001 certification and ISO 13485 certification, for both of our medical systems manufacturing facilities. In many European Communities and other international locations it is necessary or desirable to have a “CE” (Communities of Europe) mark on our products. This involves substantial testing by a third party such as Underwriters Laboratories or Electronics Testing Laboratories and for some devices, a certificate from a notified body declaring conformance to applicable directives and regulations. We have completed the necessary third party testing at both manufacturing locations, maintain the necessary certifications and are qualified to place the CE mark on all products intended for sale in such countries. The time and cost required obtaining market authorization from other countries and the requirements for licensing a product in another country may differ significantly from FDA requirements.

No assurance can be given that the FDA or foreign regulatory agencies will give the requisite approvals or clearances for any of our medical imaging systems and other products under development on a timely basis, if at all. Moreover, after clearance is given, both in the case of our existing products and any future products, these agencies can later withdraw the clearance or require us to change the system or our manufacturing process or labeling, to supply additional proof of its safety and effectiveness, or to withdraw, recall, repair, replace or refund the cost of the medical system, if it is shown to be hazardous or defective.

DISCONTINUED OPERATIONS

On November 24, 2009, the Company sold the Del Medical Imaging business. It is reflected as a discontinued operation in the financial statements of the Company and prior periods have been restated. See Notes to Consolidated Financial Statements included elsewhere in this prospectus.

The results of this business disposition are reported as a loss from discontinued operations in our financial statements in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

POWER CONVERSION GROUP

Our Power Conversion Group designs, manufactures, markets and sells high voltage precision components and sub-assemblies and electronic noise suppression components for a variety of applications. These products are utilized by original equipment manufacturers (“OEMs”) who build systems that are used in a broad range of markets. Our products are sold under the following industry brands: RFI, Filtron, Sprague and Stanley. This segment is comprised of electronic systems and components.

This segment designs and manufactures key electronic components such as transformers, magnetics, noise suppression filters and high voltage capacitors for use in precision regulated high voltage applications. Noise suppression filters and components are used to help isolate and reduce the electromagnetic interference (commonly referred to as “noise”) among the different components in a system sharing the same power source. Examples of systems that use our noise suppression products include aviation electronics, mobile and land-based telecommunication systems and missile guidance systems.

The Power Conversion Group provides subsystems and components which are used in the manufacture of medical electronics, military and industrial applications as follows:

POWER CONVERSION GROUP MARKETS SERVED

AEROSPACE, DEFENSE & HOMELAND SECURITY	INDUSTRIAL/COMMERCIAL
Guidance & Weapons Systems	Induction Heating
Communications	Meteorological
Radar Systems	Power Systems
Military Shelters	Satellite
Power Systems	Shielded Rooms/Enclosures
Aerospace Electronics	Power Systems
Aircraft Lighting Systems
Telecommunication Electronics

TELECOMMUNICATIONS	MEDICAL
Telecom Equipment for Voice & Data Transmission	Radiation Oncology
Telephone Switching Systems	Magnetic Resonance Imaging (“MRI”)
CT Imaging
X-Ray

PRODUCTS

MILITARY APPLICATIONS – Through our relationships with many of the federal government’s top defense suppliers, such as Raytheon, Boeing, Lockheed Martin and Northrop Grumman, we supply electronic components for various classified and unclassified programs including radar systems, guidance systems, weapons systems and communication electronics. On May 24, 2007, the Company’s RFI subsidiary was served with a subpoena to testify before a grand jury of the United States District Court, Eastern District of New York to provide items and records from its Bay Shore, New York offices in connection with U.S. Department of Defense (“DOD”) contracts. A search warrant from the United States District Court, Eastern District of New York was issued and executed with respect to such offices. The Company believes that it is in full compliance with the quality standards that its customers require and is fully cooperating with investigators to assist them with their review. The Company’s RFI subsidiary is continuing to ship products to the U.S. Government as well as to its commercial customers.

INDUSTRIAL APPLICATIONS – Our high voltage power components and EMI filters are used in many leading-edge high technology scientific and industrial applications by OEMs, universities and private research laboratories. Some industrial applications using high voltage subsystems include DNA sequencing, molecular analysis, printed circuit board inspection, structural inspection, food and mail sterilization and semiconductor capital equipment.

MARKETING, SALES AND DISTRIBUTION

We market our Power Conversion Group products through in-house sales personnel, independent sales representatives in the U.S., and international agents in Europe, Asia, the Middle East, Canada and Australia. Our sales representatives are compensated primarily on a commission basis and the international agents are compensated either on a commission basis or act as independent distributors. Our marketing efforts emphasize our ability to custom engineer products to optimal performance specifications. We emphasize team selling where our sales representatives, engineers and management personnel all work together to market our products. We also market our products through catalogs and trade journals and participation in industry shows. Sales of the Company’s products are typically on open account with 30 day terms. New accounts are established with cash on delivery or cash in advance terms.

RAW MATERIALS AND PRINCIPAL SUPPLIERS

The Power Conversion Group in most cases uses two or more alternative sources of supply for each of its raw materials, which consist primarily of electronic components and subassemblies, metal enclosures for its products and certain other materials. In certain instances, however, the Power Conversion Group will use a single source of supply when directed by a customer or by need. In order to ensure the consistent quality of the Power Conversion Group’s products, the Company performs certain supplier evaluation and qualification procedures, and where possible, enters into strategic partnerships with its suppliers to assure a continuing supply of high quality critical components.

With respect to those items which are purchased from single sources, we believe that comparable items would be available in the event that there was a termination of our existing business relationships with any such supplier. Actual experience could differ materially from this belief as a result of a number of factors, including the time required to locate an alternate source for the material.

The majority of the Power Conversion Group’s raw materials are purchased on open account from vendors pursuant to various individual or blanket purchase orders. Procurement lead times are such that the Company is not required to hold significant amounts of inventory in order to meet customer demand. The Company believes its sources of supply for the Power Conversion Group are adequate to meet its needs.

COMPETITION

Our Power Conversion Group competes with several small, privately owned suppliers of electronic systems and components. From our perspective, competition is primarily based on each company’s design, service and technical capabilities, and secondarily on price. Excluding the OEMs that manufacture their own components, based on market intelligence we have gathered, we believe that we are among the top two or three in market share in supplying these products.

The markets for our products are subject to limited technological changes and gradually evolving industry requirements and standards. We believe that these trends will continue into the foreseeable future. Some of our current and potential competitors may have substantially greater financial, marketing and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than we can. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. Although we believe that our products are more cost-effective than those of our primary competitors, certain competing products may have other advantages which may limit our market. There can be no assurance that continuing improvements in current or new products will not make them technically equivalent or superior to our products in addition to providing cost or other advantages. There can be no assurance that our current products, products under development or our ability to introduce new products will enable us to compete effectively.

PRODUCT DEVELOPMENT

We have a well developed engineering and technical staff in our Power Conversion Group. Our technical and scientific employees are generally employed in the engineering departments at our RFI business unit, and split their time, depending on business mix and their own technical background, between supporting existing production and development and research efforts for new product variations or new customer specifications. Our products include transformers, noise suppression filters and high voltage capacitors for use in precision regulated high voltage applications. Noise suppression filters and components are used to help isolate and reduce the electromagnetic interference (commonly referred to as “noise”) among the different components in a system sharing the same power source. Examples of systems that use our noise suppression products include aviation electronics, mobile and land-based telecommunication systems and missile guidance systems. No significant engineering related time was charged to research and development spending for the continuing operations of the Power Conversion Group in fiscal years 2009, 2008 or 2007.

TRADEMARKS AND PATENTS

The majority of the Power Conversion Group’s products are based on technology that is not protected by patent or other rights. Within the Power Conversion Group, certain of our products and brand names are protected by trademarks, both in the U.S. and internationally. Our future success is dependent primarily on the technological expertise and management abilities of our employees.

GOVERNMENT REGULATION

We are subject to various U.S. government guidelines and regulations relating to the qualification of our non-medical products for inclusion in government qualified product lists in order to be eligible to receive purchase orders from a government agency or for inclusion of a product in a system which will ultimately be used by a governmental agency. We have had many years of experience in designing, testing and qualifying our products for sale to governmental agencies. Certain government contracts are subject to cancellation rights at the Government’s election. We have experienced no material termination of any government contract and are not aware of any pending terminations of government contracts.

DISCONTINUED OPERATION

As of July 31, 2004, the DHV division was classified as a discontinued operation. This division manufactured and sold high voltage power systems, primarily for security, medical, scientific, military and industrial OEM applications. The results of this operation are segregated on the accompanying financial statements as income or loss from discontinued operation.

SEASONALITY

Revenue in both operating segments is typically lower during the first quarter of each fiscal year due to the shutdown of operations in our Milan, Italy (Medical Systems Group) and Bay Shore, New York (Power Conversion Group) facilities for part of August as a result of both vacation schedules and year-end physical inventories.

BACKLOG

Consolidated backlog at August 1, 2009 was $10.6 million versus backlog at August 2, 2008 of approximately $17.7 million. The backlog in the Power Conversion Group of $4.5 million decreased $0.9 million from levels at the beginning of the fiscal year while there was a $6.2 million decrease in the fiscal year end backlog of our Medical Systems segment from August 2, 2008 reflecting lower booking during the twelve month period in international markets. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

GEOGRAPHIC AREAS

For further information about Geographic areas the Company operates in, as well as other segment related disclosures, refer to Note 9 of the Notes to Consolidated Financial Statements (audited) included elsewhere in this prospectus.

PROPERTIES

The following is a list of our principal properties, classified by segment and subsidiary:

SEGMENT	LOCATION	APPROX. FLOOR AREA IN SQ. FT.	PRINCIPAL USES	OWNED/LEASED (EXPIRATION DATE IF LEASED)
MEDICAL SYSTEMS GROUP:

Villa Sistemi Medicali	Milan, Italy	67,000	Design and manufacturing	Leased (2011)(1)

POWER CONVERSION GROUP: RFI	Bay Shore, NY	55,000	Corporate Headquarters, Design and manufacturing	Owned

(1)	Villa has the option to purchase this property at the conclusion of this lease.

We believe that our current facilities are sufficient for our present and anticipated future requirements. The Company’s manufacturing operations run on one shift and we have the ability to add a second shift, if needed. The Company’s domestic credit facilities are secured, in part, by a mortgage on RFI’s property.

LEGAL PROCEEDINGS

RFI — On May 24, 2007, the Company’s Power Conversion subsidiary, RFI Corporation (“RFI”), was served with a subpoena to testify before a grand jury of the United States District Court of New York and to provide items and records from its Bay Shore, NY offices in connection with U.S. Department of Defense contracts. A search warrant from the United States District Court, Eastern District of New York was issued and executed with respect to such offices. The Company believes that it is in full compliance with the quality standards that its customers require and is fully cooperating with investigators to assist them with their review. RFI continues to ship products to the U.S. Government, as well as to its commercial customers.

APERGIS — On April 28, 2008, George Apergis, the former General Manager of RFI, filed a charge with the EEOC alleging that RFI discriminated against him by terminating his employment with RFI on December 18, 2007. George Apergis alleged three claims against RFI: (1) violation of Title VII of the Civil Rights Act; (2) violation of the Age Discrimination in Employment Act and (3) retaliation. RFI responded to the EEOC charge with a position statement filed with the EEOC on June 26, 2008 denying each allegation of the charge. On December 3, 2009, the EEOC issued a Dismissal and Notice of Rights. The EEOC made no finding as to the merits of the claim. The Company and Mr. Apergis reached a settlement on March 1, 2010 for $150,000.

OTHER — From time to time, the Company may be a defendant in legal actions in various U.S. and foreign jurisdictions arising from the normal course of business.

MANAGEMENT

The names and ages of each director and executive officers of the Company, each of their principal occupations at present and for the past five (5) years and certain other information about each, are set forth below:

Name	Age	All Offices with the Company	Director Since
T. Scott Avila	50	Director	2009
James R. Henderson	52	Chairman of the Board and Director	2003
General Merrill A. McPeak	74	Director	2005
James A. Risher	67	Director, Former President and Chief Executive Officer	2005

			Officer Since
John J. Quicke	61	President and Chief Executive Officer	2009
Mark A. Zorko	58	Chief Financial Officer	2006

T. Scott Avila has been a member of the Company’s Board of Directors since March 31, 2009. He has served as Managing Partner of CRG Partners, Group, a privately held professional services company since July 2007. Mr. Avila was also the Managing Partner of CRP Partners, Group, a privately held professional services company from July 2003 through July 2007.

James R. Henderson is the Chairman of the Company’s Board of Directors where he has been a director since November 20, 2003. Mr. Henderson is a Managing Director and operating partner of Steel Partners LLC, a global management firm, which is the manager of Steel Partners Holdings L.P., a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies. He has been associated with Steel Partners LLC and its affiliates since August 1999. He has been the Chairman of the Board of Point Blank Solutions, Inc., a designer and manufacturer of protective body armor, since August 2008, CEO since September 2009 and was Acting CEO from April 2009 to August 2009. Mr. Henderson was an Executive Vice President of SP Acquisition Holdings, Inc., a company formed for the purpose of acquiring one or more businesses or assets (“SP Acquisition”), from February 2007 until October 2009. Mr. Henderson has been a director (and currently Chairman of the Board) of GenCorp Inc., a manufacturer of aerospace and defense systems, with a real estate segment that includes activities to the entitlement, sale and leasing of its excess real estate assets, since March 2008. He served as a director of BNS Holding, Inc., a holding company that owned the majority of Collins Industries, Inc., a manufacturer of school buses, ambulances and terminal trucks, between June 2004 and May 2010. Mr. Henderson also served as a director of SL Industries, Inc., a designer, manufacturer, and marketer of power electronics, motion control, power protection, and specialized communication equipment (“SL Industries”), from January 2002 to March 2010. He was a director of Angelica Corporation, a provider of healthcare linen management services, from August 2006 to August 2008. Mr. Henderson was a director and CEO of the predecessor entity of Steel Partners Holdings L.P. from June 2005 to April 2008, President and COO from November 2003 to April 2008, and was the Vice President of Operations from September 2000 to December 2003. He was also the CEO of WebBank, a wholly-owned subsidiary of SPH, from November 2004 to May 2005. He was a director of ECC International Corp., a manufacturer and marketer of computer controlled simulators for training personnel to perform maintenance and operation procedures on military weapons, from December 1999 to September 2003 and was acting CEO from July 2002 to March 2003. Mr. Henderson has been the President of Gateway Industries, Inc., a provider of database development and web site design and development services, since December 2001. From January 2001 to August 2001, he was President of MDM Technologies, Inc., a direct mail and marketing company.

General Merrill A. McPeak has been a member of the Company’s Board of Directors since April 27, 2005. General McPeak is the President of McPeak and Associates, a management-consulting firm he founded in 1995. General McPeak was Chief of Staff of the Air Force from November 1990 to October 1994, when he retired from active military service. General McPeak was for several years Chairman of ECC. He has been a director of Point Blank Solutions since August 2008 and has served as a director of several other public companies, including Tektronix, Inc. and TWA. Currently, General McPeak is Chairman of the Board of Ethicspoint, Inc., a company providing confidential corporate governance compliance and whistleblower reporting services. He is a director of Miller Petroleum, Inc., a public company engaged in oil and gas exploration, production and related property management. He is also a director of Sensis Corp., a privately held manufacturer of military radars and civilian air traffic control systems. He is an investor in and director of several public and private companies in the early development stage. General McPeak received a Bachelor of Arts degree in economics from San Diego State College and a Master of Science degree in international relations from George Washington University. He is a member of the Council on Foreign Relations, New York City.

James A. Risher has been a member of the Company’s Board of Directors since April 27, 2005. On August 31, 2006 Mr. Risher became the President and CEO of the Company. On August 28, 2009, Mr. Risher resigned from his position as President and Chief Executive Officer of the Company effective August 31, 2009. Mr. Risher has been the Managing Partner of Lumina Group, LLC, a private company engaged in the business of consulting and investing in small and mid-size companies, since 1998. From February 2001 to May 2002, Mr. Risher served as Chairman and Chief Executive Officer of BlueStar Battery Systems International, Inc., a Canadian public company that is an e-commerce distributor of electrical and electronic products to selected automotive aftermarket segments and targeted industrial markets. From 1986 to 1998, Mr. Risher served as a director, Chief Executive Officer and President of Exide Electronics Group, Inc. (“Exide”), a global leader in the uninterruptible power supply industry. He also served as Chairman of Exide from December 1997 to July 1998. Mr. Risher has also been a director of SL Industries, Inc. since May 2003 and was a director of New Century Equity Holdings Corp., a holding company seeking to acquire a new business, from October 2004 to January 2010.

John J. Quicke was appointed as the Company’s President and Chief Executive Officer on September 1, 2009 and a member of the Company’s Board of Directors on September 17, 2009. Mr. Quicke has served as a director of WHX Corporation since July 2005 and as a Vice President of WHX Corporation since October 2005. Mr. Quicke served as the President and Chief Executive Officer of Bairnco Corporation, a subsidiary of WHX Corporation, from April 2007 to December 2008. He is a Managing Director and operating partner of Steel Partners LLC, A Delaware limited liability company (“Steel Partners”). Mr. Quicke has been associated with Steel Partners and its affiliates since September 2005. He has served as a director of Rowan Companies, Inc., a contract drilling company, since January 2009. He has served as a director of Adaptec, Inc. since December 2007 and as the interim President and Chief Executive Officer since January 2010. He served as a director of Angelica Corporation, a provider of health care linen management services, from August 2006 to July 2008. Mr. Quicke served as Chairman of the Board of NOVT Corporation from April 2006 to January 2008, and served as President and Chief Executive Officer of NOVT Corporation from April 2006 to November 2006. Mr. Quicke also served as a director of Layne Christensen Company, a provider of products and services for the water, mineral, construction and energy markets, from October 2006 to June 2007. He served as a director, President and Chief Operating Officer of Sequa Corporation, a diversified industrial company, from 1993 to March 2004, and as Vice Chairman and Executive Officer of Sequa Corporation from March 2004 to March 2005. As Vice Chairman and Executive Officer of Sequa Corporation, Mr. Quicke was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company. From March 2005 to August 2005, Mr. Quicke occasionally served as a consultant to Steel Partners II, L.P. and explored other business opportunities. Mr. Quicke is a Certified Public Accountant and a member of the AICPA.

Mark A. Zorko has served as our Chief Financial Officer from August 30, 2006. From 2000 to 2010, he was a CFO Partner at Tatum, LLC, a professional services firm where he has held financial leadership positions with public and private client companies. From 1996 to 1999, Mr. Zorko was Chief Financial Officer and Chief Information Officer for Network Services Co., a privately held distribution company. His prior experience includes Vice President, Chief Financial Officer and Secretary of Comptronix Corporation, a publicly held electronic system manufacturing company, corporate controller for Zenith Data Systems Corporation, a computer manufacturing and retail electronics company, and finance manager positions with Honeywell, Inc. Mr. Zorko was a senior staff consultant with Arthur Andersen & Co. Mr. Zorko served in the Marine Corps. from 1970 to 1973. He is on the Board of Directors of MFRI, Inc, and chairs the audit committee. Mr. Zorko is on the audit committee for Opportunity Int’l, a microfinance bank, and on the Finance Committee for the Alexian Brothers Health System. Mr. Zorko earned a BS degree in Accounting from The Ohio State University, an MBA from the University of Minnesota, and completed the FEI’s Chief Financial Officer program at Harvard University. He is a certified public accountant and a member of the National Association of Corporate Directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the elements of compensation paid to each of the named executive officers who served in the fiscal year ended August 1, 2009. The discussion focuses primarily on the information contained in the following tables and related footnotes but may also describe compensation actions taken before or after the last completed fiscal year to the extent that such discussion enhances understanding of our compensation philosophy or policies. The Compensation Committee of the Board, which we refer to in this discussion as the “Committee”, oversees the design and administration of our executive compensation program.

THE ROLE OF THE COMMITTEE

The Committee is responsible for ensuring that the Company’s executive compensation policies and programs are competitive within the markets in which the Company competes for talent and reflect the long-term investment interests of our shareholders. The Committee reviews and approves the executive compensation and benefits programs for all the Company’s executive officers annually, usually in the first quarter of each fiscal year. Any options that are granted as a result of the Committee’s executive compensation review and approval process are only granted upon full Board approval of the option grant. The strike price of such options is set at the closing price of the Company’s stock on the day the options were granted.

With respect to the CEO, the Committee reviews and approves corporate goals and objectives, evaluates the CEO’s performance against these objectives, and based on that evaluation makes recommendations to the Board regarding the CEO’s compensation level, or in the case of our current CEO, the terms of the management services agreement with SP Corporate Services, LLC (“SP Corporate Services”), effective as of September 1, 2009 (the “Services Agreement”), pursuant to which SP Corporate Services provides the non-exclusive services of John J. Quicke to serve as the Company’s CEO and President.

The CEO participates, together with the Committee, in the executive compensation process by:

•	approving perquisites valued at less than $10,000 per year (all perquisites valued at greater than this amount are still approved by the Committee);

•	participating in informal discussions with the Committee regarding satisfaction of performance criteria by executive officers, other than the CEO;

•	providing the Board with recommendations as to who should participate in the Del Global Incentive Stock Plan and the size of option grants to such participants; and

•	assigning annual budget goals and other objectives that determine bonus awards for the CFO.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Committee is responsible for ensuring that the Company’s executive compensation policies and programs are competitive within the markets in which the Company competes for talent and reflect the long-term investment interests of our shareholders. The goal of the executive compensation program is to (a) attract, retain and reward executive officers who contribute to the Company’s success and (b) align executive compensation with the achievement of the Company’s business objectives and the creation of longer-term value for shareholders. The Committee also strives to balance short and long-term incentive objectives by establishing goals, performance criteria, evaluating performance and determining actual incentive awards that are both effective and efficient. While the Committee believes that stock ownership by executive officers is an effective way of aligning the common interests of management and shareholders to enhance shareholder value, the Company has not established equity ownership guidelines for its executive officers.

RELATIONSHIP OF COMPANY PERFORMANCE TO EXECUTIVE COMPENSATION

When determining executive compensation, the Committee also takes into account the executives’ performance in special projects undertaken during the past fiscal year, contribution to improvements in our financial situation, development of new products, marketing strategies, manufacturing efficiencies and other factors. During the 2009 fiscal year, the Committee focused particularly on progress with respect to improvement in the Company’s revenue growth, operating earnings and the development of a long-term strategic plan for the Company that provides a platform for growth and a return to shareholders.

Satisfaction of certain performance criteria (including initiative, contribution to overall corporate performance and managerial ability) is evaluated after informal discussions with other members of the Board and, for all of the executives other than the CEO, after discussions with the CEO. No specific weight or relative importance was assigned to the various qualitative factors and compensation information considered by the Committee. Accordingly, the Company’s compensation policies and practices may be deemed subjective, within an overall published framework based on both the financial and non-financial factors.

ELEMENTS OF COMPENSATION

The Company’s compensation program is comprised primarily of four elements: base salary, annual cash bonuses, long-term equity incentives and perquisites. Together, these four elements are structured by the Committee to provide our named executive officers with cumulative total compensation consistent with our executive compensation philosophy described above. Each of these elements plays an important role in balancing executive rewards over short- and long-term periods, based on our program objectives.

1. MANAGEMENT SERVICES AGREEMENT AND BASE SALARY

Pursuant to the Management Services Agreement, we pay SP Corporate Services $30,000 per month (the “CEO Fee”) for the services of John J. Quicke, our President and CEO. The CEO Fee may be adjustable annually upon mutual agreement by us and SP Corporate Services or at other times upon the amendment of the services to be provided by John J. Quicke. Our base salary levels and the CEO Fee reflect a combination of factors, including competitive pay levels relative to our peers, the executive’s experience and tenure, our overall annual budget for merit increases and pre-tax profit, the executive’s individual performance, and changes in responsibility. Base salaries and the CEO Fee are reviewed annually by the Committee at the beginning of the year, but are not automatically increased annually. We do not target base salary or the CEO Fee at any particular percent of total compensation. The base salary for our CFO and former CEO are set forth in their employment agreements, which are described in more detail below.

2. ANNUAL CASH BONUSES

The purpose of the annual cash bonus is to provide a competitive annual cash incentive opportunity that rewards both the Company’s performance toward corporate goals and objectives and also individual achievements. The annual bonus is a short-term annual incentive paid in cash pursuant to arrangements that cover all executive officers, including the CEO, and provide that a bonus will be paid upon achieving the Company’s annual budget goals. For fiscal year 2009, the Committee determined that bonuses would be paid out upon the achievement of improvement of revenue and operating income as compared to fiscal year 2009 business plan with targets set for the CEO and CFO of 70% and 45% of their annual base salary respectively. Incentive targets for fiscal year 2009 were not achieved and as a result, the former CEO and CFO did not receive an annual bonus.

3. LONG TERM EQUITY INCENTIVES

A. DEL GLOBAL STOCK OPTION PLAN

The purpose of the Del Global Amended and Restated Stock Option Plan (the “DGTC Plan”), is to provide for the granting of incentive stock options and non-qualified stock options to the Company’s executive officers, directors, employees and consultants. The Committee administers the DGTC Plan. Among other things, the Committee: (i) determines participants to whom options may be granted and the number of shares to be granted pursuant to each option, based upon the recommendation of our CEO; (ii) determines the terms and conditions of any option under the DGTC Plan, including whether options will be incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options; (iii) may vary the vesting schedule of options; and (iv) may suspend, terminate or modify the DGTC Plan. Any Committee recommendations of awards, options or compensation levels for senior executive officers are approved by the entire Board, excluding any management directors.

Under the DGTC Plan, incentive stock options have an exercise price equal to the fair market value of the underlying stock as of the grant date and, unless earlier terminated, are exercisable for a period of ten (10) years from the grant date. Non-qualified stock options may have an exercise price that is less than, equal to or more than the fair market value on the grant date and, unless earlier terminated, are exercisable for a period of up to ten (10) years from their grant date.

For the fiscal year ended August 1, 2009, no options to purchase the Company’s common stock were granted under the terms of the DGTC Plan.

B. 2007 INCENTIVE STOCK PLAN

The 2007 Incentive Stock Plan (the “2007 Plan”) is designed to provide an incentive to, and to retain in the employ of the Company and any Subsidiary of the Company, within the meaning of Section 424(f) of the United States Internal Revenue Code of 1986, as amended, directors, officers, consultants, advisors and employees with valuable training, experience and ability; to attract to the Company new directors, officers, consultants, advisors and employees whose services are considered valuable and to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries.

The 2007 Plan is administered by the Committee, which has full power and authority to designate recipients of options (as defined in the 2007 Plan) and restricted stock under the 2007 Plan and to determine the terms and conditions of the respective option and restricted stock agreements and to interpret the provisions and supervise the administration of the 2007 Plan. The Committee also has the authority to designate which options granted under the 2007 Plan will be incentive options and which shall be nonqualified options.

For the fiscal year ended August 1, 2009, under the terms of the 2007 Plan, the Company granted (a) James A. Risher an option to purchase 50,000 shares of the Company’s common stock and (b) Mark A. Zorko an option to purchase 20,000 shares of the Company’s common stock.

4. PERQUISITES

The Company’s compensation program also includes other benefits and perquisites. These benefits include annual matching contributions to certain executive officers’ 401(k) plan accounts, car allowances, living allowances and tax gross-ups to cover taxes on certain benefits. We are selective in our use of perquisites, attempting to utilize perquisites that are within range of modest to competitive within our industry. The Committee has delegated authority to the CEO to approve such perquisites for other executive officers, but the Committee must separately approve any perquisites that exceed $10,000 per year.

IMPACT OF TAX AND ACCOUNTING

As a general matter, the Committee always considers the various tax and accounting implications of compensation elements employed by the Company and attempts to structure such compensation in a tax efficient manner. When determining amounts of long-term incentive grants to executives and employees, the Committee examines the accounting cost associated with the grants.

Current compensation levels for our named executive officers are significantly lower than $1 million at which tax deductions are limited under Internal Revenue Code Section 162(m). In the event that future annual total compensation for any named executive officer exceeds the $1 million threshold, the Committee intends to balance tax deductibility of executive compensation with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the Committee may take such actions as it deems in the best interests of shareholders, including: (i) provide non-deductible compensation above the $1 million threshold; (ii) require deferral of a portion of the bonus or other compensation to a time when payment may be deductible by the Company; and/or (iii) modify existing programs to qualify bonuses and other performance-based compensation to be exempt from the deduction limit.

FISCAL YEAR 2009 COMPENSATION DECISION

For fiscal year 2009, the Committee conducted an evaluation of the performance of the CEO and the CFO against per-established goals. Based upon these evaluations, decisions were made regarding salary increases and annual bonuses. As a result, no salary increases were granted for fiscal year 2009. Incentive targets for fiscal year 2009 were not achieved and as a result, the CEO and CFO did not receive an annual bonus.

In keeping with our philosophy of aligning management and the shareholder interests and consideration of the future contributions expected of the executive officers, the Committee granted long-term equity incentives to the CEO and CFO. See the “Grants of Plan-Based Awards Table” for equity granted to the Named Executive Officers in fiscal year 2008.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation awarded to, paid or earned by the following type of executive officers for each of the Company’s last three completed fiscal years: (i) individuals who served as, or acted in the capacity of, the Company’s principal executive officer for the fiscal year ended August 1, 2009; (ii) individuals who served as, or acted in the capacity of, the Company’s principal financial officer for the fiscal year ended August 1, 2009; (iii) the Company’s three most highly compensated executive officers, other than the principal executive officer and principal financial officer, who were serving as executive officers at the end of the fiscal year ended August 1, 2009; and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year ended August 1, 2009 (of which there were none). We refer to these individuals collectively as our named executive officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards	Option Awards(3)	All Other Compensation(2)	Total
James A. Risher,
Chief Executive Officer (4)	2009	$318,722	$—	$—	$80,425	$116,256	$515,403
	2008	$319,743	$—	$—	$75,092	$125,944	$520,779
	2007	$274,615	$224,324	$—	$51,171	$167,686	$717,796
Mark A. Zorko,
Chief Financial Officer	2009	$250,864	$—	$—	$42,551	$7,717	$301,132
	2008	$246,571	$—	$—	$37,356	$8,575	$292,502
	2007	$214,300	$131,291	$—	$23,526	$6,844	$375,961

(1)	The figures reported in the salary and bonus columns represent amounts earned and accrued for each year.
(2)	The amounts in this column include the following executive perquisites and other compensation for fiscal years 2009, 2008 and 2007:

Name	Benefit	2009		2008		2007
James A. Risher (4)	Living allowance	$71,165		$72,720		$67,357
	Tax Gross-Ups	45,091		53,224		41,162
	Other	—		—		59,167	(2)(e)

		$116,256		$125,944		$167,686

Mark A. Zorko	Car Allowance	$6,900		$6,900		$5,750
	401 (k) Match	817	(2)(c)	1,675	(2)(c)	1,094	(2)(c)

		$7,717		$8,575		$6,844

Notes:

2(c)	Company-matching contribution of 50% of the first 4% of salary. Accelerated vesting schedule (100% vested in Company contributions after three (3) years of employment).
2(e)	During fiscal year 2007, but prior to Mr. Risher’s appointment as CEO, Mr. Risher received $4,167 as compensation for his service to the Company as a Director and $55,000 for his service to the Company as a consultant.
(3)	Refer to Footnote 10 Shareholder Equity in Item 8 “Stock Option Plan And Warrants” for details of stock option plan terms, SFAS 123R valuation techniques and assumptions and the fair value of stock options granted. Option awards listed represent the stock compensation expense recognized in the respective fiscal year.
(4)	On August 28, 2009, James A Risher resigned his position as President and Chief Executive Officer of the Company effective August 31, 2009. Mr. Risher will continue to serve as a director of the Company. Mr. Risher will continue to receive as severance his base salary and living allowance through December 31, 2009, and the Company will continue to pay for Mr. Risher’s medical plan through December 31, 2009.

Grants Of Plan-Based Awards:

(a)	(b)	(i)	(j)		(k)	(l)
		All Other Stock Awards:	All Other Option Awards:

Name	Grant Date	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
James A. Risher,
Chief Executive Officer	8/31/2006	—	120,000	(1)	1.5	118,800
	9/17/2007	—	50,000	(2)	2.7	95,397
	12/16/2008	—	50,000	(1)	1	33,500
Mark A. Zorko,
Chief Financial Officer	8/31/2006	—	60,000	(1)	1.5	59,400
	11/17/2006	—	20,000	(1)	2	26,200
	9/17/2007	—	20,000	(2)	2.7	38,159
	12/16/2008	—	20,000	(1)	1	13,400

(1)	Granted pursuant to the Company’s DGTC Plan.

These stock options vest and become exercisable as to 25% of such shares on the date of the option grant and 25% on each of the first, second and third anniversaries of the date of the grant.

(2)	Granted pursuant to the Company’s 2007 Plan.

These stock options vest and become exercisable as to 25% of such shares on the date of the option grant and 25% on each of the first, second and third anniversaries of the date of the grant.

EMPLOYMENT AGREEMENTS

A. James A. Risher Employment Agreements

The Company and Mr. Risher entered into a Letter Agreement, dated August 31, 2006 (the “Risher Employment Agreement”), providing for Mr. Risher’s employment with the Company as its CEO and President. Pursuant to the Risher Employment Agreement, Mr. Risher was entitled to an annual salary of $300,000 and received an option grant to purchase 120,000 shares of the Company’s common stock pursuant to and in accordance with the Company’s DGTC Plan. Such stock options vest and become exercisable as to one-half of such shares on the first anniversary of the date of the grant and as to an additional 25% of such shares on the second and third anniversaries of the date of the grant, respectively. Under the terms of the Risher Employment Agreement, Mr. Risher also received a living allowance of $6,200 per month. In addition, Mr. Risher was eligible to receive an annual bonus with a target of 60% of his annual base salary based upon achieving the Company’s annual budget and attaining specific objectives assigned by the Board. As a result of achieving these specific objectives in fiscal year 2007, Mr. Risher received a bonus of $224,324.

The Risher Employment Agreement was superseded by Letter Agreement between the Company and Mr. Risher, dated September 19, 2007 (the “2007 Risher Agreement”), setting forth the terms of Mr. Risher’s employment by the Company as its CEO and President. For fiscal year 2008, Mr. Risher received an annual base salary of $320,000 as well as a living allowance of $6,200 per month, which amount shall be “grossed up” for tax purposes. In addition, Mr. Risher was eligible to receive an annual bonus with a target of 70% of his annual base salary, based on achieving the Company’s annual budget and attaining specific objectives assigned by the Board. The annual bonus could have been anywhere from 0% to 150% of the target. As a result of the Company not achieving these specific objectives in fiscal year 2008, Mr. Risher did not receive a bonus for the 2008 fiscal year.

The 2007 Risher Agreement has been superseded by Letter Agreement between the Company and Mr. Risher, dated September 16, 2008 (the “2008 Risher Agreement”) setting forth the terms of Mr. Risher’s continued employment by the Company as its CEO and President, effective as of September 1, 2008. The 2008 Risher Agreement terminated on August 31, 2009. The 2008 Risher Agreement provides for the same compensation as the 2007 Risher Agreement, including an annual base salary of $320,000 as well as a living allowance of $6,200 per month, which amount will be “grossed up” for tax purposes. In addition, Mr. Risher will be eligible to receive an annual bonus with a target of 70% of his annual base salary, based on achieving the Company’s annual budget and attaining specific objectives assigned by the Board. The annual bonus can be anywhere from 0% to 150% of the target. As a result of the Company not achieving these specific objectives in fiscal year 2009, Mr. Risher did not receive a bonus for the 2009 fiscal year. In addition to these terms, the 2008 Risher Agreement provides that in the event Mr. Risher terminates his employment with the Company for “Good Reason” or if the Company terminates his employment without “Cause” (and not, in each case, by reason of Mr. Risher’s death or disability), Mr. Risher will be entitled to certain payments and benefits more fully described below in the section entitled “Potential Payments Upon Termination Or A Change In Control.”

On August 28, 2009, James A. Risher resigned from his position as President and Chief Executive Officer of the Company effective August 31, 2009. Mr. Risher will continue to serve as a director of the Company. In connection with the termination of his employment, Mr. Risher will continue to receive as severance his base salary and living allowance through December 31, 2009, and the Company will continue to pay for Mr. Risher’s medical plan through December 31, 2009.

B. Mark A. Zorko Employment Agreement

The Company and Mr. Zorko entered into a Letter Agreement, dated August 30, 2006 (the “Zorko Employment Agreement), which remains in effect as of the date hereof, and provides for Mr. Zorko’s employment with the Company as its Chief Financial Officer. Pursuant to the Zorko Employment Agreement, Mr. Zorko is entitled to an annual salary of $245,000 and received an option grant to purchase 60,000 shares of the Company’s common stock pursuant to and in accordance with the Company’s DGTC Plan. Mr. Zorko is also entitled to receive an automobile allowance of $575 per month. In addition, Mr. Zorko was eligible to receive an annual bonus with a target of 45% of his annual base salary based upon achieving the Company’s annual budget and attaining specific objectives assigned by the CEO of the Company. As a result of the Company not achieving these specific objectives in fiscal year 2008 or 2009, Mr. Zorko did not receive a bonus for either fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END:

Option Awards								Stock Awards
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James A. Risher,
Chief Executive Officer	25,000	(2)	—	(2)	—	2.70	4/26/15
	10,000	(2)	—	(2)	—	2.26	6/13/16
	90,000	(2)	30,000	(2)	—	1.50	8/31/16	—	—	—	—
	25,000	(3)	25,000	(3)		2.70	9/17/17
	12,500	(3)	37,500	(3)		1.00	12/16/18
Mark A. Zorko,
Chief Financial Officer	45,000	(2)	15,000	(2)	—	1.50	8/31/16
	15,000	(2)	5,000	(2)	—	2.00	11/17/16	—	—	—	—
	10,000	(3)	10,000	(3)		2.70	9/17/17
	5,000	(3)	15,000	(3)	—	1.00	12/16/18

(1)	The exercise price per share of each option was equal to the closing price of the shares of Common Stock on the date of grant.
(2)	Granted pursuant to the Company’s DGTC Plan.
(3)	Granted pursuant to the Company’s 2007 Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Separation Agreements with Current and Certain Former Named Executive Officers.

James A. Risher

Pursuant to the 2008 Risher Agreement, in the event Mr. Risher terminates his employment with the Company for “Good Reason” or if the Company terminates his employment without “Cause” (and not, in each case, by reason of Mr. Risher’s death or disability), Mr. Risher will be entitled to continue receiving his full salary, including the living allowance, subject to applicable withholding tax requirements, until August 31, 2009. The full value of these payments for the term of the 2008 Risher Agreement is $394,400. Pursuant to the Employment Agreement, Mr. Risher is not entitled to receive any other severance or compensation from the Company in the event his employment with the Company is terminated.

For the purposes of the 2008 Risher Agreement:

“Good Reason” means: (a) a material diminution in Mr. Risher’s duties as customarily performed by Mr. Risher for the Company, including but not limited to the assignment to Mr. Risher of duties inconsistent with the CEO position, duties or responsibilities as in effect after the date of execution of this Agreement and (b) the Company requires Mr. Risher to relocate 50 miles or more from his present place of work, provided, in each case, that Mr. Risher has given prompt notice to the Company of the existence of the condition (but in no event later than 90 days after its initial existence) and Mr. Risher has provided the Company with a minimum of 30 days following such notice to remedy such condition.

“Cause” means: (i) a material breach, by Mr. Risher, of any written agreement with the Company or its affiliates (after notice and, if capable of being cured, reasonable opportunity of not less than thirty (30) days to cure), (ii) a breach of Mr. Risher’s fiduciary duty to the Company (after notice and, if capable of being cured, reasonable opportunity of not less than thirty (30) days to cure) or any misappropriation, embezzlement or fraud with respect to the Company of affiliate of the Company, or any of their security holders, customers or suppliers, (iii) the commission by Mr. Risher of a felony, a crime involving dishonesty or moral turpitude or other engaging in material misconduct that has caused or is reasonably expected to cause injury to a the Company or an affiliate thereof, or their interests including, but not limited to, harm to the standing and reputation of, or which otherwise brings public disgrace or disrepute to the Company or any of its affiliates, (iv) Mr. Risher’s continued failure or refusal to perform any material duty to the Company or any of its affiliates, which is normally attached to his position (after notice and reasonable opportunity of not less than thirty (30) days to cure), (v) Mr. Risher’s gross negligence or willful misconduct in performing those duties which are normally attached to his position (after notice and reasonable opportunity of not less than thirty (30) to cure if capable of being cured), (vi) any breach of this Agreement, or (vii) a material breach by Mr. Risher of any written code of conduct or other material written policy of the Company or any of its affiliates.

On August 28, 2009, James A. Risher resigned from his position as President and Chief Executive Officer of the Company effective August 31, 2009. Mr. Risher will continue to receive as severance his base salary and living allowance through December 31, 2009, and the Company will continue to pay for Mr. Risher’s medical plan through December 31, 2009.

Mark A. Zorko

Pursuant to the Zorko Employment Agreement, Mr. Zorko is entitled to a severance payment in the event his employment is terminated by the Company without cause. The severance payment is equal to one-year base salary (currently $245,000). The Company will make no such payment if employment is terminated for cause.

DIRECTOR COMPENSATION

The Company seeks highly qualified individuals to serve as outside directors and compensates them with a combination of cash fees and stock option grants. The Company also reimburses Directors for, or pays, travel costs associated with meeting attendance. There is no retirement plan for outside directors, and no program of perquisites. The Compensation Committee periodically assesses whether its compensation structure is competitive in terms of attracting and retaining the type and quality of outside directors needed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Merrill A. McPeak as Chairman and T. Scott Avila. During the fiscal year ended August 1, 2009, the Compensation Committee consisted of Merrill A. McPeak as Chairman, Gerald M. Czarnecki and James R. Henderson. None of these individuals were at any time during the fiscal year ended August 1, 2009 or at any other time one of our officers or employees. Other than Mr. Risher, the Company’s CEO, none of our executive officers serve as a member of the Board or the Compensation Committee of any other entity which has one or more executive officers serving as a member of our Board or Compensation Committee.

DIRECTOR COMPENSATION:

(a)	(b)		(d)		(g)		(h)
Name	Fees Earned or Paid in Cash(1) ($)		Option Awards(2) ($)		All Other Compensation ($)		Total ($)
T. Scott Avila	15,667		2,859				18,526
Gerald M. Czarnecki*(4)	45,000		19,568		—		64,568
James R. Henderson (Chairman)(4)	39,000	(3)	42,782		—		81,782
General Merrill A. McPeak(4)	45,500		17,687		—		63,187
James A. Risher(5)	—	(5)	—	(5)	—	(5)	—	(5)

*	Mr. Czarnecki resigned from the Board of Directors, effective April 1, 2010.
(1)	Fees consist of:

•	Each non-employee director receives an annual retainer of $20,000;

•

Each non-employee director receives an additional fee of $1,000 per each full length Board meeting attended (with lesser compensation for telephonic meetings, at the discretion of the chair of the Board or committee, as applicable);

•	Each non-employee member of each standing committee receives a fee of $500 per each full-length committee meeting attended; and $250 for shorter duration committee meetings attended; and

•

Chairs of the Board and the various standing committees, excepting the Audit Committee, receives double meeting fees. In lieu of the foregoing, the Chair of the Audit Committee receives an additional $1,000 per Audit Committee meeting.

(2)

During fiscal 2009, Mr. Avila received a grant to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.53 per share and an aggregate fair value of $8,750; Mr. Czarnecki received a grant to purchase 12,500 shares of the Company’s common stock at an exercise price of $1.00 per share and an aggregate fair value of $8,375; Mr. Henderson received grants to purchase 15,000 shares of the Company’s common stock at an exercise price of $1.00 per share and aggregate fair values of $10,050 and General McPeak received a grant to purchase 11,500 shares of the Company’s common stock at an exercise price of $1.00 per share and an aggregate fair value of $7,705. Upon election to the Board, each non-employee member of the Board receives a one-time grant of 25,000 options to purchase the Company’s Common Stock, with an exercise price equal to the fair market value on the date of grant. Effective as of June 13, 2006, Directors also received annual grants of 10,000 options commencing after their first year of service as a director. The Chairman of the Audit Committee receives an additional annual grant of 2,500 options. The Chairman of the Committee receives an additional annual grant of 1,500 options. The Chairman of the Governance and Nominating Committee receives an additional annual grant of 1,000 options (as long as such person is not the Chair of any other committee of the Board). The Chairman of the Board receives an additional annual grant of 5,000 options. The annual grants of stock options to directors in fiscal year 2009 were made pursuant to the Company’s 2007

Plan. Directors are also eligible to receive restricted stock awards under the terms of the Company’s 2007 Plan. The dollar amounts in this column reflect the dollar amounts recognized for all options for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R. Refer to Footnote 10 Shareholders’ Equity in “Stock Option Plan And Warrants” in the Notes to the Consolidated Financial Statements (audited), included elsewhere in this prospectus, for details of stock option plan vesting terms, SFAS 123R valuation techniques and assumptions and the fair value of stock options granted.

(3)	In addition to the above meeting fees, the Chairman of the Board receives $750 per each day other than Board meeting days where he or she spends more than half of such day working at the Company facilities. This amount is included in the amount reflected in Column (b).
(4)	At August 1, 2009, Mr. Avila held an aggregate of 25,000 options to purchase the Company’s Common Stock, of which 6,250 were exercisable; Mr. Czarnecki held an aggregate of 75,000 options to purchase the Company’s Common Stock, of which 56,250 were exercisable; Mr. Henderson held an aggregate of 136,000 options to purchase the Company’s Common Stock, of which 101,000 exercisable; Mr. McPeak held an aggregate of 71,000 options to purchase the Company’s Common Stock, of which 53,750 were exercisable.
(5)	As Mr. Risher was the Company’s CEO, he was not eligible to receive any compensation for his service as a Director.

Restricted Stock and Option Awards

Upon election to the Board, each non-employee member of the Board receives a one-time grant of 25,000 options to purchase the Company’s Common Stock. The exercise price for such options is equal to the fair market price per share on the date of the grant, which is approved by the Committee. These options vest and become exercisable as to 25% of such shares on the date of the option grant, 25% on the first anniversary of the date of the grant and as to an additional 25% of such shares on the second and third anniversaries of the date of the grant, respectively, based on continued service through the applicable vesting date. Effective as of June 13, 2006, Directors also received annual grants of 10,000 options commencing after their first year of service as a director. The Chairman of the Audit Committee receives an additional annual grant of 2,500 options. The Chairman of the Stock Option and Compensation Committee receives an additional annual grant of 1,500 options. The Chairman of the Governance and Nominating Committee receives an additional annual grant of 1,000 options (as long as such person is not the Chair of any other committee of the Board). The Chairman of the Board receives an additional annual grant of 5,000 options. Directors are also eligible to receive restricted stock and option awards under the terms of the Company’s 2007 Plan. The annual grants of stock options to directors in fiscal year 2007 were made pursuant to the DGTC Plan and the annual grants of stock options to directors in fiscal year 2008 and 2009 were made pursuant to the 2007 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

TRANSACTIONS WITH RELATED PERSONS

On October 15, 2009, the Company entered into the Services Agreement. Pursuant to the Services Agreement, SP Corporate Services provides the Company with the services of John J. Quicke as the Company’s Chief Executive Officer. Mr. Quicke had been serving as the Company’s President and Chief Executive Officer since his appointment to such position on August 28, 2009, and is a member of the Company’s Board of Directors.

Pursuant to the Services Agreement, the Company pays SP Corporate Services $30,000 per month as consideration for Mr. Quicke’s services. Additionally, the Company agreed to reimburse SP Corporate Services and Mr. Quicke for certain expenses, including but not limited to reasonable and necessary business expenses incurred on behalf of the Company. The Services Agreement will terminate immediately upon the earlier of (i) appropriate written notice given by either party, or (ii) the death of Mr. Quicke.

SP Corporate Services is an affiliate of Steel Partners. Mr. Quicke is a Managing Director and operating partner of Steel Partners. James Henderson, Chairman of the Company’s Board of Directors, is a Managing Director and operating partner of Steel Partners. Steel Partners is the manager of SP II, which reported in a Schedule 13D with respect to its investment in the Company, originally filed with the SEC on September 26, 2002 and subsequently amended, most recently on June 21, 2010, that it owns approximately 30.0% of the Company’s outstanding common stock.

The Services Agreement was unanimously approved by the Company’s disinterested directors and the Audit Committee of the Board of Directors, and SP Corporate Services will be subject to the supervision and control of the Company’s disinterested directors while performing its obligations under the Services Agreement.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

During fiscal 2009, the Company had a policy for the review of transactions in which the Company was a participant, the amount involved exceeded the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years and in which any of the Company’s directors or executive officers, or their immediate family members, had a direct or indirect material interest. Any such related person transaction was to be for the benefit of the Company and upon terms no less favorable to the Company than if the related person transaction was with an unrelated party. While this policy was not in writing during fiscal 2009, the Company’s Board of Directors was responsible for approving any such transactions and the CEO was responsible for maintaining a list of all existing related person transactions. Other than the transaction described above, the Company had no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant, where the amount involved exceeded the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and any director, executive officer or any of their immediate family members had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company’s Related Person Transaction Policy.

DIRECTOR INDEPENDENCE

Although the Company is currently not listed on any exchange, the Board of Directors has determined that three of the members of the Board of Directors, Mr. Henderson, Gen. McPeak and Mr. Avila, and former member of the Board of Directors, Mr. Czarnecki, are “independent” as defined in Rule 5605 of the Listing Rules of the NASDAQ. Committee membership of the Company’s directors is as follows:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
James R. Henderson*	—	—	Chair
General Merrill A. McPeak*	X	Chair	X
T. Scott Avila*	Chair	X	X
John J. Quicke	—	—	—
James A. Risher	—	—	—
Gerald M. Czarnecki**	Former Chair**	Former Member**	Former Member**

*	Independent
**	Mr. Czarnecki resigned from the Board of Directors, effective April 1, 2010.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning beneficial ownership of Common Stock of the Company outstanding at August 23, 2010 by each person or entity (including any “Group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock. The percentage ownership of each beneficial owner is based upon 22,718,306 shares of Common Stock issued and outstanding as of August 23, 2010 plus shares issuable upon exercise of options, warrants or convertible securities (exercisable within 60 days after said date) that are held by such person or entity, but not those held by any other person or entity. The information presented in this table is based upon the most recent filings with the SEC by such persons or upon information otherwise provided by such persons to the Company.

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of Class
Steel Partners Holdings L.P. Warren G. Lichtenstein c/o Steel Partners II, L.P. 590 Madison Avenue 32nd Floor New York, NY 10022	6,812,234	(2)	30.0%

(1)	Unless otherwise noted, each beneficial owner has sole voting and investment power with respect to the shares shown as beneficially owned by him or it.
(2)	According to information contained in Amendment No. 24 to Schedule 13D filed jointly on June 21, 2010 with the SEC by Mr. Lichtenstein, Steel Partners II, L.P., a Delaware limited partnership (“SP II”), Steel Partners Holdings L.P., a Delaware limited partnership (“SPH”), Steel Partners LLC, a Delaware limited liability company (“Steel Partners”), James R. Henderson and John J. Quicke: (i) as of the close of business on June 18, 2010, SP II owned directly 6,754,942 shares of Common Stock. By virtue of their relationships with SP II, as described below, each of SPH, Steel Partners, and Warren G. Lichtenstein may be deemed to beneficially own the shares owned directly by SP II; and (ii) as of the close of business on June 18, 2010, SPH owned directly 57,292 shares of Common Stock. By virtue of their relationships with SPH, as described below, each of Steel Partners and Warren G. Lichtenstein may be deemed to beneficially own the shares owned directly by SPH. SPH is the sole limited partner of SP II. Steel Partners is the manager of SP II and SPH. Warren G. Lichtenstein is the manager of Steel Partners. James R. Henderson is a Managing Director and operating partner of Steel Partners. Mr. Henderson is also a director of the Company. John J. Quicke is a Managing Director and operating partner of Steel Partners. Mr. Quicke is also President and Chief Executive Officer and a director of the Company.

Security Ownership of Directors and Management

The following table sets forth information concerning beneficial ownership of Common Stock of the Company outstanding at August 23, 2010 by (i) each director; (ii) each Named Executive Officer of the Company and (iii) by all directors and executive officers of the Company as a group. The percentage ownership of each beneficial owner is based upon 22,718,306 shares of Common Stock issued and outstanding as of August 23, 2010, plus shares issuable upon exercise of options, warrants or convertible securities (exercisable within 60 days after said date) that are held by such person or entity, but not those held by any other person or entity. The information presented in this table is based upon the most recent filings with the Commission by such persons or upon information otherwise provided by such persons to the Company.

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of Class
Mark A. Zorko	177,500	(2)	*
T. Scott Avila	18,250	(2)	*
James A. Risher	254,000	(2)	1.11%
James R. Henderson(3)	132,250	(2)	*
Merrill A. McPeak	109,741	(2)	*
John J. Quicke(4)	75,000	(2)	*
All Directors and Executive Officers as a group (6 persons)	767,241	(2)	3.28%

*	Represents less than 1% of the outstanding shares of our Common Stock
(1)	Unless otherwise noted, each director and executive officer has sole voting and investment power with respect to the shares shown as beneficially owned by him.
(2)	Includes shares of our common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 23, 2010, in the following amounts: Mark A. Zorko — 117,500, T. Scott Avila — 18,750, James A. Risher — 235,000, James R. Henderson — 132,250, Merrill A. McPeak — 68,625 and John J. Quicke — 75,000.
(3)	Mr. Henderson is a Managing Director and operating partner of Steel Partners and disclaims beneficial ownership of the (i) 6,754,942 shares of Common Stock owned directly by SP II and (ii) 57,292 shares of Common Stock owned directly by SPH.
(4)	Mr. Quicke is a Managing Director and operating partner of Steel Partners and disclaims beneficial ownership of the (i) 6,754,942 shares of Common Stock owned directly by SP II and (ii) 57,292 shares of Common Stock owned directly by SPH.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

The following description of our capital stock and provisions of our Certificate of Incorporation, as amended (our “Charter”) and our Amended and Restated By-Laws, as amended (our “By-Laws”) are summaries and are qualified by reference to our Charter and By-Laws. For more detail about our Charter and By-Laws you should refer to the Charter and By-Laws, which have been filed as exhibits to other reports incorporated by reference into this prospectus.

General Background

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.10 per share. As of August 23, 2010, there were 22,718,306 shares of common stock outstanding. The Company has reserved up to approximately 2,618,065 shares of Common Stock for issuance in connection with the Company’s equity incentive plans, 2,563,190 of which have been granted. Consequently, there are 2,618,065 shares of Common Stock that are either issued or reserved for issuance, with only 25,099,371 shares of authorized Common Stock available for future issuance. On April 30, 2010, the Board of Directors have recommended to shareholders for approval at the upcoming Special Meeting a proposal to increase the aggregate number of shares of common stock authorized to be issued by the Company from 50,000,000 to 100,000,000.

Common Stock

All of our outstanding shares of common stock are validly issued, fully paid and non-assessable. The holders of our common stock are entitled to such dividends (whether payable in cash, property or capital stock) as may be declared from time to time by our board of directors from legally available funds, property or stock and will be entitled after payment of all prior claims, to receive all of our assets upon the liquidation, dissolution or winding up of our company. Generally, holders of our common stock have no redemption, conversion or preemptive rights to purchase or subscribe for our securities.

The holders of common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of our common stock do not have cumulative voting rights. Our common stock is not currently traded on any securities exchange. Shares of our common stock are traded over-the-counter and sales are reported on the OTC Bulletin Board® under the symbol “DGTC.”

Indemnification of Directors and Officers

In addition to the provisions of our Charter and By-Laws providing for indemnification of directors and officers, we have entered into a Management Services Agreement with SP Corporate Services LLC which provides, among other things, for advancement and indemnification of John J. Quicke, our president and chief executive officer, against all expenses reasonably incurred by him in investigating or defending against any claim or alleged claim of any nature resulting from his provision of services to Del Global.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is the opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP, our Counsel, and sets forth the material United States Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to be a complete analysis of all of the potential U.S. Federal income tax considerations, applies only to holders that are United States persons and does not address all aspects of United States Federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, partnerships, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

This discussion is not intended to constitute a complete analysis with respect to any particular holder of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of our common shares with respect to that holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances. To ensure compliance with Treasury Department Circular 230, holders are hereby notified that (1) any discussion of U.S. federal income tax issues herein or any other document referred to herein is not intended or written to be used, and cannot be used, by such holders for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code, (2) such discussions are for use in connection with the promotion or marketing of the transactions or matters addressed herein, and (3) holders should seek advice based on their particular circumstances from an independent tax advisor.

The distribution of subscription rights pursuant to the rights offering will be a non-taxable transaction for United States Federal income tax purposes and the remaining portion of this discussion describes the United States Federal income tax consequences of such treatment. However, there can be no assurance that the Internal Revenue Service will take a similar view or would agree with the tax consequences described below. We have not sought, and will not seek, a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance. The following discussion does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering will be as follows:

•	A holder will not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

•

A holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence. For purposes of example only, if the fair market value of the subscription rights being distributed is $1,000,000 and the fair market value of Del Global’s common stock at the time of the distribution is more than $17,000,000, then the fair market value of the subscription rights represents 5.88% of the total fair market value of Del Global’s common stock (namely, 1,000,000/17,000,000). In that case, the basis of the subscription rights received by the holder would be zero unless the holder elects to allocate part of the tax basis of the shares of common stock to the subscription rights. Holders exercising subscription rights will be notified by us in the event that the fair market value of the subscription rights on the date such subscription rights are distributed equals or exceeds 15% of the fair market value of the common stock on such date.

•

A holder which allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

•

A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

CAPITALIZATION

The following table sets forth our historical and pro forma cash and cash equivalents and capitalization as of May 1, 2010. The pro forma information gives effect to an assumed $15.0 million equity raise from this rights offering.

For purposes of this table, we have assumed that $15.0 million is raised in this rights offering. However, it is impossible to predict how many rights will be exercised in this offering and therefore how much gross proceeds will actually be raised.

This table should be read in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus.

	May 1, 2010
	Actual	Pro Forma(1)
	(Dollars in Thousands)
Cash and cash equivalents	$5,371	$20,105

Short-term credit facilities	$74	$74
Current portion of long-term bank debt	1,430	1,430
Long-tem bank debt	1,156	1,156

Total debt	2,660	2,660
Common stock - $0.10 par value, 50,000,000 shares authorized, 24,900,629 shares and 48,900,629 shares issued on an actual and pro forma basis, respectively(2)	2,490	4,990
Additional paid-in capital	80,942	93,176
Accumulated other comprehensive income	1,237	1,237
Accumulated deficit	(51,495)	(51,495)
Treasury stock - 2,182,323 shares	(7,176)	(7,176)

Total stockholders’ equity	25,998	40,732

Total capitalization	$28,658	$43,392

(1)	Pro forma balance reflects $15.0 million of gross proceeds from the rights offering, less $266,069 of offering costs.
(2)	Pro forma balances reflect $15.0 million of new capital raised in the rights offering less $266,069 of offering costs. In addition to the issued shares as disclosed above, as of May 1, 2010, we have 2,558,190 shares that can be issued pursuant to outstanding stock options.

The table above assumes that 100% of the rights offered hereby are exercised to result in $15.0 million of gross proceeds. Should, for illustrative purposes, only 50% of the rights offered hereby be exercised, pro forma cash and cash equivalents, total stockholders’ equity and total capitalization would each be reduced by approximately $7.5 million.

PLAN OF DISTRIBUTION

On or about October 20, 2010, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on the record date. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment in cash and/or securities, as provided herein, for the shares of common stock, to the subscription agent, Continental Stock Transfer & Trust Company, at the following address:

If delivering by Hand/Mail/Overnight Courier:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

(212) 509-4000, x 536

In the event that the rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription privilege will have the opportunity to subscribe for unsubscribed rights pursuant to the oversubscription privilege. See further the section of this prospectus entitled “The Rights Offering.”

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities. Steel Partners Holdings L.P., which beneficially owns approximately 30.0% of our common stock, has indicated its intention to exercise all of its rights under the rights offering, but it has made no formal binding commitment to do so.

We have not entered into any agreements regarding stabilization activities with respect to our securities.

If you have any questions, you should contact the information agent, Mackenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 by telephone at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or by email at proxy@mackenziepartners.com. We have agreed to pay the subscription agent and information agent a fee plus certain expenses, which we estimate will total approximately $55,000. We estimate that our total expenses in connection with the rights offering will be approximately $266,000.

Other than as described herein, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

LEGAL MATTERS

The validity of the rights and shares of common stock offered by this prospectus have been passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

BDO USA, LLP (formerly known as BDO Seidman, LLP), our independent registered public accounting firm, has audited our balance sheets as of August 1, 2009 and August 2, 2008, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended August 1, 2009, August 2, 2008 and July 28, 2007, as set forth in their report. We have included our financial statements in this prospectus and in this registration statement in reliance on BDO USA, LLP’s (formerly known as BDO Seidman, LLP) report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “DGTC.” Our website is located at http://www.delglobal.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Annual Audited Financial Statements of Del Global Technologies Corp. and Subsidiaries:

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Del Global Technologies Corp.

Roselle, Illinois

We have audited the accompanying consolidated balance sheets of Del Global Technologies Corp. and subsidiaries as of August 1, 2009 and August 2, 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended August 1, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Del Global Technologies Corp. and subsidiaries as of August 1, 2009 and August 2, 2008, and the results of their operations and their cash flows for each of the three years in the period ended August 1, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP (formerly known as BDO Seidman, LLP)

Chicago, Illinois

November 4, 2009, except as to the effects of discontinued operations of the Del Medical Imaging Corp. in Notes 1 and 2, which is as of May 14, 2010.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN THOUSANDS EXCEPT PAR VALUE)

	AUGUST 1, 2009	AUGUST 2, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,983	$7,828
Trade receivables (net of allowance for doubtful accounts of $1,648 and $1,400 for 2009 and 2008, respectively)	18,043	25,218
Inventories (net of allowance for excess and obsolete of $4,496 and $4,435 for 2009 and 2008, respectively)	16,004	18,439
Prepaid expenses and other current assets	1,719	2,085

Total current assets	43,749	53,570

NON-CURRENT ASSETS:
Property plant and equipment, net	6,305	7,377
Deferred income taxes	611	770
Goodwill	4,526	4,526
Other assets	71	110

Total non-current assets	11,513	12,783

TOTAL ASSETS	$55,262	$66,353

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving loan	$7,492	$—
Current portion of long-term debt	1,653	1,797
Accounts payable – trade	7,304	12,191
Accrued expenses	5,239	8,378

Total current liabilities	21,688	22,366

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	2,385	4,504
Other long-term liabilities	2,561	3,320

Total non-current liabilities	4,946	7,824

Total liabilities	26,634	30,190

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock – $.10 par value; authorized – 50,000,000 shares; issued – 24,897,723 shares at August 1, 2009 and August 2, 2008, respectively	2,490	2,490
Additional paid-in capital	80,739	80,398
Treasury shares – 2,182,323 and 654,464 shares at August 1, 2009 and August 2, 2008, respectively, at cost	(7,176)	(5,615)
Accumulated other comprehensive income	2,065	4,252
Accumulated deficit	(49,490)	(45,362)

Total shareholders’ equity	28,628	36,163

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$55,262	$66,353

See notes to consolidated financial statements.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FISCAL YEARS ENDED
	AUGUST 1, 2009	AUGUST 2, 2008	JULY 28, 2007
NET SALES	$52,885	$80,719	$76,834
COST OF SALES	39,239	58,291	55,928

GROSS MARGIN	13,646	22,428	20,906

Selling, general and administrative	8,078	10,248	9,527
Research and development	1,992	2,488	2,013
Litigation settlement costs	2,536	60	—

Total operating expenses	12,606	12,796	11,540

OPERATING INCOME (LOSS)	1,040	9,632	9,366
Interest expense (net of interest income of $58, $141 and $91 in 2009, 2008 and 2007, respectively)	(294)	(313)	(989)
Other income (expense)	265	185	(54)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,011	9,504	8,323
Income tax provision	995	3,177	3,400

INCOME (LOSS) FROM CONTINUING OPERATIONS	16	6,327	4,923
Discontinued operations, net of tax	(4,144)	(3,350)	(1,107)

NET INCOME (LOSS)	$(4,128)	$2,977	$3,816

NET INCOME (LOSS) PER BASIC SHARE
Continuing operations	$0.00	$0.26	$0.31
Discontinued operations	(0.18)	(0.14)	(0.07)

Net income (loss)	$(0.18)	$0.12	$0.24

Weighted average shares outstanding	23,286	24,196	16,155

NET INCOME (LOSS) PER DILUTED SHARE
Continuing operations	$0.00	$0.26	$0.30
Discontinued operations	(0.18)	(0.14)	(0.07)

Net income (loss)	$(0.18)	$0.12	$0.23

Weighted average shares outstanding	23,286	24,646	16,455

See notes to consolidated financial statements.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	FISCAL YEARS ENDED
	AUGUST 1, 2009	AUGUST 2, 2008	JULY 28, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(4,128)	$2,977	$3,816
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,090	1,076	899
Deferred income tax provision	67	384	229
Loss on sale of property plant and equipment	26	3	65
Non cash litigation settlement costs	—	450	—
Imputed interest - subordinated note	—	—	185
Stock based compensation expense	341	481	220
Goodwill impairment	—	1,911	—
Changes in operating assets and liabilities:
Trade receivables	5,133	(1,832)	(2,814)
Inventories	1,193	5,667	(4,519)
Prepaid expenses and other current assets	249	(333)	(328)
Other assets	36	85	50
Accounts payable – trade	(4,069)	(6,563)	5,331
Accrued expenses	(2,329)	241	(654)
Payment of accrued litigation settlement costs	(60)	(390)	(200)
Income taxes payable	—	(2,003)	1,573
Other long-term liabilities	(416)	(428)	142

Net cash (used in) provided by operating activities	(2,867)	1,726	3,995

CASH FLOWS FROM INVESTING ACTIVITIES
Property plant and equipment purchases	(611)	(1,208)	(779)

Net cash used in investing activities	(611)	(1,208)	(779)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing under short-term credit facilities	7,400	—	37,193
Repayment under short-term credit facilities	94	—	(43,247)
Borrowings of long-term debt	—	—	3,113
Repayment of long-term debt	(1,563)	(1,184)	(5,900)
Proceeds from rights offering, net of related costs	—	—	12,354
Proceeds from warrant exercises	—	91	551
Proceeds of stock option exercises	—	46	170
Purchase of treasury shares-	(1,561)	—	—
Dividend paid to minority shareholders	—	—	(16)

Net cash provided by (used in) financing activities of continuing operations	4,370	(1,047)	4,218

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(737)	497	93

CASH AND CASH EQUIVALENTS (DECREASE) INCREASE FOR THE YEAR	155	(32)	7,527
CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	7,828	7,860	333

CASH AND CASH EQUIVALENTS, END OF THE YEAR	$7,983	$7,828	$7,860

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$352	$454	$744
Cash paid during the period for income taxes	1,123	4,817	837

See notes to consolidated financial statements.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(DOLLARS IN THOUSANDS)

	COMMON STOCK ISSUED		ADDITIONAL PAID-IN	ACCUMULATED OTHER COMPREHENSIVE	ACCUMULATED	TREASURY STOCK
	SHARES	AMOUNT	CAPITAL	INCOME	DEFICIT	SHARES	AMOUNT	TOTAL
BALANCE, JULY 29, 2006	12,258,294	1,226	67,679	1,610	(52,155)	622,770	(5,546)	12,814
Stock option exercises	101,000	10	161	—	—	—	—	171
Stock warrant exercises	366,854	37	514	—	—	—	—	551
Stock compensation	—	—	220	—	—	—	—	220
Issuance of stock for Rights Offering	12,027,378	1,202	11,152	—	—	—	—	12,354
Comprehensive income:
Net income	—	—	—	—	3,816	—	—	3,816
Foreign currency adjustments	—	—	—	270	—	—	—	270

Total comprehensive income	—	—	—	—	—	—	—	4,086

BALANCE, JULY 28, 2007	24,753,526	2,475	79,726	1,880	(48,339)	622,770	(5,546)	30,196
Stock option exercises	83,181	9	106	—	—	31,694	(69)	46
Stock warrant exercises	61,016	6	85	—	—	—	—	91
Stock compensation	—	—	481	—	—	—	—	481
Comprehensive income:
Net income	—	—	—	—	2,977	—	—	2,977
Foreign currency adjustments	—	—	—	2,372	—	—	—	2,372

Total comprehensive income	—	—	—	—	—	—	—	5,349

BALANCE, AUGUST 2, 2008	24,897,723	2,490	80,398	4,252	(45,362)	654,464	(5,615)	36,163
Stock compensation	—	—	341	—	—	—	—	341
Purchase of treasury shares						1,527,859	(1,561)	(1,561)
Comprehensive income:
Net income	—	—	—	—	(4,128)	—	—	(4,128)
Foreign currency adjustments	—	—	—	(2,187)	—	—	—	(2,187)

Total comprehensive income	—	—	—	—	—	—	—	(6,315)

BALANCE, AUGUST 1, 2009	24,897,723	$2,490	$80,739	$2,065	$(49,490)	$2,182,323	$(7,176)	$28,628

See notes to consolidated financial statements.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS ACTIVITIES - Del Global Technologies Corp. (“Del Global”) together with its subsidiaries (collectively, the “Company”), is engaged in two major lines of business: Medical Systems Group and Power Conversion Group. The Medical Systems Group segment designs, manufactures and markets imaging and diagnostic systems consisting of stationary and portable x-ray imaging systems, radiographic/fluoroscopic systems, mammography systems and dental systems. The Power Conversion Group segment designs, manufactures and markets key electronic components such as transformers, noise suppression filters and high voltage capacitors for use in precision regulated high voltage applications.

Subsequent to our 2009 fiscal year end the Board of the Company decided to exit the Del Medical U.S. business unit. The business was sold on November 24, 2009. This business is part of the Company’s Medical Systems Group, however, this decision did not include or impact the operations of our Villa subsidiary which will make up the whole of the Medical Systems Group going forward.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements are prepared on the accrual basis of accounting, which conforms to accounting principles generally accepted in the United States of America, (“U.S. GAAP”) and include the accounts of Del Global and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES - The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheets, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates underlying the accompanying consolidated financial statements include the allowance for doubtful accounts, allowance for obsolete and excess inventory, realizability of deferred income tax assets, recoverability of intangibles and other long-lived assets, and future obligations associated with the Company’s litigation.

Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

We have evaluated subsequent events through the time of filing this Form 10-K with the Securities and Exchange Commission (“SEC”) on November 9. No material subsequent events have occurred since August 1, 2009 that required recognition or disclosure in these financial statements.

ACCOUNTING PERIOD - The Company’s fiscal year-end is based on a 52/53-week cycle ending on the Saturday nearest to July 31. Results of the Company’s subsidiary, Villa Sistemi Medicali S.p.A. (“Villa”) are consolidated into Del Global’s consolidated financial statements based on a fiscal year that ends on June 30 and are reported on a one-month lag.

CASH EQUIVALENTS - The Company considers highly liquid instruments readily convertible to known amounts of cash with original maturities of three months or less (measured from their acquisition date) to be cash equivalents.

FOREIGN CURRENCY TRANSLATION - The financial statements of Villa are recorded in “Euro” and translated into U.S. dollars. Villa’s balance sheet accounts are translated at the current exchange rate and income statement items are translated at the average exchange rate for the period. Gains and losses resulting from translation are accumulated in a separate component of shareholders’ equity.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INVENTORIES - Inventories are stated at the lower of cost or market value. Cost is comprised of direct materials and, where applicable, direct labor costs and overhead that has been incurred in getting the inventories to their present location and condition. Engineering costs incurred to set up products to be manufactured for a customer purchase order are capitalized when the scope of the purchase order indicates that such costs are recoverable. Such costs are included in work-in-process inventory and amortized on a units shipped basis over the life of the customer order from the date of first shipment. Cost is calculated using the first in, first out method. Market value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

PROPERTY PLANT AND EQUIPMENT, NET - Property, plant and equipment, net are stated at cost less accumulated depreciation and amortization. Replacements and major improvements are capitalized; maintenance and repairs are expensed as incurred. Gains or losses on asset dispositions are included in the determination of net income or loss. Depreciation is computed utilizing the straight-line method. The cost of leasehold improvements is amortized over the shorter of the useful life or the term of the lease.

Depreciable lives are generally as follows:

DESCRIPTION	USEFUL LIVES
Buildings	25-33
Machinery and equipment	5-15
Furniture and fixtures	5-10
Transportation equipment	3-4
Computer and other equipment	3-7

DEFERRED FINANCING COSTS, NET - Financing costs, including fees, commission and legal expenses, are capitalized as other non-current assets and amortized on a straight line basis, which approximates the interest method, over the term or expected term of the relevant loan. Amortization of deferred financing costs is included in interest expense.

GOODWILL - Goodwill represents the excess of the cost of acquisitions over the fair value of the identifiable assets acquired and liabilities assumed. The Company evaluates goodwill for impairment on an annual basis by comparing the fair value to the carrying value for reporting units within the Medical Systems Group. Fair value is primarily determined using a discounted cash flow method.

At August 1, 2009, the Company’s market capitalization was below tangible book value. While the market capitalization decline was considered in the Company’s evaluation of fair value, the market metric is only one indicator of fair value. In the Company’s opinion, the market capitalization approach, by itself, is not a reliable indicator of the value for the Company.

The Company will continue to monitor market conditions and determine if any additional interim review of goodwill is warranted. Further deterioration in the market or actual results as compared with our projections may ultimately result in future impairment. In the event that the Company determines goodwill is impaired in the future, it would need to recognize a non-cash impairment charge, which could have a material adverse effect on its consolidated balance sheet and results of operations.

RECOVERABILITY OF LONG-LIVED ASSETS - The Company evaluates the carrying amounts of long-lived assets (including goodwill) whenever events have occurred (and at least annually for goodwill) which might require modification to the carrying values. In evaluating carrying values of long-lived assets, the Company reviews certain indicators of potential impairment, such as undiscounted projected cash flows and business plans. In the event that impairment has occurred, the fair estimated value of the related asset is determined and the Company records a charge to operations calculated by comparing the asset’s carrying value to the estimated fair value. The Company estimates fair value based on the best information available making whatever estimates, judgments and projections are considered necessary.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

REVENUE RECOGNITION - The Company recognizes revenue upon shipment, provided there is persuasive evidence of an arrangement, there are no uncertainties concerning acceptance, the sales price is fixed, collection of the receivable is probable and only perfunctory obligations related to the arrangement need to be completed. The Company maintains a sales return allowance, based upon historical patterns, to cover estimated normal course of business returns, including defective or out of specification product. The Company’s products are covered primarily by one year warranty plans and in some cases optional extended warranties for up to five years are offered. The Company establishes allowances for warranties on an aggregate basis for specifically identified, as well as anticipated, warranty claims based on contractual terms, product conditions and actual warranty experience by product line. The Company recognizes service revenue when repairs or out of warranty repairs are completed. These repairs are billed to the customers at market rates.

RESEARCH AND DEVELOPMENT COSTS - Research and development costs are recognized as an expense in the period in which they are incurred.

INCOME TAXES - Deferred income tax assets and liabilities represents the effects of the differences between the income tax basis and financial reporting basis of assets and liabilities and tax credit carryforwards at the tax rates expected at the time the deferred income tax liability or asset is expected to be settled or realized. Management provides valuation allowances on deferred income tax assets for which realization does not meet a “more likely than not” standard.

NET INCOME (LOSS) PER SHARE - Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. The effect of the assumed exercise of options and warrants to purchase common stock are excluded from the calculation of earnings (loss) per share when their inclusion would be anti-dilutive.

CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents, investments in marketable securities, trade receivables and lines of credit. With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations and, when necessary, requiring letters of credit, guarantees or collateral. Management does not believe significant risk exists in connection with the Company’s concentrations of credit at August 1, 2009.

The activity in allowances for doubtful accounts is as follows:

	BALANCE AT BEGINNING OF YEAR	CHARGED TO COSTS AND EXPENSE	DEDUCTIONS (1)	DISCONTINUED OPERATIONS (2)	BALANCE AT END OF YEAR
YEAR ENDED AUGUST 1, 2009
Allowance for doubtful accounts	$1,400	$147	$86	$187	$1,648
YEAR ENDED AUGUST 2, 2008
Allowance for doubtful accounts	$1,569	$173	$419	$77	$1,400
YEAR ENDED JULY 28, 2007
Allowance for doubtful accounts	$1,095	$125	$(84)	$265	$1,569

(1)	Write-off of accounts receivable previously charged to costs and expenses and impact of foreign currency fluctuation.
(2)	Discontinued operations includes charges to expense of $340, $77 and $521 and write-off of accounts receivable previously charged to costs and expenses of $153, $0 and $256 for fiscal years 2009, 2008 and 2007, respectively.

STOCK-BASED COMPENSATION - In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (R), “Share-Based Payments,” which established standards for transactions in which an entity exchanges its equity instruments for goods and services. The standard requires a public entity to measure the equity instruments award based on the grant-date fair value. This eliminates the exception to account for such awards using the intrinsic method previously allowed under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123 (R) was adopted beginning in fiscal year 2006. The adoption did not require restatement of previously issued statements and is being applied on a prospective basis. See Note 10, Shareholders’ Equity.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS - In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”. The Statement requires enhanced disclosures about an entity’s derivative and hedging activities. The Statement is effective for fiscal years and interim periods beginning after November 15, 2008. The Company has evaluated the requirements of SFAS 161, and determined that it does not have a material impact.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51”. SFAS 160 requires identification and presentation of ownership interests in subsidiaries held by parties other than the Company in the consolidated financial statements within the equity section but separate from the equity owned by Del Global. SFAS 160 also requires that (1) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of operations, (2) changes in ownership interest be accounted for similarly, as equity transactions and (3) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. This statement is effective for the Company on August 2, 2009. The Company is currently evaluating the requirements of SFAS 160 but does not expect it to have a material impact.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS 141R states that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred with restructuring costs being expensed in periods after the acquisition date. SFAS 141R also states that business combinations will result in all assets and liabilities of the acquired business being recorded at their fair values. The Company is required to adopt SFAS No. 141R effective August 2, 2009. The impact of the adoption of SFAS No. 141R will depend on the nature and extent of business combinations occurring on or after the effective date.

In September 2006, the FASB issued SFAS No 157, “Fair Value Measurements,” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB issued FASB Staff Position No 157-2, which delays the effective date of SFAS 157 for nonfinancial assets and liabilities, which are not measured at fair value on a recurring basis (at lease annually) until fiscal years beginning after November 15, 2008. This statement is effective for the Company on August 2, 2009. The Company is currently evaluating the requirements of SFAS No. 157 for nonfinancial assets and liabilities and does not expect it to have a material impact.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 will become the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities. On the effective date, SFAS 168 will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the codification will become non-authoritative. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company is currently evaluating the requirements of SFAS 168, but it is not expected to have a material impact on the Company’s consolidated financial statements.

2. DISCONTINUED OPERATIONS

On November 24, 2009, the Company consummated the sale of certain of the assets and product lines of its Del Medical Imaging Corp. wholly-owned subsidiary (“DMI”), to an affiliate of U.M.G. Inc. (“UMG” or the “Acquirer”).

Pursuant to the agreement, the Acquirer (i) assumed all of the Company’s and DMI’s post-closing obligations in connection with the Company’s lease of its facilities in Roselle, Illinois, (the Company remains secondarily liable on the lease obligations), (ii) accepted all of DMI’s inventory related to the DMI business on a consignment basis, (iii) hired select DMI employees, (iv) indemnified the Company for potential employee severance obligations and (v) assumed certain other liabilities of the business, including outstanding warranty obligations.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The assets and liabilities (excluding intercompany balances) of the discontinued operations that are included in the Company’s consolidated assets and liabilities are as follows:

	August 1, 2009	August 2, 2008
Accounts Receivable	$3,027	$4,169
Other Current Assets	2,221	5,300

Total Current Assets	5,248	9,469
Net property, plant and equipment	325	499
Other Assets	11	—

Total Assets	$5,584	$9,968

Accounts Payable	$2,050	$4,181
Other current liabilities	544	859

Total current liabilities	2,594	5,040
Long term liabilities	97	109

Total Liabilities	$2,691	$5,149

The revenue and loss related to discontinued operations was as follows:

	Fiscal Years Ended
	August 1, 2009	August 2, 2008	July 28, 2007
Revenue	$27,519	$27,588	$28,043
Net Loss	(4,144)	(3,350)	(1,107)

3. INVENTORIES

Inventories consists of the following:

	AUGUST 1, 2009	AUGUST 2, 2008
Raw materials and purchased parts	$13,294	$13,920
Work-in-process	1,929	2,526
Finished goods	5,277	6,428

	20,500	22,874
Less: allowance for excess and obsolete inventories	(4,496)	(4,435)

Total inventories net	$16,004	$18,439

The activity in the allowance for excess and obsolete inventories accounts is as follows:

	BALANCE AT BEGINNING OF YEAR	CHARGED TO COSTS AND EXPENSE	DEDUCTIONS (1)	DISCONTINUED OPERATIONS (2)	BALANCE AT END OF YEAR
YEAR ENDED AUGUST 1, 2009
Allowance for excess and obsolete inventories	$4,435	$741	$595	$(85)	$4,496
YEAR ENDED AUGUST 2, 2008
Allowance for excess and obsolete inventories	$3,869	$1,077	$736	$225	$4,435
YEAR ENDED JULY 28, 2007
Allowance for excess and obsolete inventories	$3,703	$534	$485	$117	$3,869

(1)	Write-off of inventories previously charged to costs and expenses and foreign currency fluctuation.
(2)	Discontinued operations includes charges to expense of $470, $477 and $117 and write-off of inventories previously charged to costs and expenses of $555, $252 and $0 for fiscal years 2009, 2008 and 2007, respectively.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The Company has pledged all of its inventories in the U.S. having a net carrying amount of approximately $4,337 and $6,154 at August 1, 2009 and August 2, 2008, respectively, to secure its credit facility with its U.S. lender.

4. PROPERTY PLANT AND EQUIPMENT

Property plant and equipment consist of the following:

	AUGUST 1, 2009	AUGUST 2, 2008
Land	$694	$694
Buildings	6,749	7,249
Machinery and equipment	7,107	7,153
Furniture and fixtures	652	694
Leasehold improvements	1,655	1,810
Transportation equipment	92	106
Computers and other equipment	3,045	2,870

	19,994	20,576
Less: accumulated depreciation and amortization	(13,689)	(13,199)

Property plant and equipment, net	$6,305	$7,377

The Company has pledged all of its property, plant and equipment in the U.S. having a net carrying amount of approximately $2,062 and $2,045 at August 1, 2009 and August 2, 2008, respectively, to secure its credit facility with its U.S. lender. Included in the table above are assets held under capital leases, including the Villa building, in the net amount of $1,931 and $2,639 at August 1, 2009 and August 2, 2008, respectively. Accumulated amortization relating to capital leases was $1,076 and $983 at August 1, 2009 and August 2, 2008, respectfully. Amortization expense relating to capital leases was $93, $125 and $116 for fiscal 2009, 2008 and 2007, respectively.

Depreciation expense, including amortization of capital leased assets, for fiscal years 2009, 2008 and 2007 was $828, $877 and $803, respectively. Depreciation expense for discontinued operations was $262, $199 and $96 for fiscal years 2009, 2008 and 2007, respectively.

5. GOODWILL

Goodwill consists of the following:

Medical Systems
Balance at July 28, 2007	$6,437
Impairment of goodwill (reported in discontinued operations)	(1,911)

Balance at August 2, 2008 and August 1, 2009	$4,526

Due primarily to continued operating results below planned levels and management’s resulting revaluation of its strategic plan for the Company’s domestic Medical Systems Group’s reporting unit, the Company completed a special assessment of that reporting unit’s goodwill realization during the third quarter of 2008. The Company’s scheduled assessment of goodwill is during the fourth quarter of each fiscal year.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

As part of its assessment, the Company estimated the fair value of the domestic reporting unit based on internal cash flows expected to be earned by the business and an appropriate risk-adjusted discount rate. While such estimates are subject to significant uncertainties and actual results could be materially different, the analysis resulted, pursuant to the implementation guidance of SFAS No. 142, Accounting for Goodwill and Intangible Assets, in a complete impairment of the unit’s goodwill balance. Accordingly, the Company recorded a $1,911 impairment charge during the fiscal 2008, which is reported in discontinued operations. The Company’s annual fourth quarter assessments of Villa’s goodwill has not indicated any impairment. However, due to the nature and inputs to the Company’s fair value calculation of goodwill, declines in future operating results could affect the calculated fair value of Villa’s goodwill and potentially result in impairment.

6. PRODUCT WARRANTIES

The Company’s products are covered primarily by one-year warranty plans and in some cases optional extended contracts may be offered covering products for periods up to five years, depending upon the product and contractual terms of sale. The Company establishes allowances for warranties on an aggregate basis for specifically identified, as well as anticipated, warranty claims based on contractual terms, product conditions and actual warranty experience by product line.

The activity in the warranty reserve accounts, which is included in accrued expenses, is as follows:

	AUGUST 1, 2009	AUGUST 2, 2008
Balance at beginning of year	$1,077	$1,065
Provision for anticipated warranty claims	137	455
Costs incurred related to warranty claims	(510)	(464)
Discontinued operations	—	21

Balance at end of year	$704	$1,077

7. SHORT-TERM CREDIT FACILITIES, LONG-TERM DEBT AND SUBORDINATED NOTE

At August 1, 2009, the Company had $7.4 million and $0.1 million in borrowings under its domestic and foreign short term credit facilities, respectively.

The Company did not have any outstanding borrowings under its short term credit facilities at August 2, 2008.

Long-term debt was comprised of the following:

	AUGUST 1, 2009	AUGUST 2, 2008	INTEREST RATE AT AUGUST 1, 2009
Foreign capital lease obligation	$1,931	$2,639	5.0%
Foreign credit facilities	1,585	2,703	Euribor + 1.00%
Foreign Italian Government loans	522	959	3.4%

Total long term debt	4,038	6,301
Less current portion of long-term bank debt	(1,653)	(1,797)

Long-term debt, less current portion	$2,385	$4,504

On August 1, 2005, the Company entered into a three-year revolving credit and term loan facility with North Fork Business Capital, which was acquired by Capital One Leverage Finance Corp. during fiscal year 2008 (the “North Fork Facility” and the “Capital One Facility”) and repaid the prior facility. In March 2007, the Company used a portion of the proceeds from a Rights Offering to pay all outstanding balances under this facility as well as $2.5 million of subordinated notes then outstanding and $0.1 million in related interest.

On June 1, 2007, the North Fork Facility was amended and restated. As restated, the North Fork Facility provides for a $7.5 million formula based revolving credit facility based on the Company’s eligible accounts receivable and inventory as defined in the credit agreement and a capital expenditure loan facility of up to $1.5 million. Interest on the revolving credit and capital expenditure borrowings is payable at prime plus 0.5% or, alternatively, at a LIBOR rate plus 2.5%. Other changes to the terms and conditions of the original loan agreement include an extension through May 24, 2010, the modification of covenants, removal of the Villa stock as loan collateral and the removal of daily collateral reporting which was part of the previous asset-based facility requirements.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

As of August 1, 2009 and August 2, 2008, the Company had approximately $1.6 million and $6.4 million of availability under the North Fork Facility. This difference in borrowing availability is due to draws of $7.4 million against the line of credit during the third and fourth quarter of fiscal year 2009.

There are certain covenants, including tangible net worth, that the Company must meet. As of the end of the fourth quarter of fiscal 2009, the Company was non-compliant with the following covenants: the Senior U.S. Debt Ratio and Fixed Charge Coverage Ratio covenants under the North Fork Credit facility, due to lower than anticipated performance during fiscal 2009. On October 30, Capital One Leverage Finance Corp. waived the non-compliance with these covenants for the fourth quarter of fiscal 2009 and amended future covenants through May 24, 2010, the credit facility’s maturity date. As of the end of the fourth quarter of fiscal 2008, the Company was in compliance with all covenants under the North Fork Facility.

Management believes that if additional financing is needed once the U.S. revolving credit facility matures on May 24, 2010, they would be able to obtain new asset based financing on the remaining U.S. subsidiary, secure a mortgage on the building owned by the U.S. subsidiary or dividend necessary funds from the foreign subsidiary. The Company can make no assurances that it will be able to obtain additional financing in the future on terms favorable to the Company or at all.

The North Fork Facility is subject to commitment fees of 0.5% per annum on the daily-unused portion of the facility, payable monthly. The Company granted a security interest to the lender on its U.S. credit facility in substantially all of its accounts receivable, inventory, property, plant and equipment, other assets and intellectual property in the U.S..

On October 30, 2009, the Capital One Facility was amended and restated. As restated, the Capital One Facility provides for a $3.0 million formula based revolving credit facility based on the Company’s RFI division’s eligible accounts receivable and inventory as defined in the credit agreement. Interest on the revolving credit and capital expenditure borrowings is payable at prime plus 2.0% or, alternatively, at a LIBOR rate plus 4.5%. Other changes to the terms and conditions of the original loan agreement include the modification of covenants and the addition of weekly collateral reporting.

On November 26, 2008, the Company requested and was granted consent by Capital One Leverage Finance Corp., who acquired Northfork Business Capital during fiscal year 2008, to repurchase up to 2,424,616 shares, or up to $3.0 million (approximately 10%) of Del Global’s outstanding shares of common stock, par value $0.10, from its shareholders provided none of the funds used to fund the proposed repurchase are proceeds of loans and that no less than $2.0 million of the funds used to repurchase said shares are from proceeds of cash dividends paid by Villa. Terms of the common stock repurchase program are detailed below.

The Company received a dividend from its Villa subsidiary in December 2008 of approximately $1.8 million, which was used to repurchase the Company’s outstanding common stock pursuant to the common stock repurchase program. On various dates in December 2008, the Company repurchased a total of 1,527,859 common shares then outstanding at a total cost of approximately $1.6 million. In January 2009, the Company’s Board of Directors suspended the common stock repurchase program.

In addition, on November 26, 2008, the Company requested and was granted consent by Capital One Leverage Finance Corp. to relocate the Company’s chief executive office and principal place of business within the Chicago, Illinois area.

The Company’s Villa subsidiary maintains short term credit facilities which are renewed annually with Italian banks. The current balance due on these credit facilities at August 1, 2009, is $0.1 million. Available borrowing under the credit facilities is $11.5 million and variable interest rates currently range from 3.7% - 14.25%.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

In October 2006, Villa entered into a 1.0 million Euro loan for financing of R&D projects, with an option for an additional 1.0 million Euro upon completion of 50% of the projects. In April, 2008, the Company declined the option for additional financing and demonstrated successful completion of the project triggering a more favorable interest rate. Interest, previously payable at Euribor 3 months plus 1.3 points, was reduced in the first fiscal quarter of 2009 to Euribor plus 1.04 points, currently at 2.308%. The note is repayable over a 5 year term. Principal repayment began in September 2008 and will be completed in September 2011. The note contains a financial covenant which provides that the net equity of Villa cannot fall below 5.0 million Euros. Villa’s net equity at the end of fiscal 2009 was 11.4 million Euro.

In December 2006, Villa entered into a 1.0 million Euro loan with interest payable at Euribor 3 months plus 0.95 points, currently 2.07%. The loan is repayable over a 4 year period ending in December 2010.

Villa is also party to two Italian government long-term loans with a fixed interest rate of 3.425% with principal payable annually through maturity in February and September 2010. At the end of fiscal year 2009, total principal due is 0.4 million Euro. Villa’s manufacturing facility is subject to a capital lease obligation which matures in March 2011 with an option to purchase. Villa is in compliance with all related financial covenants under these short and long-term financings.

SUBORDINATED NOTE - In connection with the settlement reached on January 29, 2002, with the plaintiffs in the class action litigation, the Company recorded the present value at 12% of the $2.0 million of subordinated notes that were issued in April 2002 and matured in March 2007. The subordinated notes did not pay interest currently, but accrued interest at 6% per annum, and were recorded at issuance at a discounted present value of $1.5 million. The balance was paid on March 29, 2007 with a portion of the proceeds from a Rights Offering described below.

The Company is obligated to make principal payments under its long-term debt and capital lease obligation as follows:

FISCAL YEARS	DEBT	CAPITAL LEASE	TOTAL
2010	$1,188	$465	$1,653
2011	810	371	1,181
2012	109	—	109
Purchase option	—	1,095	1,095

Total payments	2,107	1,931	4,038
Less: amount representing interest	—	(181)	(181)

Total	$2,107	$1,750	$3,857

8. EMPLOYEE BENEFITS

The Company has a Profit Sharing Plan that provides for contributions as determined by the Board of Directors. The contributions can be paid to the Plan in cash or common stock of the Company. No contributions were authorized for fiscal years 2009, 2008 or 2007.

The Profit Sharing Plan also incorporates a 401(k) Retirement Plan that is available to substantially all domestic employees, allowing them to defer a portion of their salary. The Company matches employee contributions at a 50% rate up to a maximum of 4% of annual salary, and recorded a related expense of $15, $44.5 and $15.5 for fiscal years 2009, 2008 and 2007, respectively.

The Company contribution match noted above was temporarily suspended during 2009. The Company expects to reinstate this benefit in the future.

In addition, the Company’s Villa subsidiary provides for employee termination indemnities. Villa has established a reserve, representing the liability for indemnities payable upon termination of employment, accrued in accordance with labor laws and labor agreements in force. This liability is subject to annual revaluation using the officially-established indices. The liability for these indemnities is included in other long-term liabilities on the accompanying Consolidated Balance Sheets and was $2,444 and $3,172 at August 1, 2009 and August 2, 2008, respectively. Provisions for employee termination indemnities were $477, $729 and $357 for fiscal years 2009, 2008 and 2007, respectively.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. SEGMENT REPORTING

The Company has three reportable segments; the Medical Systems Group, the Power Conversion Group and Other. The Other segment includes unallocated corporate costs. For each fiscal year presented, corporate costs (which include certain shared services) were allocated to domestic subsidiaries on the basis of a percentage of each unit’s annual sales. Corporate costs were allocated at a fixed dollar amount to the international subsidiary based upon an intercompany management services agreement. The percentages and the dollar amounts used to allocate actual corporate costs are based on management’s estimate of the benefits received by each reporting segment from corporate activities and shared services.

Operating segments are defined as components of an enterprise, about which separate financial information is available which is evaluated regularly by the chief decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision making group is comprised of the Chief Executive Officer and the senior executives of the Company’s operating segments. The Company evaluates its reporting segments based on operating income or loss. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Selected financial data of these segments are as follows:

FISCAL YEAR ENDED AUGUST 1, 2009	MEDICAL SYSTEMS GROUP	POWER CONVERSION GROUP	OTHER	TOTAL
Net sales to external customers	$40,933	$11,952	$—	$52,885
Cost of sales	31,948	7,291	—	39,239

Gross margin	8,985	4,661	—	13,646

Selling, general and administrative	4,952	2,434	692	8,078
Research and development	1,935	57	—	1,992
Litigation settlement costs	—	—	2,536	2,536

Total operating expenses	6,887	2,491	3,228	12,606

Operating income (loss)	$2,098	$2,170	$(3,228)	$1,040

Interest expense				(294)
Other income				265

Income (loss) before income taxes				$1,011

Depreciation	$638	$170	$—	$808
Amortization	20	—	—	20
Segment assets	41,267	6,725	7,270	55,262
Capital expenditures	342	181	—	523

Inter-segment sales were $105 for the fiscal year ended August 1, 2009. The $41,267 of Medical Systems Group assets are located in Italy, including $9,407 of long-lived assets. Approximately $3,158 of Other assets are related to the discontinued operations.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

FISCAL YEAR ENDED AUGUST 2, 2008	MEDICAL SYSTEMS GROUP	POWER CONVERSION GROUP	OTHER	TOTAL
Net sales to external customers	$67,465	$13,254	$—	$80,719
Cost of sales	50,089	8,202	—	58,291

Gross margin	17,376	5,052	—	22,428

Selling, general and administrative	6,562	2,522	1,164	10,248
Research and development	2,488	—	—	2,488
Litigation settlement costs	0	—	60	60

Total operating expenses	9,050	2,522	1,224	12,796

Operating income (loss)	$8,326	$2,530	$(1,224)	9,632

Interest expense				(313)
Other income				185

Income before income taxes				$9,504

Depreciation	$692	$163	$—	$855
Amortization	22	—	—	22
Segment assets	44,231	4,651	17,471	66,353
Capital expenditures	791	68	—	859

Inter-segment sales were $83 for the fiscal year ended August 2, 2008. The $44,231 of Medical Systems Group assets are located in Italy, including $10,656 of long-lived assets. Approximately $8,902 of Other assets are related to the discontinued operations.

FISCAL YEAR ENDED JULY 28, 2007	MEDICAL SYSTEMS GROUP	POWER CONVERSION GROUP	OTHER	TOTAL
Net sales to external customers	$63,646	$13,188	$—	$76,834
Cost of sales	47,657	8,271	—	55,928

Gross margin	15,989	4,917	—	20,906

Selling, general and administrative	5,572	2,476	1,479	9,527
Research and development	2,013	—	—	2,013
Litigation settlement costs	—	—	—	—

Total operating expenses	7,585	2,476	1,479	11,540

Operating income (loss)	$8,404	$2,441	$(1,479)	9,366

Interest expense				(989)
Other expense				(54)

Income before income taxes				$8,323

Depreciation	$610	$165	$3	$778
Amortization	27	—	—	27
Segment assets	48,636	5,014	12,689	66,339
Capital expenditures	380	76	—	456

Inter-segment sales were $86 for the fiscal year ended July 28, 2007. Approximately $48,636 of Medical Systems Group assets are located in Italy, including $10,110 of long-lived assets. Approximately $12,022 of Other assets are related to the discontinued operations.

MAJOR CUSTOMERS AND EXPORT SALES - For the fiscal year ended August 1, 2009, none of our customers accounted for 10% or more of consolidated revenues and one of our Medical Systems Group customers accounted for approximately 14% of consolidated gross accounts receivable. For the fiscal year ended August 2, 2008 one of our Medical Systems Group customers accounted for approximately 18% of consolidated revenues and 1% of gross accounts receivable at August 2, 2008. For the fiscal years ended July 28, 2007, one of our Medical Systems Group customers accounted for approximately 16% of consolidated revenues and 11% of gross accounts receivable at July 28, 2007.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Foreign sales were 73%, 83% and 81% of the Company’s consolidated net sales in fiscal years ended August 1, 2009, August 2, 2008 and July 28, 2007, respectively. Net sales by geographic areas were:

	AUGUST 1, 2009		AUGUST 2, 2008		JULY 28, 2007
United States	$14,341	27%	$13,602	17%	$14,861	19%
Canada	38	0%	1,659	2%	788	1%
Europe	29,925	57%	55,350	69%	48,014	62%
Far East	6,808	13%	7,343	9%	7,392	10%
Mexico, Central and South America	3,000	1%	382	0%	521	1%
Africa, Middle East and Australia	1,477	3%	2,383	3%	5,258	7%

	$52,885	100%	$80,719	100%	$76,834	100%

Revenues are attributable to geographic areas based on the location of the customers.

10. SHAREHOLDERS’ EQUITY

RIGHTS OFFERING AND STOCKHOLDERS’ RIGHTS PLAN – On December 12, 2006, the Company filed a registration statement for a subscription rights offering with the SEC that became effective January 30, 2007. Under terms of this rights offering, the Company distributed to shareholders of record as of February 5, 2007, non-transferable subscription rights to purchase one share of the Company’s common stock for each share owned at that date at a subscription price of $1.05 per share. On March 12, 2007, the Company completed the rights offering, selling 12,027,378 shares of its common stock at $1.05 per share. Total proceeds to the Company, net of $275 of expenses related to the rights offering, were $12,354.

The purpose of this rights offering was to raise equity capital in a cost-effective manner. Approximately $7,564 of the proceeds were used for debt repayment and the remainder invested in short-term money market securities for anticipated working capital needs and general corporate purposes. A portion of the net proceeds may also ultimately be used to acquire or invest in businesses, products and technologies that Company management believes are complementary to the Company’s business.

In addition, on January 22, 2007, the Company entered into a stockholders’ rights plan (the “Rights Plan”). The Rights Plan provides for a dividend distribution of one common stock purchase right for each outstanding share of the Company’s common stock. The Company’s Board of Directors adopted the Rights Plan to protect stockholder value by protecting the Company’s ability to realize the benefits of its net operating losses (“NOLs”) and capital loss carryforwards. The Company has experienced substantial operating and capital losses in previous years. Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, the Company may “carry forward” these losses in certain circumstances to offset current and future earnings and thus reduce its federal income tax liability, subject to certain requirements and restrictions. Assuming that the Company has future earnings, the Company may be able to realize the benefits of NOLs and capital loss carryforwards. These NOLs and capital loss carryforwards constitute a substantial asset to the Company. If the Company experiences an “Ownership Change,” as defined in Section 382 of the Internal Revenue Code, its ability to use the NOLs and capital loss carryforwards could be substantially limited or lost altogether. In general terms, the Rights Plan imposes a significant penalty upon any person or group that acquires certain percentages of the Company’s common stock by allowing other shareholders to acquire equity securities at half their fair values.

STOCK BUY-BACK PROGRAM - On November 26, 2008, the Company requested and was granted consent by Capital One Leverage Finance Corp. , which acquired Northfork Business Capital during fiscal year 2008 (see Note 7), to repurchase up to 2,424,616 shares, or up to $3,000 (approximately 10%) of Del Global’s outstanding shares of common stock, par value $0.10, from its shareholders provided none of the funds used to fund the proposed repurchase are proceeds of loans and that no less than $2.0 million of the funds used to repurchase said shares are from proceeds of cash dividends paid by Villa. On various dates in December 2008, the Company repurchased 1,527,859 common shares then outstanding at a total cost of approximately $1,600. In January 2009, the Company’s Board of Directors suspended the common stock repurchase program.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INCREASE OF AUTHORIZED SHARES - At a special meeting of shareholders of the Company held on November 17, 2006, the Company’s shareholders approved an Amendment of the Certificate of Incorporations of the Company to increase the number of authorized shares of the Company’s common stock, par value $0.10 per share, from twenty million (20,000,000) shares to fifty million (50,000,000) shares in order to have a sufficient number of shares of Common Stock to provide a reserve of shares available for issuance to meet business needs as they may arise in the future. Such business needs may include, without limitation, rights offerings, financings, acquisitions, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, stock splits or similar transactions.

STOCK OPTION PLAN AND WARRANTS – Effective July 31, 2005, the Company adopted SFAS No. 123 (R). This standard requires that the Company measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the period in which the employee is required to provide the services – the requisite service period (usually the vesting period) – in exchange for the award. The grant date fair value for options and similar instruments will be estimated using option pricing models. Under SFAS 123 (R), the Company is required to select a valuation technique or option pricing model that meets the criteria as stated in the standard, which includes a binomial model and the Black-Scholes model. At the present time, the Company is continuing to use the Black-Scholes model. The adoption of SFAS 123 (R), applying the “modified prospective method,” as elected by the Company, requires the Company to value stock options granted prior to its adoption of SFAS 123 (R) under the fair value method and expense the related unvested amounts over the remaining vesting period of the stock options.

Details regarding the fair value of stock options granted in fiscal 2009, 2008 and 2007 are as follows:

	2009	2008	2007
Estimated life (in years)	7	7	7
Volatility rate	66%-70%	64%-72%	63%-74%
Risk free interest rate	2.70%-2.78%	3.60%-4.20%	4.44%-5.16%
Dividend rate	0%	0%	0%
Forfeiture rate	2%	2%	2%
Weighted average fair value	0.64	1.82	1.16
Recorded compensation expense	$341	$481	$220

The Black Scholes Option Pricing Model requires the use of various assumptions. The key assumptions are summarized as follows:

Estimated life: The Company derives its estimated life based on historical experience.

Volatility rate: The Company estimates the volatility of its common stock at the date of grant based on historical volatility of its common stock.

Risk free interest rate: The Company derives its risk-free interest rate on the Barron’s zero coupon bond rate for a term equivalent to the expected life of the option.

Dividend rate: The Company estimates the dividend yield assumption based on the Company’s historical and projected dividend payouts.

Forfeiture rate: The Company estimates the annual forfeiture rate based on historical experience.

On March 20, 2007, shareholders approved the 2007 Incentive Stock Plan. A total of 1,000,000 shares of the Company’s common stock may be granted under the Plan, of which, 385,500 shares are still available for grant as of August 1, 2009. No additional options will be granted under the former stock option plan. Substantially all of the options granted under this Plan and the prior plan provide for graded vesting and vest generally at a rate of 25% per year beginning with the date of grant, expiring ten to fifteen years from the date they are granted. The option price per share is approved by the Board of Directors. All options to date have been granted at the fair market value of the Company’s stock at the date of grant. No options can be granted under this plan subsequent to February 21, 2017.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

In December 2000, the Board of Directors approved an extension of time to exercise for all stock option holders. The extension covers all options whose term would have expired during the period from the stock de-listing date (December 19, 2000) up to the date that the shares become re-listed on a national exchange. This extension grants those stock option holders a period of six months from the date of re-listing to exercise vested options which may have otherwise expired without the extension. Options that otherwise expired due to termination of employment for cause were not effected by this extension. During fiscal 2005, the plan was modified to remove this extension provision from options granted after January 2005. The majority of the Company’s stock options have a 10 year term, however, due to uncertainty regarding the duration of this extension, the Company cannot calculate the weighted average remaining contractual term of outstanding or vested options. The extension provision does not impact the 2007 Incentive Stock Plan.

OPTION ACTIVITY

	AUGUST 1, 2009		AUGUST 2, 2008		JULY 28, 2007
	SHARES OUTSTANDING	WEIGHTED AVERAGE EXERCISE PRICE	SHARES OUTSTANDING	WEIGHTED AVERAGE EXERCISE PRICE	SHARES OUTSTANDING	WEIGHTED AVERAGE EXERCISE PRICE
Granted and outstanding, beginning of year	2,094,815	$3.45	1,913,996	$3.51	1,545,996	$3.93
Granted	254,000	0.95	336,500	2.62	469,000	1.73
Exercised	—	—	(83,181)	1.37	(101,000)	1.69
Cancelled and forfeited	(112,500)	1.99	(72,500)	3.58	—	—

Outstanding at end of year	2,236,315	3.24	2,094,815	3.45	1,913,996	3.51
Exercisable at end of year	1,792,814	3.62	1,595,438	3.85	1,494,743	4.00

As mentioned above, due to an extension of exercise time granted to option holders that has an uncertain term, the Company is unable to calculate the weighted average contractual term of the above options.

As of August 1, 2009 the distribution of stock option exercise prices is as follows:

	OPTIONS OUTSTANDING		OPTIONS EXERCISABLE
EXERCISE PRICE RANGE	NUMBER OF OPTION SHARES	WEIGHTED AVERAGE EXERCISE PRICE	SHARES EXERCISABLE	WEIGHTED AVERAGE EXERCISE PRICE
$1.00 - $3.34	1,555,607	$1.78	1,112,106	$1.80
$4.00 - $6.60	313,256	4.85	313,256	4.85
$7.00 - $7.94	220,775	7.51	220,775	7.51
$8.00 - $10.00	146,677	8.93	146,667	8.93

	2,236,315	$3.24	1,792,814	$3.62

At August 1, 2009, the aggregate intrinsic value of options outstanding and options exercisable was $2 and $0, respectively. The intrinsic value is the amount by which the market value of the underlying stock exceeds the exercise price of the option at the measurement date for all-in-the money options.

Future compensation expense related to the vesting of employee options granted by August 1, 2009 is expected to be $207 in 2010, $84 in 2011 and $17 in 2012.

Cash proceeds and intrinsic value related to total stock options exercised are provided in the following table:

YEAR ENDED	AUGUST 1, 2009	AUGUST 2, 2008		JULY 28, 2007
Proceeds from stock options exercised	$—	$46	(a)	$170
Intrinsic Value	—	71		57

(a)	In addition to these proceeds, the Company accepted 31,694 shares of common stock held by the option holder and valued at $69 into treasury.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

WARRANTS

On February 6, 2004, a motion was filed for summary judgment to enforce a January 2002 class action settlement agreement entered into by the Company. The motion sought damages in the amount of $1,250 together with interest, costs and disbursements, and a declaration that $2,000 in promissory notes issued as part of the class action settlement are immediately due and payable, as the value of damages due to the Company’s failure to timely complete a registration statement related to the common shares underlying certain warrants granted in the class action settlement. The Company filed opposition to this matter on March 5, 2004. Plaintiffs filed reply papers on March 19, 2004. In addition, the Company filed a registration statement related to the warrant shares on March 23, 2004, and it was declared effective by the SEC on May 7, 2004. In July 2004, in settlement of this matter, Del Global modified the exercise, or “strike,” price of the 1,000,000 warrants issued in 2002 from $2.00 to $1.50 per share, and extended the expiration date of such warrants by one year to March 28, 2009. During fiscal 2009, 2008 and 2007, 0, 61,016 and 366,854, respectively, of these warrants were exercised for cash proceeds to the Company of $0, $91 and $551, respectively. As of March 28, 2009, these warrants expired and no warrants remain outstanding.

11. INCOME (LOSS) PER SHARE

	FOR FISCAL YEARS ENDED
	AUGUST 1, 2009	AUGUST 2, 2008	JULY 28, 2007
Numerator:
Net income (loss)	$(4,128)	$2,977	$3,816
Denominator:
Weighted average shares outstanding for basic income per share	23,285,694	24,195,498	16,154,552
Effect of dilutive securities	—	450,911	300,673

Weighted average shares outstanding for diluted income per share	23,285,694	24,646,409	16,455,225

Income (loss) per basic common share	$(0.18)	$0.12	$0.24

Income (loss) per diluted common share	$(0.18)	$0.12	$0.23

Common shares outstanding for the fiscal years ended August 1, 2009, August 2, 2008 and July 28, 2007, were reduced by 2,182,323, 654,464 and 622,770 shares of treasury stock, respectively.

The computation of diluted shares outstanding does not include the effect of the assumed exercise of 2,236,315, 1,295,612 and 1,121,684 for employee stock options outstanding as of August 1, 2009, August 2, 2008 and July 28, 2007, respectively, and no warrants to purchase Company common stock for those years because the effect of their assumed exercise would be anti-dilutive.

12. INCOME TAXES

The Company’s consolidated (loss) income before income taxes for fiscal years 2009, 2008 and 2007 of $(3,005), $6,224 and $7,369 reflects foreign pre-tax net income of $2,548, $8,294 and $8,180 for fiscal years 2009, 2008 and 2007, respectively, and a U.S. pre-tax loss of $5,553, $2,070 and $811, respectively.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Provision for income taxes consists of the following:

	FOR FISCAL YEARS ENDED
	AUGUST 1, 2009	AUGUST 2, 2008	JULY 28, 2007
CURRENT TAX EXPENSE:
Foreign	$965	$3,297	$3,410
State and local	—	—	5
DEFERRED PROVISION (BENEFIT):
Federal	—	—	—
State and local	—	—	—
Foreign	158	(50)	138

NET PROVISION	$995	$3,177	$3,400

Tax expense included in discontinued operations	$128	$70	$153

The following is a reconciliation of the statutory Federal and effective income tax rates:

	FOR FISCAL YEARS ENDED
	AUGUST 1, 2009	AUGUST 2, 2008	JULY 28, 2007
Statutory Federal income tax rate	(34.0)%	34.0%	34.0%
State tax, less Federal tax effect	0.0%	0.0%	0.1%
Foreign taxes	8.5%	12.7%	9.2%
Valuation allowance adjustment	46.4%	41.9%	(1.9)%
Provision (reversal) for undistributed earnings of foreign subsidiary	0.0%	(36.7)%	7.2%
Provision for distributed earnings of foreign subsidiary	18.7%	—%	—%
Other	(2.3)%	0.3%	(0.4)%

Effective tax rate	37.3%	52.2%	48.2%

Deferred income tax assets (liabilities) are comprised of the following:

	AUGUST 1, 2009	AUGUST 2, 2008
Deferred income tax assets:
Federal net operating loss carry forward	$16,722	$15,375
State tax credits and operating loss carry forwards	2,318	2,071
Reserve for inventory obsolescence	1,556	1,545
Allowances and reserves not currently deductible	932	1,076
Amortization	207	295
Stock based compensation	694	599
Fixed assets	—	133
Other	27	—

Gross deferred income tax assets	22,456	21,094
Deferred income tax liabilities:
Undistributed earnings of foreign subsidiary	—	—
Fixed assets	(4)	—
Other	(—)	(15)

Gross deferred income tax liabilities	(4)	(15)
Less: valuation allowance	(21,841)	(20,309)

Net deferred income tax assets	$611	$770

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Deferred income tax assets and liabilities are recorded in the consolidated balance sheets as follows:

	AUGUST 1, 2009	AUGUST 2, 2008
Deferred income tax assets - non-current	$611	$770
Deferred income tax liabilities - non-current	—	—

	$611	$770

The Company accounts for deferred income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes” whereby it recognizes deferred tax assets and liabilities for temporary differences between financial reporting basis and income tax reporting basis and for tax credit carry forwards.

The Company periodically assesses the realization of its net deferred income tax assets. This evaluation is primarily based upon current operating results and expectations of future operating results. A valuation allowance is recorded if the Company believes its net deferred income tax assets will not be realized. Its determination is based on what it believes will be the more likely than not result.

During fiscal years 2009, 2008 and 2007, the Company’s foreign tax reporting entity was profitable, and its U.S. tax reporting entities incurred a loss. Based primarily on these results, the Company concluded that it should maintain a 100% valuation allowance on its net U.S. deferred tax assets as of August 1, 2009.

The Company recorded a tax expense with respect to its foreign subsidiary’s income in all periods presented and based on a more likely than not standard, believes that the foreign subsidiary’s net deferred income tax asset of $611 at August 1, 2009 will be realized.

The Company’s foreign subsidiary operates in Italy. Fiscal 2008 income tax expense includes a charge that reduces the carrying value of the foreign subsidiary’s net deferred income tax asset resulting from an income tax rate reduction in Italy.

Additionally, the Company’s deferred income tax liabilities as of July 28, 2007 included the estimated tax obligation that would have been incurred upon a distribution of the foreign subsidiary’s earnings to its U.S. parent. This tax liability was recorded as the foreign subsidiary had routinely distributed monies to its U.S. parent. Based on operating results, expectations of future results and available cash and credit in the U.S., the Company determined it no longer intended to repatriate monies and reversed this tax obligation during Fiscal 2008. The reversal resulted in an adjustment to available net operating loss carryforwards and the related valuation allowance. In addition, there was a reduction in tax expense for Fiscal 2008 resulting from the reversal of accrued Italian withholding taxes on undistributed earnings.

At August 1, 2009, the Company has federal net operating loss carry forwards of $49,109 that expire at various times between July, 2020 and July, 2029.

It is the Company’s practice to recognize interest and/or penalties related to income tax matters in tax expense. As of August 1, 2009, there were no material interest or penalty amounts to accrue.

13. COMMITMENTS AND CONTINGENCIES

LITIGATION MATTERS

PARK-The Company had an employment agreement with Samuel Park, a previous CEO, for the period May 1, 2001 to April 30, 2004. The employment agreement provided for certain payments in the event of a change in the control of the Company as defined in the agreement. On October 9, 2003, the Company terminated Mr. Park’s employment, and on October 10, 2003, the Company announced the appointment of Walter F. Schneider as President and CEO to replace Mr. Park, effective as of such date. As a result, the Company recorded a charge of $0.2 million during the first quarter of fiscal 2004 to accrue the balance of salary remaining under Mr. Park’s employment agreement.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The Company’s employment agreement with Mr. Park provided for payments upon a change in control as defined in the agreement. The Company’s Board of Directors elected at the Company’s Annual Meeting of Shareholders held on May 29, 2003, reviewed the “change in control” provisions in the employment agreement between the Company and Mr. Park, regarding a payment to him in the event of a change in control as defined in the agreement. As a result of this review and based upon, among other things, the advice of special counsel, the Company’s Board of Directors determined that no obligation to make the payment has been triggered. Prior to his departure from the Company on October 10, 2003, Mr. Park orally informed the Company that, after reviewing the matter with his counsel, he believed that the obligation to pay him for a change in control had been triggered. On October 27, 2003, the Company received a letter from Mr. Park’s counsel demanding payment of certain sums and other consideration pursuant to the Company’s employment agreement with Mr. Park, including a change in control payment. On November 17, 2003, the Company filed a complaint in the United States District Court, Southern District of New York, against Mr. Park seeking a declaratory judgment that no change in control payment was or is due to Mr. Park, and that an amendment to the employment contract with Mr. Park regarding reimbursement of legal fees is invalid and unenforceable. Mr. Park answered the complaint and asserted counterclaims seeking payment from the Company based on his position that a “change in control” occurred in June 2003 and a declaration that the amendment on legal fees incurred by him was valid and enforceable. Mr. Park also sought other consideration he believed he was owed under his employment agreement. The Company filed a reply to Mr. Park’s counterclaims denying that he was entitled to any of these payments or the declaration of validity and enforceability of the legal fees amendment. Discovery in this matter was conducted and completed. Following discovery, the Company and Mr. Park filed motions for summary judgment on the issues related to the change in control and the amendment to the employment agreement, which motions were fully submitted to the court for consideration.

By memorandum decision and order dated December 15, 2008, the court denied the Company’s motion for summary judgment, and granted Mr. Park’s motion for partial summary judgment (a) on his first counterclaim seeking a declaration that he is entitled to a change in control payment from the Company and an order that such payment be made to him together with interest and (b) on his third counterclaim for a declaration that he is entitled to recover his legal fees and expenses reasonably incurred by him in, as he alleged, enforcing the terms of his employment agreement with the Company and an order directing payment of such fees.

By motion served on February 2, 2009, as amended by reply papers served by Mr. Park on February 25, 2009, Mr. Park sought entry of judgment in the amount of $2.2 million, along with post-judgment interest thereon, on Mr. Park’s first counterclaim (change in control payment) and on his third counterclaim (in the amount of the attorneys’ fees and disbursements incurred by him through November 30, 2008). The motion also sought as part of the judgment a direction that Del Global pay Park’s attorneys’ fees and disbursements incurred in the action from on and after December 1, 2008 within thirty days after Mr. Park submits to the Company written notice thereof.

Mr. Park’s counsel advised the Court by letter in January 2009 that in his second counterclaim, which was not a subject of any of the motions for summary judgment previously made in the action, Mr. Park sought a total of approximately $0.9 million in alleged damages and interest thereon. This total included the following items allegedly owed to him in the following approximate amounts: $0.6 million for stock options, $0.2 million (subsequently changed to $0.2 million) for bonus for fiscal year 2004 pro rated to April 30, 2004, $0.1 million for unused vacation, and business expenses.

The parties entered into an agreement as of April 2, 2009, settling the action. Pursuant to the settlement agreement, the Company made payments to Mr. Park and his counsel totaling $2.5 million. The Court signed an order on April 13, 2009 dismissing the action with prejudice, which was entered by the Clerk of the Court.

RFI-On May 24, 2007, the Company’s Power Conversion subsidiary, RFI, was served with a subpoena to testify before a grand jury of the United States District Court of New York and to provide items and records from its Bay Shore, NY offices in connection with U.S. Department of Defense contracts. A search warrant from the United States District Court, Eastern District of New York was issued and executed with respect to such offices. The Company believes that it is in full compliance with the quality standards that its customers require and is fully cooperating with investigators to assist them with their review. RFI continues to ship products to the U.S. Government, as well as to its commercial customers.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

MOELLER-On June 28, 2002, Jeffrey N. Moeller, the former Director of Quality Assurance and Regulatory Affairs of Del Medical Imaging Corp. (“Del Medical”), commenced an action in the Circuit Court of Cook County, Illinois, against the Company, Del Medical and Walter Schneider, the former President of Del Medical. In the most current iteration of his complaint, the third amended complaint, Mr. Moeller alleges four claims against the defendants in the action: (1) retaliatory discharge from employment with Del Medical, allegedly in response to Mr. Moeller’s complaints to officers of Del Medical about purported prebilling and his stopping shipment of a product that allegedly did not meet regulatory standards, (2) defamation, (3) intentional interference with his employment relationship with Del Medical and prospective employers, and (4) to hold the Company liable for any misconduct of Del Medical under a theory of piercing the corporate veil. In their answer to the third amended complaint, the defendants denied the substantive allegations of each of these claims and denied that they have any liability to Mr. Moeller. By order dated September 15, 2006, the Court denied in part and granted in part defendants’ motion requesting summary judgment dismissing the third amended complaint. The court granted the motion only to the extent of dismissing that part of Mr. Moeller’s claim of interference with his employment relationship with Del Medical and his relationship with prospective employers.

In fiscal 2007, the Company recorded an accrual of $0.1 million relating to potential liability in the settlement of these claims. The parties appeared for mediation in January 2007 but the mediation did not result in a disposition of the action. A trial was held in April 2008 and on April 17, 2008, the jury returned a verdict in favor of Mr. Moeller for $1.8 million for lost earnings, back pay, front pay and benefits on the retaliatory discharge claim, and $0.2 million for emotional distress/reputation damages and $0.2 million in punitive damages on the defamation claim. On May 19, 2008, counsel for the defendants filed their motion for judgment in their favor notwithstanding the jury verdict, or, alternatively, for a new trial, on those claims on which the jury found the respective defendants liable. By order dated August 15, 2008, the Court denied that motion.

On August 25, 2008, the Company and the other defendants filed their notice of appeal by which they appeal to the Appellate Court of Illinois, First District, among other things, the judgment entered against the Company and the other defendants on the jury verdict. On September 12, 2008, the Company and the other defendants filed an amended notice of appeal intending to pursue an appeal seeking a reversal of the judgment and to have a judgment entered in favor of the Company and the other defendants or to have a new trial. In lieu of a bond, the Company filed an irrevocable standby letter of credit in the amount of $2.6 million by which Mr. Moeller could collect the amount of judgment entered by the trial court in the event the appellate court affirms that judgment.

By Settlement Agreement and Release signed by the parties in January 2009, the parties agreed to a settlement of this matter for payments by the Company to Mr. Moeller and his counsel, totaling $1.6 million, which payments have been made. In the first quarter of fiscal 2009, the Company recorded an additional reserve of $1.2 million relating to settlement

APERGIS-On April 28, 2008, George Apergis, the former General Manager of RFI, filed a charge with the EEOC alleging that RFI discriminated against him by terminating his employment with RFI on December 18, 2007. George Apergis alleged three claims against RFI: (1) violation of Title VII of the Civil Rights Act; (2) violation of the Age Discrimination in Employment Act and (3) retaliation. RFI responded to the EEOC charge with a position statement filed with the EEOC on June 26, 2008 denying each allegation of the charge. As of October 30, 2009, RFI is waiting to hear for a response to their position statement from the EEOC. RFI intends to defend vigorously against George Apergis.

OTHER-The Company is a defendant in several other legal actions in various U.S. and foreign jurisdictions, arising from the normal course of business. Management believes the Company has meritorious defenses to such actions and that the outcomes will not be material to the Company’s consolidated financial statements.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

LEASE COMMITMENTS - The Company leases facilities for its warehouse and manufacturing operations with expiration dates ranging from 2010 through 2014. In addition, the Company has various office equipment and auto leases accounted for as operating leases. The future minimum annual lease commitments as of August 1, 2009 are as follows:

FISCAL YEARS	AMOUNT
2010	$248
2011	241
2012	142
2013 and 2014	66

Total	$697

Rent expense for fiscal years 2009, 2008 and 2007 was $333, $168, and, $148, respectively. Rent expense for discontinued operations for fiscal years 2009, 2008 and 2007 was $145, $248 and $248, respectively

14. SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

YEAR ENDED AUGUST 1, 2009

	QUARTER
	FIRST	SECOND	THIRD	FOURTH
Net sales	$14,220	$15,681	$11,816	$11,168
Gross margin	$3,708	$4,393	$2,469	$3,076
Income (loss) from continuing operations	$572	$(1,661)	$216	$889
Net income (loss)	$(609)	$(1,800)	$(815)	$(904)
Net income (loss) per basic share	$(0.03)	$(0.08)	$(0.04)	$(0.04)
Net income (loss) per diluted share	$(0.03)	$(0.08)	$(0.04)	$(0.04)

YEAR ENDED AUGUST 2, 2008

	QUARTER
	FIRST	SECOND	THIRD	FOURTH
Net sales	$20,048	$23,814	$17,530	$19,327
Gross margin	$5,571	$6,666	$4,604	$5,587
Income (loss) from continuing operations	$1,561	$1,820	$810	$2,136
Net income	$1,107	$1,427	$(1,638)	$2,081
Net income (loss) per basic share	$0.05	$0.06	$(0.07)	$0.08
Net income (loss) per diluted share	$0.04	$0.06	$(0.07)	$0.09

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Nine Months Ended
	May 1, 2010	May 2, 2009	May 1, 2010	May 2, 2009
NET SALES	$13,150	$11,815	$42,790	$41,717
COST OF SALES	10,059	9,345	32,278	31,147

GROSS MARGIN	3,091	2,470	10,512	10,570
Selling, general and administrative	2,202	1,705	6,777	6,396
Research and development	592	457	1,567	1,453
Litigation settlement	—	36	—	2,536

Total operating expenses	2,794	2,198	8,344	10,385

OPERATING INCOME	297	272	2,168	185
Interest expense, net of interest income of $23 and $34 for the three and nine months ended in 2010 and $20 and $238 for the three and nine months ended in 2009	(45)	(92)	(394)	(192)
Other income	121	167	76	98

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	373	347	1,850	91
Income tax provision	62	131	765	964

INCOME (LOSS) FROM CONTINUING OPERATIONS	311	216	1,085	(873)
Loss from discontinued operations	(15)	(1,031)	(3,090)	(2,351)

NET INCOME (LOSS)	$296	$(815)	$(2,005)	$(3,224)

NET INCOME (LOSS) PER BASIC SHARE:
Income (loss) from continuing operations	$0.01	$0.01	$0.05	$(0.04)
Loss from discontinued operations	—	(0.05)	(0.14)	(0.10)

Net income (loss)	$0.01	$(0.04)	$(0.09)	$(0.14)

Weighted average shares outstanding	22,718,306	22,718,306	22,718,306	23,474,821

NET INCOME (LOSS) PER DILUTED SHARE:
Income (loss) from continuing operations	$0.01	$0.01	$0.05	$(0.04)
Loss from discontinued operations	—	(0.05)	(0.14)	(0.10)

Net income (loss)	$0.01	$(0.04)	$(0.09)	$(0.14)

Weighted average shares outstanding	22,735,294	22,718,306	22,718,306	23,474,821

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	May 1, 2010	August 1, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,371	$7,983
Trade receivables, net of allowance for doubtful accounts of $1,533 and $1,648 at May 1, 2010 and August 1, 2009, respectively	13,619	18,043
Inventories, net of allowance for excess and obsolete of $4,642 and $4,496 at May 1, 2010 and August 1, 2009, respectively	10,398	16,004
Prepaid expenses and other current assets	1,280	1,719

Total current assets	30,668	43,749
NON-CURRENT ASSETS:
Property, plant and equipment, net	5,441	6,305
Deferred income taxes	583	611
Goodwill	4,526	4,526
Other assets	24	71

Total non-current assets	10,574	11,513

TOTAL ASSETS	$41,242	$55,262

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving loan	$74	$7,492
Current portion of long-term debt	1,430	1,653
Accounts payable – trade	6,236	7,304
Accrued expenses	4,246	5,239

Total current liabilities	11,986	21,688

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	1,156	2,385
Other long-term liabilities	2,102	2,561

Total non-current liabilities	3,258	4,946

TOTAL LIABILITIES	15,244	26,634

SHAREHOLDERS’ EQUITY:
Common stock, $0.10 par value; authorized 50,000,000, issued 24,900,629 at May 1, 2010 and August 1, 2009	2,490	2,490
Additional paid-in capital	80,942	80,739
Treasury shares – 2,182,323 shares at cost at May 1, 2010 and August 1, 2009	(7,176)	(7,176)
Accumulated other comprehensive income	1,237	2,065
Accumulated deficit	(51,495)	(49,490)

TOTAL SHAREHOLDERS’ EQUITY	25,998	28,628

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$41,242	$55,262

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

(UNAUDITED)

	Nine Months Ended
	May 1, 2010	May 2, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,005)	$(3,224)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	797	818
Deferred income tax provision	—	33
Stock based compensation expense	204	254
Write-down of assets and additional accruals for discontinued operations	1,555	—
Changes in operating assets and liabilities:
Trade receivables	3,614	5,326
Inventories	4,917	(851)
Prepaid expenses and other current assets	370	152
Other assets	45	24
Accounts payable – trade	(761)	(2,656)
Accrued expenses	(1,450)	(1,860)
Payment of accrued litigation settlement costs	—	(60)
Other long-term liabilities	(354)	(420)

Net cash provided by (used in) operating activities	6,932	(2,464)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property plant and equipment purchases	(495)	(425)

Net cash used in investing activities	(495)	(425)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing of short-term credit facilities	—	2,629
Repayment of revolving loan	(7,414)	—
Repayment of long-term debt	(1,342)	(1,255)
Purchase of treasury shares	—	(1,561)

Net cash used in financing activities	(8,756)	(187)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(293)	(747)

CASH AND CASH EQUIVALENTS DECREASE FOR THE PERIOD	(2,612)	(3,823)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	7,983	7,828

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$5,371	$4,005

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$394	$213
Taxes	457	1,095

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 — BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Del Global Technologies Corp. and its subsidiaries (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the results for the interim periods have been included. Results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 1, 2009. Certain prior year’s amounts have been reclassified to conform to the current period presentation.

The Company’s fiscal year-end is based on a 52/53-week cycle ending on the Saturday nearest to July 31. Results of the Company’s subsidiary, Villa Sistemi Medicali S.p.A. (“Villa”), are consolidated into Del Global’s consolidated financial statements based on a fiscal year that ends on June 30 and are reported on a one-month lag.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2009, the Financial Accounting Standards Board (“FASB”) issued ASU 2009-1, “Amendments based on Statement of Financial Accounting Standards No. 168 – The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” It establishes the Codification as the sole source of authoritative U.S. GAAP. The Codification categorizes all U.S. GAAP as either authoritative or nonauthoritative, and all guidance contained in the Codification carries an equal level of authority.

ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of the provisions of ASC 105 did not have a material impact on the Company’s consolidated financial statements. The Company has revised its references to pre-Codification GAAP in its financial statements for the quarters and nine months ended May 1, 2010 and May 2, 2009.

Other accounting standards have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date and are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 — DISCONTINUED OPERATIONS

On November 24, 2009, the Company consummated the sale of certain of the assets and product lines of its Del Medical Imaging Corp. wholly-owned subsidiary (“DMI”), to an affiliate of U.M.G. Inc. (“UMG” or the “Acquirer”).

Pursuant to the agreement, the Acquirer (i) assumed all of the Company’s and DMI’s post-closing obligations in connection with the Company’s lease of its facilities in Roselle, Illinois, (the Company remains secondarily liable on the lease obligations), (ii) accepted all of DMI’s inventory related to the DMI business on a consignment basis, (iii) hired select DMI employees, (iv) indemnified the Company for potential employee severance obligations and (v) assumed certain other liabilities of the business, including outstanding warranty obligations.

There was a $15 loss from discontinued operations during the third quarter of fiscal 2010.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The Company’s discontinued operations loss for the third quarter and first nine months of fiscal 2010 is:

	Three Months Ended		Nine Months Ended
	May 1, 2010	May 2, 2009	May 1, 2010	May 2, 2009
Net sales	$—	$5,289	$5,428	$22,414

Loss from operations	$(15)	$(1,031)	$(1,541)	$(2,351)
Asset writedown to net realizable value	—	—	(1,549)	—

Total loss from discontinued operations	$(15)	$(1,031)	$(3,090)	$(2,351)

Loss per share – Basic and Diluted
Loss from operations	$—	$(0.05)	$(0.07)	$(0.10)
Loss on sale of operations, asset writedowns and accrued expenses	—	—	(0.07)	—

Loss per share—discontinued operations	$—	$(0.05)	$(0.14)	$(0.10)

NOTE 3 — INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Inventories and their effect on cost of sales are determined by physical count for annual reporting purposes and are evaluated using perpetual inventory records for interim reporting periods. For certain subsidiaries during interim periods, the Company estimates the amount of labor and overhead costs related to finished goods inventories. As of May 1, 2010, finished goods represented approximately 24.0% of the gross carrying value of our total gross inventory. The Company believes the estimation methodologies used to be appropriate and are consistently applied.

Inventories at May 1, 2010 and August 1, 2009 are as follows:

	May 1, 2010	August 1, 2009
Raw materials and purchased parts	$9,521	$13,294
Work-in-process	1,903	1,929
Finished goods	3,616	5,277

	15,040	20,500
Less: allowance for excess and obsolete inventories	(4,642)	(4,496)

Total inventories	$10,398	$16,004

NOTE 4 — PRODUCT WARRANTIES

The Company’s products are covered primarily by one-year warranty plans and in some cases optional extended contracts may be offered covering products for periods up to five years, depending upon the product and contractual terms of sale. The Company establishes allowances for warranties on an aggregate basis for specifically identified, as well as anticipated, warranty claims based on contractual terms, product conditions and actual warranty experience by product line.

The activity in the warranty reserve accounts in the first three and nine months of fiscal 2010 and 2009 is as follows:

	Three Months Ended		Nine Months Ended
	May 1, 2010	May 2, 2009	May 1, 2010	May 2, 2009
Balance at beginning of period	$571	$838	$704	$1,077
Provision for anticipated warranty claims	170	35	206	121
Costs incurred related to warranty claims	(31)	(66)	(104)	(368)
Liability related to discontinued operations	—	—	(97)	—
Effect of foreign currency fluctuations	—	(31)	1	(54)

Balance at end of period	$710	$776	$710	$776

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The liability related to warranties is included in accrued expenses on the accompanying Consolidated Balance Sheets.

NOTE 5 — COMPREHENSIVE LOSS

Comprehensive loss for the Company includes foreign currency translation adjustments and net income reported in the Company’s Consolidated Statements of Operations.

Comprehensive loss for the fiscal 2010 and 2009 periods presented was as follows:

	Three Months Ended		Nine Months Ended
	May 1, 2010	May 2, 2009	May 1, 2010	May 2, 2009
Net income (loss)	$296	$(815)	$(2,005)	$(3,224)
Foreign currency translation adjustments	(1,109)	(684)	(828)	(3,122)

Comprehensive loss	$(813)	$(1,499)	$(2,833)	$(6,346)

NOTE 6 — INCOME (LOSS) PER SHARE

Common shares outstanding exclude 2,182,323 shares of treasury stock for the periods ended May 1, 2010 and May 2, 2009, respectively. The computation of dilutive securities includes the assumed conversion of warrants and director/employee stock options to purchase Company stock if such conversion is dilutive.

	Three Months Ended		Nine Months Ended
	May 1, 2010	May 2, 2009	May 1, 2010	May 2, 2009
Numerator:
Net income (loss)	$296	$(815)	$(2,005)	$(3,224)

Denominator (shares in thousands):
Weighted average number of common shares outstanding used for basic income per share	22,718	22,718	22,718	23,475
Effect of dilutive securities	17	—	—	—

Denominator for diluted income per share	22,735	22,718	22,718	23,475

Income (loss) per common share:
Basic	$0.01	$(0.04)	$(0.09)	$(0.14)

Diluted	$0.01	$(0.04)	$(0.09)	$(0.14)

Antidilutive securities excluded from above computations (shares in thousands):

	Three Months Ended		Nine Months Ended
	May 1, 2010	May 2, 2009	May 1, 2010	May 2, 2009
Director/employee stock options	2,433	2,248	2,558	2,248
Warrants	—	315	—	447

NOTE 7 — SHORT-TERM CREDIT FACILITIES AND LONG-TERM DEBT

Short-term credit facilities are summarized as follows:

Revolving lines of credit

	May 1, 2010	August 1, 2009
Domestic	$—	$7,400
Foreign	74	92

	$74	$7,492

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Long-term debt at May 1, 2010 and August 1, 2009 is summarized as follows:

	May 1, 2010	August 1, 2009
Foreign capital lease obligations	$1,512	$1,931
Foreign credit facilities	911	1,585
Foreign Italian government loans	163	522

Total long-term debt	2,586	4,038
Less current portion of long-term debt	(1,430)	(1,653)

Long term debt, less current portion	$1,156	$2,385

On January 12, 2010, the Company terminated its credit facility with Capital One. As of August 1, 2009, the Company had approximately $1,600 of availability under the Capital One Facility.

Management believes that funds generated from operations, together with current cash and cash equivalents, will be adequate to sustain its operations, including anticipated capital expenditures for the next 12 months. Additionally, management believes that if additional U.S. financing is needed, the Company will be able to obtain new asset based financing for its U.S. subsidiary, secure a mortgage on the building owned by the U.S. subsidiary or dividend necessary funds from the foreign subsidiary.

The Company’s Villa subsidiary maintains short-term credit facilities which are renewed annually with Italian banks. The current balance due on these credit facilities at May 1, 2010 and August 1, 2009, is $74 and $92, respectively. Available borrowing under the short-term credit facilities is $11,408 and variable interest rates currently range from 3.7% to 14.25%.

In October 2006, Villa entered into a 1,000 Euro loan for financing of R&D projects, which were completed in April 2008. Interest is payable at Euribor plus 1.04 points, currently 1.755%. The note is repayable over a 5-year term. Repayment began in September 2008 and is expected to be completed in September 2011. The note contains a financial covenant which provides that the net equity of Villa cannot fall below 5.0 million Euros. Villa’s net equity at May 1, 2010 was 12.0 million Euros.

In December 2006, Villa entered into a 1,000 Euro loan with interest payable at Euribor 3 months plus 0.95 points, currently 1.656%. The loan is repayable over a 4 year period ending in December 2010. Villa is also a party to two Italian government long-term loans with a fixed interest rate of 3.425% with principal payable annually through maturity in February and September 2010. At May 1, 2010, total principal due is 0.2 million Euro. Villa’s manufacturing facility is subject to a capital lease obligation which matures in March 2011 with an option to purchase. Villa is in compliance with all related financial covenants under these short and long-term financings.

NOTE 8 — SEGMENT INFORMATION

The Company has three reportable segments: Medical Systems Group, Power Conversion Group and Other. The “Other” segment includes unallocated corporate costs. Interim segment information is as follows:

For the three months ended May 1, 2010	Medical Systems Group	Power Conversion Group	Other	Total
Net sales to external customers	$9,872	$3,278	$—	$13,150
Cost of sales	7,952	2,107	—	10,059

Gross margin	1,920	1,171	—	3,091
Operating expenses	1,882	677	235	2,794

Operating income (loss)	$38	$494	$(235)	$297

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

For the three months ended May 2, 2009	Medical Systems Group	Power Conversion Group	Other	Total
Net sales to external customers	$9,106	$2,709	$—	$11,815
Cost of sales	7,401	1,944	—	9,345

Gross margin	1,705	765	—	2,470
Operating expenses	1,545	702	(49)	2,198

Operating income (loss)	$160	$63	$49	$272

For the nine months ended May 1, 2010	Medical Systems Group	Power Conversion Group	Other	Total
Net sales to external customers	$34,316	$8,474	$—	$42,790
Cost of sales	26,785	5,493	—	32,278

Gross margin	7,531	2,981	—	10,512
Operating expenses	5,670	1,918	756	8,344

Operating income (loss)	$1,861	$1,063	$(756)	$2,168

For the nine months ended May 2, 2009	Medical Systems Group	Power Conversion Group	Other	Total
Net sales to external customers	$33,088	$8,629	$—	$41,717
Cost of sales	25,481	5,666	—	31,147

Gross margin	7,607	2,963	—	10,570
Operating expenses	5,409	1,948	3,028	10,385

Operating income (loss)	$2,198	$1,015	$(3,028)	$185

NOTE 9 — STOCK OPTION PLAN AND WARRANTS

During the first quarter of fiscal year 2010, the Company granted options to purchase 100,000 common shares under the 2007 Incentive Stock Plan at an exercise price of $0.51 per share. The options under these grants vest 25% immediately and 25% per year over the next three years. The aggregate fair value of these options was $34. During the second quarter of fiscal year 2010, the Company granted options to purchase 310,000 common shares under the 2007 Incentive Stock Plan at an exercise price of $0.65 per share. The options under these grants vest 25% immediately and 25% per year over the next three years. The aggregate fair value of these options was $133. The fair values of these grants awarded were determined using the following assumptions in the Black-Scholes model: an estimated life of seven years, volatility of approximately 66% to 69%, risk free interest rate of 3.2% to 3.5%% and the assumption that no dividends will be paid.

In the third quarter of fiscal 2010 and 2009, the Company recorded $79 and $86, respectively, of compensation expense related to stock options. In the nine months ended May 1, 2010 and May 2, 2009, the Company recorded $204 and $254, respectively, of compensation expense related to stock options. There were no exercises of stock options during the first nine months of fiscal 2010.

The warrants expired on March 28, 2009.

Rights Offering – On May 17, 2010, the Company announced that it had filed a registration statement on Form S-1 with the Securities and Exchange Commission for a rights offering to its existing shareholders which has not yet become effective. Assuming the rights offering is fully subscribed, the Company will receive gross proceeds of approximately $15 million, less expenses of the rights offering. The net proceeds will be used for potential working capital needs and general corporate purposes. The Company may use a portion of the proceeds to acquire or invest in businesses, products and technologies complementary with its existing businesses.

However, the Company has no definitive agreements, nor is the Company engaged in any preliminary discussions to acquire or invest in any business, product or technology nor have we identified any specific transaction to pursue. The securities described in the registration statement on Form S-1 may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10 — CONTINGENCIES

The information set forth under Part II, Item 1 contained in the “Legal Proceedings” is incorporated herein by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

(in thousands)
SEC Registration Fee	$1
Subscription Agent Fees and Expenses	30
Information Agent Fees and Expenses	25
Legal Fees and Expenses	120
Investment Bank Fees	30
Accounting Fees and Expenses	30
Costs of Printing	15
Miscellaneous Expenses	15

Total	$266

ITEM 14.	Indemnification of Directors and Officers

Reference is made to the provisions of Sections 721 through 726 of the New York Business Corporation Law (the “BCL”), which provides for indemnification of officers and directors in certain transactions. Article V of Del Global’s By-Laws and Articles XI(b) and XII of Del Global’s Charter provide for indemnification of directors and officers to the fullest extent permitted by the BCL.

The BCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys’ fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in for a purpose which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification may be made to or on behalf of any officer or director if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action being adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

The BCL provides that the indemnity obligations of a corporation shall only arise if authorized (i) by the board of directors acting by a quorum consisting of directors who are not parties to the proceeding upon a finding that the officer or director has met the applicable standard of conduct, or (ii) if a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs; (A) by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances, or (B) by the stockholders upon a finding that the officer or director has met the applicable standard of conduct. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity. We also are authorized under our By-Laws to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers.

We have also entered into a Management Services Agreement with SP Corporate Services LLC which provides, among other things, for advancement and indemnification of John J. Quicke and SP Corporate Services LLC (and its officers, directors, employees or agents), against all expenses reasonably incurred in investigating or defending against any claim or alleged claim of any nature resulting from his, or its, as the case may be, provision of services to Del Global.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

Except as otherwise indicated, the exhibits listed below are filed as part of this registration statement. References to exhibits or other filings under the caption “Location” indicate that that exhibit or other filing has been filed, that the indexed exhibit and the exhibit referred to are the same, and that the exhibit referred to is incorporated by reference.

Exhibit Number	Description of Document

2.1	Stock Purchase Agreement (related to the acquisition of Villa Sistemi Medicali S.p.A.) dated as of December 28, 1999. Filed as Exhibit 2.1 to Del Global Technologies Corp. Current Report on Form 8-K dated May 4, 2000 and incorporated herein by reference.

2.2	Asset Purchase Agreement dated as of October 1, 2004 by and between Spellman High Voltage Electronics Corporation and Del Global Technologies Corp. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed October 7, 2004 and incorporated herein by reference.

3.1	Certificate of Incorporation dated October 25, 1954. Filed as Exhibit to Del Electronics Corp. Registration Statement on Form S-1 (No. 2-16839) and incorporated herein by reference.

3.2	Certificate of Amendment of Certificate of Incorporation dated January 26, 1957. Filed as Exhibit to Del Electronics Corp. Registration Statement on Form S-1 (No. 2-16839) and incorporated herein by reference.

3.3	Certificate of Amendment of Certificate of Incorporation dated July 12, 1960. Filed as Exhibit to Del Electronics Corp. Registration Statement on Form S-1 (No. 2-16839) and incorporated herein by reference.

3.4	Certificate of Amendment of Certificate of Incorporation dated March 18, 1985. Filed as Exhibit 3.5 to Del Electronics Corp. Form 10-K for the year ended August 2, 1989 and incorporated herein by reference.

3.5	Certificate of Amendment of Certificate of Incorporation dated January 19, 1989. Filed as Exhibit 4.5 to Del Electronics Corp. Form S-3 (No. 33-30446) filed August 10, 1989 and incorporated herein by reference.

3.6	Certificate of Amendment of the Certificate of Incorporation of Del Electronics Corp., dated February 5, 1991. Filed with Del Electronics Corp. Proxy Statement dated January 22, 1991 and incorporated herein by reference.

3.7	Certificate of Amendment of the Certificate of Incorporation of Del Electronics Corp. dated February 14, 1996. Filed as Exhibit 3.6 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 1, 1998 and incorporated herein by reference.

3.8	Certificate of Amendment of Certificate of Incorporation of Del Global Technologies Corp. dated February 13, 1997. Filed as Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended February 1, 1997 and incorporated herein by reference.

3.9	Amended and Restated By-Laws of Del Global Technologies Corp. Filed as Exhibit 3.1 to Current Report on Form 8-K dated September 5, 2001 and incorporated herein by reference.

3.10	Amendment No. 1 to the Amended and Restated By-Laws of Del Global Technologies Corp. dated July 17, 2003. Filed as Exhibit 3.01 to Current Report on Form 8-K dated July 30, 2003 and incorporated herein by reference.

3.11	Certificate of Amendment at the Certificate of Incorporation of Del Global Technologies Corp. dated November 17, 2006. Filed as Exhibit 3.01 to Current Report on Form 8-K filed November 22, 2006 and incorporated herein by reference.

3.12	Amendment No. 2 to the Amended and Restated By-Laws of Del Global Technologies Corp. dated December 5, 2007. Filed as Exhibit 3.1 to Current Report on Form 8-K dated December 6, 2007 and incorporated herein by reference.

4.1	INTENTIONALLY OMITTED.

4.2	INTENTIONALLY OMITTED.

4.8	Warrant Certificate of Laurence Hirschhorn. Filed as Exhibit 4.1 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 and incorporated herein by reference.

4.9	Warrant Certificate of Steven Anreder. Filed as Exhibit 4.2 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 and incorporated herein by reference.

4.10	Warrant Certificate of UBS Capital S.p.A. dated as of December 28, 1999. Filed as Exhibit 4 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 and incorporated herein by reference.

4.11*	Del Global Technologies Corp. Amended and Restated Stock Option Plan (as adopted effective as of January 1, 1994 and as amended December 14, 2000). Filed as Exhibit 4.11 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 3, 2002 and incorporated herein by reference.

4.12*	Stock Purchase Plan. Filed as Exhibit 4.9 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 29, 1989 and incorporated herein by reference.

4.13*	Option Agreement, substantially in the form used in connection with options granted under the Plan. Filed as Exhibit 4.8 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 29, 1989 and incorporated herein by reference.

4.14*	Option Agreement dated as of December 28, 1999. Filed as Exhibit 4.2 to Del Global Technologies Corp. Current Report on Form 8-K dated May 4, 2000 and incorporated herein by reference.

4.15	Warrant Agreement substantially in the form used for 1,000,000 warrants issued in connection with the settlement of the Class Action Lawsuit on January 29, 2002. Filed as Exhibit 10.12 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 3, 2002 and incorporated herein by reference.

4.16*	Amendment No. 1 dated July 17, 2003 to the Del Global Technologies Corp. Amended and Restated Stock Option Plan (as adopted effective as of January 1, 1994 and as amended December 14, 2000). Filed as Exhibit 4.1 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarterly period ended November 1, 2003 and incorporated herein by reference.

4.17*	Amendment No. 2 dated July 7, 2005 to the Del Global Technologies Corp. Amended and Restated Stock Option Plan (as adopted effective as of January 1, 1994 and as amended December 14, 2000 and July 17, 2003). Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K dated July 7, 2005 and incorporated herein by reference.

4.18	Stock Purchase Agreement dated as of December 22, 2005 by and among Del Global Technologies Corp. and Mr. Giuseppe Carmelo Ammendola, Mr. Emilio Bruschi, Mr. Roberto Daglio and Mr. Luigi Emmanuele Filed as Exhibit 10.1 to Del Global Technologies Corp. Current Report on Form 8-K filed December 28, 2005 and incorporated herein by reference.

4.19	Rights Agreement, dated as of January 22, 2007, and between Del Global Technologies Corp. and Mellon investor Services LLC, as rights agent (including as Exhibit A the Form of Right Certificate and as Exhibit B the Summary of Rights to Purchase Common Stock). Filed as Exhibit 4.1 to Del Global Technologies Corp. Current Report on Form 8-K filed January 23, 2007 and incorporated herein by reference.

4.20	Joinder Agreement, dated June 27, 2007, between Del Global Technologies Corp. and Continental Stock Transfer & Trust Company. Filed as Exhibit 4.1 to Del Global Technologies Corp. Current Report on Form 8-K filed June 27, 2007 and incorporated herein by reference.

4.21	First Amendment to Rights Agreement dated as of November 26, 2008 by and between Del Global Technologies Corp. and Continental Stock Transfer & Trust Company, as rights agent. Filed as Exhibit 4.1 to Del Global Technologies Corp. Current Report on Form 8-K filed November 26, 2008 and incorporated herein by reference.

4.22*	2007 Incentive Stock Plan, dated February 22, 2007. Filed as Exhibit 4.21 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended July 28, 2007 and incorporated herein by reference.

5.1**	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

8.1**	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP as to certain tax matters

10.2	INTENTIONALLY OMITTED.

10.3	INTENTIONALLY OMITTED.

10.4	INTENTIONALLY OMITTED.

10.5	INTENTIONALLY OMITTED.

10.6	INTENTIONALLY OMITTED.

10.7	Lease Agreement dated April 7, 1992 between Messenger Realty and Del Electronics Corp. Filed as Exhibit 6(a) to Del Electronics Corp. Quarterly Report on Form 10-Q for the quarter ended May 2, 1992 and incorporated herein by reference.

10.8	Lease and Guaranty of Lease dated May 25, 1994 between Leshow Enterprises and Bertan High Voltage Corp. Filed as Exhibit 2.5 to Del Electronics Corp. Current Report on Form 8-K dated June 10, 1994 and incorporated herein by reference.

10.9	Lease dated January 4, 1993 between Curto Reynolds Oelerich Inc. and Del Medical Imaging Corp. (formerly known as Gendex-Del Medical Imaging Corp.). Filed as Exhibit 10.21 to the Del Global Technologies Corp. Registration Statement on Form S-2 (No. 333-2991) dated April 30, 1997 and incorporated herein by reference.

10.10	Loan and Security Agreement dated June 10, 2002, in the principal amount of $10,000,000, between Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and Transamerica Business Capital Corporation. The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the SEC upon request. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed on November 4, 2002 and incorporated herein by reference.

10.11	Subordinated Promissory Note substantially in the form used for a total principal amount of $2 million issued in connection with the settlement of the Class Action Lawsuit on January 29, 2002. Filed as Exhibit 10.11 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 3, 2002 and incorporated herein by reference.

10.12	INTENTIONALLY OMITTED.

10.13*	Executive Employment Agreement dated May 1, 2001, by and between Del Global Technologies Corp. and Samuel E. Park. Filed as Exhibit 99.1 to Del Global Technologies Corp. Current Report on Form 8-K filed on August 1, 2001 and incorporated herein by reference.

10.14*	Change of Control Agreement substantially in the form used by the Company for the current executive officers as named in Item 11, except for Samuel E. Park (see Exhibit 10.13). Filed as Exhibit 10.14 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 3, 2002 and incorporated herein by reference.

10.15	Extension and Modification Agreement (lease agreement) dated as of July 30, 2002 between Praedium II Valhalla LLC and Del Global Technologies Corp. Filed as Exhibit 10.15 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 3, 2002 and incorporated herein by reference.

10.16	Grant Decree No. 0213 between the Ministry of Industry, Trade and Handicrafts and Villa Sistemi Medicali S.p.A. dated September 6, 1995. Filed as Exhibit 10.16 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 3, 2002 and incorporated herein by reference.

10.17	Financial Property Lease Contract no. 21136 dated March 30, 2000 between ING Lease (Italia) S.p.A. and Villa Sistemi Medicali S.p.A. Filed as Exhibit 10.17 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 3, 2002 and incorporated herein by reference.

10.18	Declaration of Final Obligation between the Ministry of Productive Industry and Villa Sistemi Medicali S.p.A. dated May 6, 2002. Filed as Exhibit 10.18 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 3, 2002 and incorporated herein by reference.

10.19	Private Contract between Banca Mediocredito S.p.A and Villa Sistemi Medicali S.p.A. dated November 4, 1998 in the principal amount of 3 billion Lire. Filed as Exhibit 10.19 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 3, 2002 and incorporated herein by reference.

10.20*	Change of Control Agreement as approved by the Board of Directors on October 24, 2002, substantially in the form used by its current executive officers (in the case of Walter F. Schneider, as amended pursuant to Exhibit 10.22 hereof). Filed as Exhibit 10.20 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 3, 2002 and incorporated herein by reference.

10.21	Waiver and First Amendment to Loan and Security Agreement dated as of November 1, 2002 among Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and Transamerica Business Capital Corporation. Filed as Exhibit 99.02 to Del Global Technologies Corp. Current Report on Form 8-K filed on November 4, 2002 and incorporated herein by reference.

10.22	Second Amendment to the Loan and Security Agreement dated December 17, 2002 among Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and Transamerica Business Capital Corporation. Filed as Exhibit 10.1 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarter ended November 2, 2002 and incorporated herein by reference.

10.23	Settlement Agreement and Release dated March 10, 2003 by and between Del Global Technologies Corp. and its affiliates, subsidiaries, present and former directors, officers, agents, accountants, attorneys, stockholders, predecessors and the agents and attorneys of its present and former directors, and Leonard A. Trugman and each of his heirs, administrators, liquidators, executors, successors, and assigns. Filed as Exhibit 10.22 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarter ended February 1, 2003 and incorporated herein by reference.

10.24	Separation Agreement and General Release of Claims dated April 9, 2003, by and between James M. Tiernan and Del Global Technologies Corp. Filed as Exhibit 99.01 to Del Global Technologies Corp. Amendment to Current Report on Form 8-K/A filed on April 23, 2003 and incorporated herein by reference.

10.25	Separation Agreement and General Release of Claims dated April 9, 2003, by and between David Michael, David Michael & Co., P.C. and Del Global Technologies Corp. Filed as Exhibit 99.02 to Del Global Technologies Corp. Amendment to Current Report on Form 8-K/A filed on April 23, 2003 and incorporated herein by reference.

10.26	Form of Indemnification Agreement. Filed as Exhibit 10.22 to Del Global Technologies Corp. Amendment #1 to Registration Statement on Form S-1/A, filed on May 1, 2003 and incorporated herein by reference.

10.27	Amendment to Executive Employment Agreement dated May 28, 2003 by and between Del Global Technologies Corp. and Samuel E. Park. Filed as Exhibit 10.23 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2003 and incorporated herein by reference.

10.28	Amendment dated October 10, 2003 to Change of Control Agreement for Walter F. Schneider filed as Exhibit 10.28 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 2, 2003 and incorporated herein by reference.

10.29	Waiver and Third Amendment to the Loan and Security Agreement dated as of October 30, 2003, among Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and Transamerica Business Capital Corporation filed as Exhibit 10.29 to Del Global Technologies Corp. Annual Report on Form 10-K for the year ended August 2, 2003 and incorporated herein by reference.

10.30	Waiver, Consent and Fourth Amendment to the Loan and Security Agreement dated as of March 12, 2004, by and among Del Global Technologies Corp. and General Electric Capital Corporation, as successor by assignment to Transamerica Business Corporation. Filed as Exhibit 10.30 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2004 and incorporated herein by reference.

10.31*	Letter Agreement dated as of February 10, 2003 between Mark Koch and Del Global Technologies Corp. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed August 27, 2004 and incorporated herein by reference.

10.32	Non-Competition Agreement dated as of September 8, 2004 by and between Del Global Technologies Corp. and Walter F. Schneider. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed September 10, 2004 and incorporated herein by reference.

10.33	Separation Agreement and Release dated as of September 1, 2004 between Del Global Technologies Corp. and Thomas V. Gilboy. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed September 15, 2004 and incorporated herein by reference.

10.34	Amendment No. 1 dated as of September 15, 2004 to the Letter Agreement dated February 10, 2003 between Mark Koch and Del Global Technologies Corp. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed September 20, 2004 and incorporated herein by reference.

10.35	Loan Agreement dated as of September 23, 2004 between Del Global Technologies Corp. (“Del Global”) and Villa Sistemi Medicali S.p.A., a subsidiary of Del Global. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed September 28, 2004 and incorporated herein by reference.

10.36	Waiver, Consent and Fifth Amendment to the Loan and Security Agreement dated as of September 23, 2004, by and among Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and General Electric Capital Corporation, as successor by assignment to Transamerica Business Capital Corporation. Filed as Exhibit 99.02 to Del Global Technologies Corp. Current Report on Form 8-K filed September 28, 2004 and incorporated herein by reference.

10.37	Settlement Agreement dated as of September 30, 2004, by and among the United States of America, on behalf of the Department of Defense, acting through the United States Attorney’s Office for the Eastern District of New York, Del Global Technologies Corp. and RFI Corporation. Current Report on Form 8-K filed October 5, 2004 and incorporated herein by reference.

10.38	Assignment, Assumption and Amendment of Lease dated as of October 1, 2004 among DP 16, LLC, Del Global Technologies Corp. and Spellman High Voltage Electronics Corporation. Filed as Exhibit 99.02 to Del Global Technologies Corp. Current Report on Form 8-K filed October 7, 2004 and incorporated herein by reference.

10.39	First Amendment to Villa Loan Agreement dated October 22, 2004 between Del Global Technologies Corp and Villa Sistemi Medicali, S.p.A filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed October 26, 2004 and incorporated herein by reference.

10.40	Sixth Amendment to the Loan and Security Agreement dated as of October 25, 2004 by and among Del Global Technologies Corp, Bertan High Voltage Corp, RFI Corporation and Del Medical Imaging Corp (Borrowers) and General Electric Capital Corporation as successor to Transamerica Business Capital Corporation filed as Exhibit 99.02 to Del Global Technologies Corp. Current Report on Form 8-K filed October 26, 2004 and incorporated herein by reference.

10.41	Consent and Seventh Amendment to the Loan and Security Agreement dated as of February 2, 2005, among Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and GE Business Capital Corporation F/K/A Transamerica Business Capital Corporation filed as Exhibit 99.1 to Del Global Technologies Corp. Current Report on Form 8-K filed February 7, 2005 and incorporated herein by reference.

10.42	Administrative Agreement dated as of April 1, 2005 between Del Global Technologies Corp., RFI Corporation and the Defense Logistics Agency. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed April 5, 2005 and incorporated herein by reference.

10.43	Consent and Eighth Amendment to the Loan and Security Agreement dated as of April 5, 2005, among Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and GE Business Capital Corporation F/K/A Transamerica Business Capital Corporation filed as Exhibit 99.02 to Del Global Technologies Corp. Current Report on Form 8-K filed April 5, 2005 and incorporated herein by reference.

10.44*	Senior Management Incentive Plan filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed May 3, 2005 and incorporated herein by reference.

10.45*	Severance Benefits Letter Agreement dated as of May 23, 2005 between Del Global Technologies Corp. and Walter F. Schneider. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed May 25, 2005 and incorporated herein by reference.

10.46*	Severance Benefits Letter Agreement dated as of May 23, 2005 between Del Global Technologies Corp. and Mark A. Koch. Filed as Exhibit 99.02 to Del Global Technologies Corp. Current Report on Form 8-K filed May 25, 2005 and incorporated herein by reference.

10.47	Separation Agreement and Release dated as of April 1, 2005 between Del Global Technologies Corp. and Edward Ferris filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed June 6, 2005 and incorporated herein by reference.

10.48	Waiver and Ninth Amendment to the Loan and Security Agreement dated as of June 9, 2005, among Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and GE Business Capital Corporation F/K/A Transamerica Business Capital Corporation filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed June 9, 2005 and incorporated herein by reference.

10.49	Loan and Security Agreement dated as of August 1, 2005 among Del Global Technologies Corp., RFI Corporation, Del Medical Imaging Corp. and North Fork Business Capital Corporation. Filed as Exhibit 10.01 to Del Global Technologies Corp. Current Report on Form 8-K filed August 3, 2005 and incorporated herein by reference.

10.50	Second Amendment to Villa Loan Agreement dated August 1, 2005 between Del Global Technologies Corp and Villa Sistemi Medicali, S.p.A filed as Exhibit 10.02 to Del Global Technologies Corp. Current Report on Form 8-K filed August 3, 2005 and incorporated herein by reference.

10.51	Waiver and First Amendment to the Loan and Security Agreement dated as of December 12, 2005 among Del Global Technologies Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and North Fork Business Capital Corporation. Filed as Exhibit 10.51 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarterly period ended October 29, 2005 and incorporated herein by reference.

10.52	Waiver to the Loan and Security Agreement dated as of March 14, 2006 among Del Global Technologies Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and North Fork Business Capital Corporation. Filed as Exhibit 10.52 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarterly period ended January 28, 2006 and incorporated herein by reference.

10.53*	Separation Agreement and Release dated as of March 21, 2006 by and between Del Global Technologies Corp. and Christopher N. Japp. Filed as Exhibit 99.1 to Del Global Technologies Corp. Current Report on Form 8-K filed March 24, 2006 and incorporated herein by reference.

10.54	Waiver to the Loan and Security Agreement dated as of June 13, 2006 by and among Del Global Technologies Corp., Del Medical Imaging Corp., RFI Corporation (Borrowers) and North Fork Business Capital Corporation. Filed as Exhibit 10.53 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarterly period ended April 29, 2006 and incorporated herein by reference.

10.55	Consulting Agreement dated as of June 14, 2006 by and between Del Global Technologies Corp. and Lumina Group LLC. Filed as Exhibit 99.1 to Del Global Technologies Corp. Current Report on Form 8-K filed June 30, 2006 and incorporated herein by reference.

10.56	Second Amendment to the Loan and Security Agreement dated as of June 30, 2006 among Del Global Technologies Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and North Fork Business Capital Corporation. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed July 7, 2006 and incorporated herein by reference.

10.57*	Separation Agreement and Release dated as of July 24, 2006 by and between Del Global Technologies Corp. and Walter F. Schneider. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed July 24, 2006 and incorporated herein by reference.

10.58*	Letter Agreement dated as of August 31, 2006 between Del Global Technologies Corp. and James A. Risher. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed August 31, 2006 and incorporated herein by reference.

10.59*	Letter Agreement dated as of August 30, 2006 between Del Global Technologies Corp. and Mark Zorko. Filed as Exhibit 99.02 to Del Global Technologies Corp. Current Report on Form 8-K filed August 31, 2006 and incorporated herein by reference.

10.60	Full-Time Permanent Engagement Resources Agreement dated as of August 21, 2006 between Del Global Technologies Corp. and Tatum, LLC. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed August 31, 2006 and incorporated herein by reference.

10.61*	Separation Agreement and Release dated as of September 7, 2006 by and between Del Global Technologies Corp. and Mark A. Koch. Filed as Exhibit 99.01 to Del Global Technologies Corp. Current Report on Form 8-K filed September 7, 2006 and incorporated herein by reference.

10.62	Waiver and Third Amendment to the Loan and Security Agreement dated as of October 25, 2006 by and among Del Global Technologies Corp., Del Medical Imaging Corp., RFI Corporation (Borrowers) and North Fork Business Capital Corporation. Filed as Exhibit 10.62 to Del Global Technologies Corp. Annual Report on Form 10-K filed October 27, 2006 and incorporated herein by reference.

10.63	Waiver and Fourth Amendment to the Loan and Security Agreement dated as of December 6, 2006 by and among Del Global Technologies Corp., Del Medical Imaging Corp., RFI Corporation (Borrowers) and North Fork Business Capital Corporation. Filed as Exhibit 10.63 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarterly period ended October 28, 2006 and incorporated herein by reference.

10.64	Amendment No. 5 dated as of January 18, 2007 to the Loan and Security Agreement by and among the registrant, RFI Corporation, Del Medical Imaging Corp. and North Fork Business Capital Corporation, dated as of August 1, 2005. Filed as Exhibit 99.02 to Del Global Technologies Corp. Current Report on Form 8-K filed January 23, 2007 and incorporated herein by reference.

10.65	Amended and Restated Loan Agreement, dated as of May 25, 2007, among Del Global Technologies Corp., RFI Corporations, Del Medical Imaging Corp. and North Fork Business Capital Corporation. Filed as Exhibit 10.1 to Del Global Technologies Corp. Current Report on Form 8-K filed June 4, 2007 and incorporated herein by reference.

10.66*	Letter Agreement dated as of September 19, 2007 between Del Global Technologies Corp. and James A. Risher. Filed as Exhibit 10.1 to Del Global Technologies Corp. Current Report on Form 8-K filed September 20, 2007 and incorporated herein by reference.

10.67	First Amendment dated September 3, 2008, to the Amended and Restated Loan and Security Agreement by and among the Del Global Technologies Corp., Del Medical Imaging Corp., RFI Corporation and North Fork Business Capital Corporation, now known as Capital One Leveraged Finance Corp., dated as of May 25, 2007. Filed as Exhibit 10.1 to Del Global Technologies Corp. Current Report on Form 8-K filed September 5, 2008 and incorporated herein by reference.

10.68*	Letter Agreement dated as of September 16, 2008 between Del Global Technologies Corp. and James A. Risher. Filed as Exhibit 10.1 to Del Global Technologies Corp. Current Report on Form 8-K filed September 17, 2008 and incorporated herein by reference.

10.69*	Management Services Agreement, dated as of September 1, 2009, by and between Del Global Technologies Corp. and SP Corporate Services, LLC. Filed as Exhibit 10.1 to Del Global Technologies Corp. Current Report on Form 8-K filed October 15, 2009 and incorporated herein by reference.

10.70	Waiver, Consent and Second Amendment dated as of November 3, 2009, to the Amended and Restated Loan and Security Agreement, dated as of May 25, 2007, among the Del Global Technologies Corp., RFI Corporation, Del Medical Imaging Corp. and Capital One Leveraged Finance Corp. formerly known as North Fork Business Capital Corporation. Filed as Exhibit 10.1 to Del Global Technologies Corp. Current Report on Form 8-K filed November 6, 2009 and incorporated herein by reference.

10.71	Asset Acquisition Agreement dated as of November 24, 2009 by and among Del Global Technologies Corp., Del Medical Imaging Corp., Del Medical, Inc. and U.M.G. Inc. Filed as Exhibit 10.1 to Del Global Technologies Corp. Current Report on Form 8-K filed December 1, 2009 and incorporated herein by reference.

21.1***	List of Subsidiaries

23.1**	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP).

23.2**	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1)

23.3**	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 8.1)

24.1***	Power of Attorney

99.1***	Form of Subscription Certificate

99.2***	Notice of Guaranteed Delivery

99.3***	Letter to Shareholders who are Record Holders

99.4***	Letter to Shareholders who are Beneficial Holders

99.5***	Letter to Clients of Shareholders who are Beneficial Holders

99.6***	Nominee Holder Certification Form

99.7***	Beneficial Owner Election Form

*	Represents a management contract or compensatory plan or arrangement.
**	Filed herewith
***	Previously filed
****	To be filed by amendment

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B (Section 230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bay Shore, state of New York, on August 25, 2010.

DEL GLOBAL TECHNOLOGIES CORP.

By:	/s/ John J. Quicke
Name:	John J. Quicke
Title:	President and Chief Executive Officer

By:	/s/ Mark A. Zorko
Name:	Mark A. Zorko
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ JOHN J. QUICKE John J. Quicke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 25, 2010

/S/ MARK A. ZORKO Mark A. Zorko	Chief Financial Officer (Principal Financial and Accounting Officer)	August 25, 2010

* James R. Henderson	Chairman of the Board	August 25, 2010

* Merrill A. McPeak	Director	August 25, 2010

* T. Scott Avila	Director	August 25, 2010

* James A. Risher	Director	August 25, 2010

*By:	/S/ MARK A. ZORKO Mark A. Zorko Attorney-In-Fact